UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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Ryder System, Inc. 2333 Ponce de Leon Blvd., Suite 700 Coral Gables, Florida 33134

NOTICE OF 2024 ANNUAL MEETING OF SHAREHOLDERS

Date:	May 3, 2024
Time:	10:00 a.m. Eastern Daylight Time
Location:	Hotel Colonnade Coral Gables, 180 Aragon Avenue, Coral Gables, Florida 33134
Purpose:	1. To elect eleven directors for a one-year term expiring at the 2025 Annual Meeting of Shareholders.
2. To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2024 fiscal year.
3. To approve, on an advisory basis, the compensation of our named executive officers.
4-5. To vote, on an advisory basis, on shareholder proposals.
6. To consider any other business that is properly presented at the meeting.
Who May Vote:	You may vote if you were a record owner of our common stock at the close of business on March 4, 2024.
Proxy Voting:	Your vote is important. You may vote:
• by internet;
• by telephone; or
• by mail, if you received a paper copy of these proxy materials.

By order of the Board of Directors,

Robert D. Fatovic
Executive Vice President ("EVP"), Chief Legal Officer ("CLO") and Corporate Secretary
Miami, Florida
March 13, 2024
This proxy statement and the form of proxy, along with our Annual Report on Form 10-K for the year ended December 31, 2023, and the shareholder letter, were first sent or given to shareholders on or about March 13, 2024.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON FRIDAY, MAY 3, 2024.
Ryder System, Inc.'s ("Ryder," "RSI" or the "Company") proxy statement and Annual Report on Form 10-K are available online at www.ProxyVote.com.

Ryder System, Inc. | 2024 Proxy Statement	i

Proxy Summary

PROXY SUMMARY
This proxy summary provides selected highlights of information contained elsewhere in this proxy statement. Please read the entire proxy statement before voting.

ANNUAL MEETING

Date:	May 3, 2024
Time:	10:00 a.m. Eastern Daylight Time
Location:	Hotel Colonnade Coral Gables, 180 Aragon Avenue, Coral Gables, Florida 33134
Record Date:	March 4, 2024
Voting:
Each share of the Company's common stock held by you at the close of business on March 4, 2024 (the "record date") is entitled to one vote on each matter that is properly submitted for a vote at the Annual Meeting.
How:

By Internet	By Phone	By Mail
www.ProxyVote.com	1.800.690.6903	Completing, signing and returning your proxy card

VOTING MATTERS AND BOARD RECOMMENDATIONS

	Matter	Board Recommendation	Page
No. 1	Election of Directors	FOR each director nominee	18
No. 2	Ratification of PricewaterhouseCoopers LLP as Independent Auditor	FOR	25
No. 3	Advisory Vote on Executive Compensation	FOR	58
Nos. 4-5	Advisory Vote on Shareholder Proposals	AGAINST each shareholder proposal	59

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Proxy Summary

2023 RYDER HIGHLIGHTS
Ryder generated positive achievements in 2023, demonstrating strong returns despite a weak freight environment. Under the skilled leadership of our named executive officers ("NEOs"), in 2023 we reported:

$8.73 EPS & $406M NET EARNINGS	$11.8B TOTAL REVENUE	19% ADJUSTED ROE	$2.4B OPERATING CASH FLOW
•Diluted earnings per share ("EPS") from continuing operations of $8.73 •Comparable EPS* of $12.95 •Net earnings of $406M •Comparable EBITDA* of $2.7B	•Total revenue of $11.8B •Operating revenue* increased 2% to $9.5B from prior year of $9.3B	•Strong adjusted ROE* ("ROE")	•Net cash provided by operating activities from continuing operations ("operating cash flow") of $2.4B •Free cash flow* of negative $54M

103% TSR	EXPANDED SUPPLY CHAIN & DEDICATED SERVICES	DRIVING VALUE FOR CUSTOMERS	12 YEARS A WORLD'S MOST ADMIRED COMPANY
•Absolute three-year total shareholder return ("TSR") of 103%, well above respective TSR of S&P 400 MidCap (+26%) and Dow Jones Transportation average (+32%)	•Acquired Impact Fulfillment Services, adding contract packaging and manufacturing capabilities •Acquired Cardinal Logistics in Q1 2024, expanding customized dedicated transportation solutions	•Achieved positive overall score on customer engagement surveys across all businesses.	•Selected by FORTUNE magazine as one of the World's Most Admired Companies® for 12th consecutive year

For more information relating to the Company's 2023 financial performance, please review our 2023 Annual Report on Form 10-K.
* Comparable EBITDA, comparable EPS, free cash flow, operating revenue and ROE are non-GAAP financial measures. For a reconciliation of net earnings to comparable EBITDA, diluted earnings per share from continuing operations to comparable earnings per share, cash provided by operating activities from continuing operations to free cash flow, total revenue to operating revenue, and the non-GAAP elements of ROE to the corresponding GAAP measures, as well as the reasons why management believes these measures are useful to shareholders, refer to "Non-GAAP Financial Measures" on pages 44-52 and "Financial Resources and Liquidity" on page 37 of our Annual Report on Form 10-K for the year ended December 31, 2023.

CORPORATE GOVERNANCE HIGHLIGHTS

▶
Independent and Diverse Board; all directors are independent, other than our Board Chair/CEO, and are diverse by experience, skill, gender, race, ethnicity and age, with six of our eleven director nominees identifying as women or minorities
▶
Published 2022 Corporate Sustainability Report ("CSR") highlighting environmental, social and governance ("ESG") initiatives and referencing the Global Reporting Initiative ("GRI") Standards 2021, Sustainability Accounting Standards Board ("SASB"), and Task Force on Climate-Related Financial Disclosures ("TCFD")

▶	Strong Lead Independent Director who is highly engaged and skilled, with authority to call meetings, prepare meeting agendas, and engage with shareholders as appropriate	▶	Strong Board oversight of risk management and strategic planning, with in-depth annual review process and regular updates throughout the year
▶	All independent directors meet in executive sessions without management at each Board meeting	▶	Strong Board oversight of management development and succession planning
▶
Routinely evaluate our governance policies and those of our largest shareholders, and make changes when appropriate; for example, we have adopted meaningful shareholder participation rights, such as written consent, proxy access and special meetings
▶
Frequent shareholder engagement; in 2023, we reached out to holders constituting a majority of our outstanding shares to request feedback on various matters, and as a result management met with several institutional holders

▶	Annual director elections with majority voting standards and regular evaluations of our Board and committees	▶	Robust stock ownership requirements; 6x annual salary or annual retainer for CEO and directors, as applicable, and 3x annual salary for other NEOs
▶	We prohibit our executive officers and directors from hedging or pledging Ryder stock	▶	Robust Principles of Business Conduct and Supplier Code of Conduct

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Proxy Summary

BOARD HIGHLIGHTS

BOARD OF DIRECTORS
Name	Age	Director Since	Professional Background	Independent	Committee Memberships
Robert J. Eck	65	2011	Retired CEO of Anixter International, Inc.	Lead Independent Director	ú Compensation ú Governance (Chair)
Robert A. Hagemann	67	2014	Retired CFO of Quest Diagnostics Incorporated	✓	ú Audit ú Finance
Michael F. Hilton	69	2012	Retired President and CEO of Nordson Corporation	✓	ú Compensation (Chair) ú Governance
Tamara L. Lundgren	66	2012	Chairman, President and CEO of Radius Recycling	✓	ú Audit ú Governance
Luis P. Nieto, Jr.	68	2007	Retired President of the Consumer Foods Group for ConAgra Foods Inc.	✓	ú Compensation ú Finance
David G. Nord	66	2018	Retired Executive Chairman of Hubbell Incorporated	✓	ú Audit (Chair) ú Finance
Robert E. Sanchez	58	2013	Board Chair and CEO of Ryder System, Inc.
Abbie J. Smith	70	2003	Professor of Accounting at the University of Chicago Booth School of Business	✓	ú Audit ú Finance (Chair)
E. Follin Smith	64	2005	Retired EVP, CFO and Chief Administrative Officer of Constellation Energy Group, Inc.	✓	ú Compensation ú Governance
Dmitri L. Stockton	59	2018	Retired Chairman, President and CEO of GE Asset Management	✓	ú Compensation ú Finance
Charles M. Swoboda	57	2022	Retired Chairman, President and CEO of Cree, Inc.	✓	ú Audit ú Governance

10 directors with senior leadership experience	8 directors with financial or accounting background	10 directors with public company experience	7 directors with industry experience	7 directors brand management/corporate strategy/ product development experience	10 directors with business development/M&A experience

EXECUTIVE COMPENSATION HIGHLIGHTS
Compensation Practices

▶	Directly link pay with Company performance; majority of pay in performance-based compensation	▶	Balance between cash and equity that appropriately incentivizes executives to create long-term value
▶	Incentive awards use a variety of distinct metrics with maximum threshold payouts to avoid overemphasis on one metric or excessive risk taking	▶	Three-year performance periods and targets for long-term performance-based awards
▶	Incentive awards include double trigger and clawback provisions	▶	Annual say-on-pay vote; last year we received 95% support for compensation paid to our executives
▶	No tax gross-ups or excessive parachute payments for equity awards	▶	Engage an independent compensation consultant to evaluate executive compensation
Key 2023 Compensation Actions

▶	Most total direct compensation was performance-based and considered "at risk"; 88% of our CEO's total direct compensation was at risk	▶	All performance-based metrics in Long-Term Incentive Plan ("LTIP") and Annual Incentive Plan ("AIP") have payouts ranging from 0% to 200%
▶	Base salary increases for each NEO as a result of annual salary review process	▶	Continued use of distinct and complimentary metrics in both AIP and LTIP, reflecting shareholder alignment
▶	Adopted recoupment policy in compliance with NYSE listing rules, and maintained separate recoupment policy above and beyond NYSE requirements	▶	Updated severance agreements in line with market practice

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Information About Our Annual Meeting

INFORMATION ABOUT OUR ANNUAL MEETING
You are receiving this proxy statement because you own shares of Ryder common stock that entitle you to vote at the 2024 Annual Meeting of Shareholders (the "Annual Meeting") to be held at the Hotel Colonnade Coral Gables, 180 Aragon Avenue, Coral Gables, Florida 33134, on Friday, May 3, 2024, at 10:00 a.m. Eastern Daylight Time. Our Board of Directors is soliciting proxies from shareholders who wish to vote at the Annual Meeting. By using a proxy, you can vote even if you do not attend the Annual Meeting. This proxy statement describes the matters on which you are being asked to vote and provides information on those matters so that you can make an informed decision.
At the Annual Meeting, you will be asked to vote on the following five proposals. Our Board's recommendation for each proposal is set forth below.

Proposal		Board Recommendation
No. 1
To elect each of the following eleven directors for a one-year term expiring at the 2025 Annual Meeting of Shareholders: Robert J. Eck, Robert A. Hagemann, Michael F. Hilton, Tamara L. Lundgren, Luis P. Nieto, Jr., David G. Nord, Robert E. Sanchez, Abbie J. Smith, E. Follin Smith, Dmitri L. Stockton and Charles M. Swoboda
FOR each director nominee
No. 2	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2024 fiscal year	FOR
No. 3	To approve, on an advisory basis, the compensation of our named executive officers, which we refer to as "Say on Pay"	FOR
Nos. 4-5	To vote, on an advisory basis, on shareholder proposals	AGAINST each shareholder proposal

If you sign and return your proxy without making any selections, your shares will be voted
"FOR" each of the director nominees in Proposal 1, "FOR" Proposal 2, "FOR" Proposal 3,
"AGAINST" Proposal 4 and "AGAINST" Proposal 5.
If other matters properly come before the Annual Meeting, the proxy holders will have the authority to vote on those matters on your behalf at their discretion. As of the date of this proxy statement, we are not aware of any matters that will come before the Annual Meeting other than those disclosed in this proxy statement.

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Corporate Governance Framework

CORPORATE GOVERNANCE FRAMEWORK
Governance Framework
We maintain a Governance page in the Investors area of our website, at https://investors.ryder.com, which includes:
Corporate Governance Guidelines that set forth our governance principles relating to the below, among other things:
•Role and function of the Board, including oversight of risk management, Chief Executive Officer ("CEO") and management succession, CEO evaluation and compensation, among other matters
•Structure and leadership of the Board, including Board size/composition and Chair and Lead Independent Director duties
•Board's annual strategic direction review to discuss the Company's strategic plan
•Director selection and qualifications, including director independence requirements
•Board and committee meetings and evaluations, including outside director sessions and committee rotations
•Director compensation and resignation policy
Principles of Business Conduct that apply to our officers, employees and Board members, and which cover all areas of professional conduct, including conflicts of interest, confidentiality, compliance with law, and mechanisms to report known or suspected wrongdoing. Any waivers granted to Board members or our executive officers by the Corporate Governance and Nominating Committee (the "Governance Committee") will be posted on our website or disclosed in a public filing made with the Securities and Exchange Commission (the "SEC").
Our Governance page also includes our: By-Laws; Human Rights Statement; Related Person Transactions Policy; Political Contributions Policy; Political Contributions Report; Committee Charters; director background/experience; and Board contact information.
Sustainability Framework
We also have various environmental, social and governance initiatives that are discussed in our sustainability reports, found on the Sustainability page in the Investors area of our website, at https://investors.ryder.com:
•Our 2022 CSR, which, among other topics, discusses the results of our ESG materiality assessment conducted by a third party, as well as our governance of environmental, social and governance matters;
•Our 2023 CDP Climate Change Response; and
•Other Recent Sustainability Reporting, which provides past CSR and CDP Climate Change Response reports.
In recognition of our strong governance, innovativeness, and the quality of our management team, among other factors, we were named by FORTUNE magazine as one of the World's Most Admired Companies® for the 12th consecutive year, ranking as one of the top three companies within the Trucking, Transportation & Logistics category in 2024. Newsweek magazine also named us as one of America's Greatest Workplaces for Diversity in 2024 and as one of the Most Trustworthy Companies in America in 2023, with Ryder recognized among the top companies in the Transport, Logistics & Packaging category.

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Board of Directors

BOARD OF DIRECTORS

Director Independence
10 of 11 Directors are Independent
Independence Standards
It is our policy that a substantial majority of the members of our Board, and all of the members of our Audit Committee, Compensation Committee, Governance Committee and Finance Committee, qualify as independent under the New York Stock Exchange ("NYSE") corporate governance listing standards.
To assist in making independence determinations, our Board has adopted director independence standards, which are included as part of our Corporate Governance Guidelines and are available on our Investors website, at https://investors.ryder.com. In the ordinary course of business, transactions may occur between Ryder and entities that some of our directors are or have been affiliated. Our director independence standards set forth certain transactions or relationships that the Board has determined will not, by themselves, be deemed to create a material relationship for the purpose of determining director independence. However, the Board will consider all relationships and transactions with our directors, even those that meet these standards, to determine whether the particular facts or circumstances of the relationship or transaction would impair the director's independence.
2023 Independence Review
The Board determined that each director of our Board (other than our Board Chair and CEO, Mr. Sanchez) is independent. To determine director independence, an evaluation of director questionnaires that ask about any relationships with the Company is performed. This evaluation is conducted in accordance with our Corporate Governance Guidelines and is designed to identify and evaluate any transactions or relationships between a director or any member of his or her immediate family and the Company or members of our senior management.
In connection with its evaluation of director independence, our Board identified and reviewed any transactions that occurred during 2023 between Ryder and companies where our directors or family members of our directors serve as officers. For example, Ms. Lundgren currently serves as an executive officer of a company that rents vehicles or receives other services from Ryder. After a thorough review, we found that all transactions between us and the relevant company were made in the ordinary course of business and negotiated at arm's length. Furthermore, the commercial relationship was below the threshold set forth in our director independence standards (i.e., one percent of such other company’s consolidated gross revenues for such year or $1 million, whichever is greater). As a result, our Board determined that the commercial relationship did not impair the independence of the relevant director.
Additionally, the Board reviewed charitable donations and contributions made by the Company to tax-exempt organizations where our directors serve as a trustee or director.
Based on its independence review and after considering the transaction described above, the Board determined that each of the following directors (which together constitute all members of the Board other than Mr. Sanchez) is independent: Robert J. Eck, Robert A. Hagemann, Michael F. Hilton, Tamara L. Lundgren, Luis P. Nieto, Jr., David G. Nord, Abbie J. Smith, E. Follin Smith, Dmitri L. Stockton and Charles M. Swoboda. The Board also determined that Mr. Hansel E. Tookes, II, who retired from the Board effective May 5, 2023, was independent. No family relationships exist among our directors and executive officers.

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Board of Directors

SHAREHOLDER ENGAGEMENT AND COMMUNICATIONS WITH THE BOARD
Our Board and management are committed to engaging with our shareholders and obtaining their views and input on performance, governance, environmental and social matters, executive compensation and other issues of interest to our shareholders.
Board-Driven Engagement and Board Reporting. As outlined below, our Governance Committee oversees the shareholder engagement process by reviewing shareholder input and regularly providing updates to the full Board.

Board Assessment and Monitoring	è	Outreach and Engagement	è	Evaluate and Respond
•Shareholder voting results for Ryder and other peer companies
•Shareholder governance and proxy voting policies
•Investor sentiment
•Emerging trends in sustainability, executive compensation and other matters
•Ryder governance policies and practices

•Ryder's Board Chair/CEO, CFO, CLO/Corporate Secretary, and VP of Investor Relations regularly meet with shareholders to actively solicit input on a range of issues
•Independent Board members, such as our Lead Independent Director or a committee chair, may participate as appropriate
•Feedback is reviewed with our Governance Committee and full Board as appropriate

•Shareholder input is integral to our Board's continuous improvement of governance and executive compensation practices
•Our Board identifies and evaluates consistent feedback raised by shareholders
•Our Board may respond with enhancements to policy, practices and disclosures

Shareholder Communications with the Board. Shareholders and other interested parties can communicate with our independent directors as a group through an external toll-free hotline number at 1-800-815-2830 (7 days a week/24 hours a day), through the Governance page in the Investors area of our website at https://investors.ryder.com, or by mailing their communication to: Ryder System, Inc., Attention: Independent Directors, c/o Corporate Secretary, 6000 Windward Parkway, Alpharetta, GA 30005. Any communications received from interested parties in the matters described above will be collected by our Corporate Secretary and will be periodically, and in any event prior to each regularly scheduled Board meeting, reported to our independent directors. The Corporate Secretary will not forward spam, junk mail, mass mailings, service complaints or inquiries, job inquiries, surveys, business solicitations or advertisements, or patently offensive or otherwise inappropriate materials to the independent directors. The procedures for communicating with our independent directors as a group are available in the Investors area of our website, at https://investors.ryder.com, on the Governance page.
Our Audit Committee has established procedures for the receipt, retention and treatment of complaints regarding questionable accounting, internal control, financial improprieties or auditing matters. Any of our employees or members of the general public may communicate concerns about any of these matters confidentially to any supervisor or manager, the Chief Legal Officer and Corporate Secretary, the Vice President of Internal Audit or the Chief Compliance Officer, or on a confidential or anonymous basis by way of a third party toll-free hotline number (1-800-815-2830), web-based portal (helpline.ryder.com), e-mail (ethics@ryder.com), or via e-mail to members of our Audit Committee (audit@ryder.com). All of these reporting mechanisms are publicized in the Investors area of our website at https://investors.ryder.com, in our Principles of Business Conduct, through in-person and online compliance training, and location posters. Upon receipt of a complaint or concern, a determination will be made whether it pertains to accounting, internal control, financial improprieties or auditing matters and, if it does, it will be handled in accordance with the procedures established by the Audit Committee. A summary of all complaints of whatever type received through the reporting mechanisms are reported to the Audit Committee at each regularly scheduled Audit Committee meeting. Matters requiring immediate attention are promptly forwarded to the Chair of the Audit Committee.

BOARD MEETINGS
The Board held five regular meetings in 2023. Each of the directors attended at least 75% of the aggregate number of meetings of the Board and committees on which the director served in 2023. Our independent directors meet in outside director sessions without management present as part of each regularly scheduled Board meeting. Our Lead Independent Director presides over these outside director sessions.
All of our directors attended the 2023 Annual Meeting. We expect all of our directors to attend our 2024 Annual Meeting of Shareholders.

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Board of Directors

BOARD LEADERSHIP STRUCTURE
Ryder combines the positions of Board Chair and CEO. Ryder believes that the CEO, as a Company executive, is in the best position to fulfill the Chair's responsibilities, including those related to identifying emerging issues, communicating essential information to the Board about Ryder's performance and strategies, and proposing agendas for the Board. To enhance the leadership structure of the Board, Ryder also utilizes the role of a strong Lead Independent Director. The Board developed the role of a strong Lead Independent Director to facilitate and strengthen the Board's independent oversight of Company performance, strategy and succession planning, and effective governance standards. Ryder's Corporate Governance Guidelines establish that the Board members shall appoint a Lead Independent Director every five years, although the Board has discretion to deviate from this cycle when it determines it is in the best interests of the Company to do so. Our current Lead Independent Director is Robert J. Eck, who has served in the position since 2020.
The Lead Independent Director's duties include the following:

▶	Call meetings of the Board or of the independent directors, as necessary
▶	Review and approve meeting agendas for the Board, in collaboration with the Chair and CLO/Corporate Secretary, to ensure that topics requested by the independent directors are included
▶	Request and preview information sent to the Board, as necessary
▶	Serve as liaison between Board and management to ensure Board obtains the materials and information it needs
▶	Serve as liaison between Chair and independent directors, and work with the Chair to make sure all director viewpoints are considered and that decisions are appropriately made
▶	Preside at all Board meetings at which the Chair is not present, including outside director sessions of the independent directors (which are held at every regular meeting)
▶	Consult with shareholders on their concerns and expectations, upon request
▶	Engage with other independent directors to identify matters for discussion at outside director sessions
▶	Oversee annual CEO evaluation
▶	Serve as Governance Committee Chair and oversee the Board’s annual evaluation process and the search process for new director candidates

BOARD COMMITTEES
The Board has four standing committees: Audit, Compensation, Corporate Governance and Nominating, and Finance. Each committee evaluates its performance annually. The table below provides 2023 meeting information for each committee and current membership:

The specific powers and responsibilities of the committees are set forth in more detail in their charters, which are available on the Governance page in the Investors area of our website, at https://investors.ryder.com.

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Audit Committee

AUDIT COMMITTEE
Members

David G. Nord (Chair)	Robert A. Hagemann	Tamara L. Lundgren	Abbie J. Smith	Charles M. Swoboda

Key Responsibilities
▶	Approve compensation and evaluate the independence of our independent registered certified public accounting firm
▶	Approve scope of annual audit and related audit fees
▶	Review scope of internal audit's activities and performance of internal audit function
▶	Review and discuss adequacy and effectiveness of internal control over financial reporting with internal audit and independent registered certified public accounting firm
▶	Oversee investigations regarding accounting and financial complaints and Ryder's compliance and ethics program
▶	Review financial statements, audit results, financial disclosures and earnings guidance
▶	Review reports related to cybersecurity and information technology risks, network security and data privacy
▶	Oversee process by which the Company assesses and manages risk
▶	Oversee matters relating to accounting, auditing and financial reporting practices and policies
Independence and Financial Expertise
▶	All members are independent
▶	All members are financial experts
Audit Committee Processes and Procedures
Meetings. Our Chief Financial Officer ("CFO"), Controller and Principal Accounting Officer ("Controller"), Vice President of Internal Audit, CLO/Corporate Secretary, Chief Compliance Officer, Chief Information Officer, Chief Information Security Officer, CEO and representatives of our independent registered certified public accounting firm participate in Audit Committee meetings, as necessary and appropriate, to assist the Audit Committee in its discussion and analysis of the various agenda items. The Audit Committee also meets regularly in executive session with our CFO, Vice President of Internal Audit, Controller, Chief Compliance Officer, CLO/Corporate Secretary and representatives of our independent registered certified public accounting firm.
Independence and Financial Expertise
The Board reviewed the background, experience and independence of each of the Audit Committee members based in part on the directors' responses to a questionnaire relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Audit Committee is:
•Independent under the requirements of the NYSE's corporate governance listing standards and our director independence standards;
•Independent under the enhanced independence standards for audit committee members required by the SEC; and
•Financially literate, knowledgeable and qualified to review financial statements and an "audit committee financial expert" under SEC rules.

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Compensation Committee

COMPENSATION COMMITTEE
Members

Michael F. Hilton (Chair)	Robert J. Eck	Luis P. Nieto, Jr.	E. Follin Smith	Dmitri L. Stockton

Key Responsibilities
▶	Oversee and approve our executive and director compensation plans, policies and programs
▶	Review industry trends and benchmark data, and determine whether compensation actions support key business objectives and pay-for-performance philosophy
▶	Approve compensation actions for direct reports to the CEO, and recommend compensation actions for the CEO for consideration by the independent directors
▶	Review and discuss results of shareholder advisory vote on executive compensation (and frequency of such vote) and other shareholder input, and consider whether to recommend any adjustments to policies and practices based on this feedback
▶	Review and assess compensation policies from a risk management perspective
▶	Oversee the preparation of the Compensation Discussion and Analysis section of the Company's annual proxy statement and determine whether to recommend it for inclusion in the proxy statement
Independence
▶	All members are independent
Compensation Committee Processes and Procedures
Meetings. The Chief Human Resources Officer, Vice President of Compensation and Benefits, members of Ryder's legal department, and the CEO participate in Compensation Committee meetings, as necessary and appropriate, to assist the Compensation Committee in its discussion and analysis of the various agenda items. These individuals are generally excused from the meetings, as appropriate, for discussions regarding their own compensation and for regular executive sessions of the independent Committee members.
Use of Compensation Consultants. During 2023, the Compensation Committee again retained Frederic W. Cook & Co., Inc. ("FW Cook") to serve as its independent compensation consultant. For further discussion of the role that FW Cook played in assisting the Committee in making executive compensation decisions in 2023, please see the discussion under "Role of the Independent Compensation Consultant" in our Compensation Discussion and Analysis section on page 41 of this proxy statement.
Compensation Committee Interlocks and Insider Participation. None of the directors who served on the Compensation Committee during 2023 were officers or employees of Ryder, or were former officers of Ryder. There were no transactions in 2023 between us and any directors who served as Compensation Committee members for any part of 2023 that would require disclosure by Ryder under SEC rules requiring disclosure of certain relationships and related party transactions. During 2023, none of Ryder's executive officers served as a director of another entity, one of whose executive officers served on the Compensation Committee, and none of Ryder's executive officers served as a member of the compensation committee of another entity, one of whose executive officers served as a member of our Board.
Independence
The Board reviewed the background, experience and independence of each of the Compensation Committee members based in part on the directors' responses to a questionnaire relating to their relationships, background and experience. Based on this review, the Board determined that each member of the Compensation Committee meets the independence requirements of the NYSE's corporate governance listing standards, including the additional independence requirements specific to compensation committee members, and our director independence standards.

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Corporate Governance and Nominating Committee

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE
Members

Robert J. Eck (Chair)	Michael F. Hilton	Tamara L. Lundgren	E. Follin Smith	Charles M. Swoboda

Key Responsibilities
▶	Identify and recommend qualified individuals to serve as directors
▶	Review qualifications of director candidates, including those recommended by our shareholders pursuant to our By-Laws
▶	Recommend to the Board the nominees to be proposed by the Board for election as directors at our Annual Meeting of Shareholders
▶	Recommend size, structure, composition and functions of Board committees
▶	Review and recommend changes to charters of each committee of the Board
▶	Oversee Board and committee evaluation processes, as well as annual CEO evaluation process
▶	Review and recommend changes to Corporate Governance Guidelines and Principles of Business Conduct, and oversee and approve governance practices of the Company and Board
▶	Oversee process by which Board identifies and prepares for a crisis and reviews material issues related to public policy, public affairs and corporate responsibility
▶	Oversee the Company's strategy relating to environmental, governmental affairs, safety, health and security, diversity and charitable giving initiatives
Independence
▶	All members are independent
Corporate Governance and Nominating Committee Processes and Procedures
Meetings. Our CLO/Corporate Secretary and, when requested, our CEO participate in Governance Committee meetings, as necessary, to assist the Governance Committee in its discussion of the various agenda items. In addition, as further described in "Sustainability Matters" on page 14, other members of management periodically attend meetings to further assist the Governance Committee.
Board Succession Process for Directors
A principal responsibility of our Governance Committee is identifying and recommending individuals for nomination, election or re-election to our Board. The Governance Committee carries out this function through an ongoing, year-round process, which includes the annual evaluation of our Board and committees. Our Governance Committee is committed to maintaining an experienced, effective, well-rounded, collaborative and diverse Board that exemplifies sound judgment and integrity. Below is a summary of our process for identifying director candidates:

1	Evaluate Board Composition	2	Identify Diverse Pool of Qualified Candidates	3	Assess Potential Candidates	4	Recommend Candidates for Approval
•Independent directors review existing strengths and contributions of current Board members and discuss areas for composition enhancements
•Independent directors use a board composition matrix to assist them in this interactive process

		•Engage experienced director search firm •Review Board recommendations •Review shareholder recommendations •Seek slate of qualified director candidates who are diverse		•Review experience, skills, expertise and professional background •Evaluate ability to commit adequate time given other obligations •Meet with director candidates		•Recommend selected candidates for appointment to our Board

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Corporate Governance and Nominating Committee

In identifying individuals to nominate for election to our Board, the Governance Committee seeks candidates who:
▶	Have a high level of personal integrity and exercise sound business judgement;
▶	Are highly accomplished, with superior credentials, recognition and strong senior leadership experience in their respective fields;
▶	Are diverse by experience, perspectives, background, race, ethnicity, gender, tenure and age;
▶	Have relevant expertise and experience that is valuable to the business of the Company and its long-term strategy, goals and initiatives;
▶	Have an understanding of, and concern for, the interests of our shareholders; and
▶	Have sufficient time to devote to fulfilling their obligations as directors.
Board Composition Matrix. The Governance Committee uses a board composition matrix to assist them in identifying the skills, experience, expertise and diversity of current members of the Board. When identifying desired director candidate traits, the Governance Committee seeks areas that may become underrepresented as a result of Board turnover or where additional skills would enhance the Board's composition. The Governance Committee reviews and updates the matrix on an ongoing basis, with individual input from all directors.
Board Diversity. The Board believes that diversity is one of many important considerations in board composition. When evaluating a slate of potential director candidates, the Governance Committee requires such slate include candidates who are diverse by gender, race or ethnicity. As noted above, the Governance Committee evaluates the current composition of the Board to ensure that the directors reflect a diversity of viewpoints, professional experience, backgrounds, education and skills, and is committed to seeking out highly qualified women and racially and ethnically diverse candidates. Ryder believes that a diverse group of directors brings a broader range of experiences to the Board and generates a greater variety of innovative ideas and perspectives, and, therefore, is in a better position to make complex decisions.
Retention of Experienced Director Search Firms. Generally, the Governance Committee identifies individuals for service on our Board through the Governance Committee's retention of experienced director search firms that use their extensive resources and networks to find individuals who meet the qualifications established by the Board.
Shareholders Recommending a Director Candidate to the Governance Committee. If a shareholder would like to recommend a director candidate to the Governance Committee, he or she must deliver to the Governance Committee the same information and statement of willingness to serve as required for all other candidates. In addition, the recommending shareholder must deliver to the Governance Committee a representation that the shareholder owns shares of our common stock and intends to continue holding those shares until the relevant Annual Meeting of Shareholders, as well as a representation regarding the shareholder’s direct and indirect relationship to the suggested candidate. This information should be delivered to us at:
Ryder System, Inc.
Attention: Corporate Secretary
6000 Windward Parkway
Alpharetta, GA 30005
This information must be delivered to the Governance Committee no earlier than 120 days and no later than 90 days prior to the one-year anniversary of the date of the prior year's Annual Meeting of Shareholders. Any candidates properly recommended by a shareholder will be considered and evaluated in the same way as any other candidate submitted to the Governance Committee.
Upon receipt of this information, the Governance Committee will evaluate and discuss the candidate's qualifications, skills and characteristics in light of the current composition of the Board. The Governance Committee may request additional information from the recommending party or the candidate in order to complete its initial evaluation. If the Governance Committee determines that the individual would be a suitable candidate to serve as one of our directors, the candidate will be asked to meet with members of the Governance Committee, members of the Board and/or members of senior management, including in each case, our CEO, to discuss the candidate's qualifications and ability to serve on the Board. Based on the Governance Committee's discussions and the results of these meetings, the Governance Committee will recommend nominees for election to the Board, and the Board will nominate a slate of directors for election by our shareholders at our Annual Meeting (or, if filling a vacancy between Annual Meetings, the Board will elect a nominee to serve on the Board). Pursuant to our Corporate Governance Guidelines, each incumbent director nominee must agree to tender his or her resignation for consideration by the Board if the director fails to receive the required number of votes for re-election in accordance with the By-Laws.

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Corporate Governance and Nominating Committee

Board and Committee Evaluation Process. The Governance Committee has oversight of the annual Board and committee evaluation process and uses feedback from the results of the evaluation to identify directors currently serving on the Board to be renominated for election at the expiration of their terms:

1	Governance Committee Review	2	Open Dialogue Sessions	3	Thorough Review of Results

Our Governance Committee periodically reviews the format of the Board and committee evaluation process to ensure that actionable feedback is solicited on the performance of the Board and committees.
For 2023, the Governance Committee distributed a list of potential evaluation topics to the Board for review and consideration prior to scheduling open dialogue sessions.

Open dialogue sessions were conducted with the Lead Independent Director and each Board member, as well as with the committee chairs and their respective committee members. The topics considered for discussion include:
•Overall Board and committee composition and Board and individual effectiveness;
•Oversight of corporate strategy and CEO evaluation and succession planning;
•Quantity and quality of information presented by management;
•Oversight and management of risks;
•Access to members of management; and
•Identification of topics that should receive more attention and discussion.
					A summary of Board and committee evaluation results were reviewed and discussed by the Board and each committee in outside director sessions.

4	Feedback Incorporated

Policies and practices were updated as a result of director feedback. Examples of changes made in response to the evaluation process include:
•Enhanced the information regularly provided to directors;
•Allotted more time for strategic discussion with members of management; and
•Further evolved the format of meeting materials to enable directors to focus on key data.

CEO Evaluation Process
The Governance Committee also oversees the annual CEO evaluation process, which is discussed in "Evaluating Performance" on page 41 of the Compensation Discussion and Analysis in this proxy statement.
Crisis Preparedness
Our Board has prepared a crisis preparedness plan for potential crises that could occur, which includes descriptions of potential triggering events, notification protocol, advanced preparation, communication plans, resources and a summary of key considerations, implications and risks of each triggering event scenario. Our Governance Committee (in conjunction with the other committees, as necessary) annually evaluates the crisis preparedness plan.

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Corporate Governance and Nominating Committee

Sustainability Matters
Oversight of Environmental Matters. The Governance Committee provides leadership and oversight of Ryder's environmental strategy and regularly updates the full Board. To assist the Committee in its review of our environmental strategy, members of our environmental team (who ultimately report to our CLO/Corporate Secretary), participate regularly at meetings to share updates on the progress of our environmental programs, such as waste recycling, resource conservation, and carbon emission reduction and reporting. Through the collaboration of our environmental team, management and our Board, Ryder has proactively adopted environmental strategies that have advanced business growth, reduced emission outputs, and improved our overall environmental impact.
Oversight of Social Matters. The Governance Committee provides leadership and oversight of Ryder's practices related to social matters, including those related to safety, health and security, diversity, workforce development, and charitable giving, and regularly updates the full Board on these matters. Ryder is committed to the well-being of its employees, customers and the public, and to fostering talent and diversity throughout all levels of the organization. We recognize that a highly skilled and diverse workforce is the foundation to our success. Ryder is committed to the local communities in which it lives and works, and Ryder employees donate their time, talent and money to improving those communities. Ryder's management team and the Governance Committee work collaboratively on initiatives in these areas. To assist the Committee in its review of social-related initiatives, Ryder's Chief Human Resources Officer, Vice President of Safety, Health & Security, and President and Executive Director of Ryder's Charitable Foundation participate regularly at meetings where they update the Committee on various social-related initiatives.
Oversight of Governance Matters. The Governance Committee provides meaningful input on Ryder's corporate governance matters, including those related to the Board, government relations and shareholder affairs. For example, the Governance Committee routinely evaluates our Governance Guidelines, Committee Charters, Principles of Business Conduct, and Crisis Preparedness Plan. To assist the Committee in its review of governance matters, Ryder's CLO/Corporate Secretary and other members of the legal department participate regularly at meetings where they update the Committee on various initiatives. Together, the Governance Committee and management review the governance policies of our largest shareholders and recommend enhancements when appropriate. As a result of this collaborative process, we have adopted a series of meaningful shareholder participation rights. Our Lead Independent Director and other Board members also engage with shareholders, as needed, to discuss key issues, such as strategy, governance, environmental and social matters, and executive compensation.
For additional information regarding our sustainability reporting and initiatives, and to read our Annual CSR, please visit the "Governance" and "Sustainability" tabs in the Investors area of our website, at https://investors.ryder.com. Our 2022 CSR references the GRI Standards 2021, and is aligned to the SASB Air Freight & Logistics Standards and to the recommendations of the TCFD. In addition, we participate in the annual CDP Climate Change Response.

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Finance Committee and Risk Management

FINANCE COMMITTEE
Members

Abbie J. Smith (Chair)	Robert A. Hagemann	Luis P. Nieto, Jr.	David G. Nord	Dmitri L. Stockton

Key Responsibilities
▶	Review key financial metrics, liquidity position, and financing arrangements and requirements
▶	Review, and approve or recommend, capital allocation strategy, including significant capital expenditures, significant acquisitions and divestitures, issuances or repurchases of debt and equity securities, dividend policy and pension contributions
▶	Review relationships with rating agencies, banks and analysts
▶	Evaluate our risk management policies and activities (relating to business, economic, interest rate, foreign currency and other risks relating to capital structure and access to capital), and provide guidance to the Board with respect thereto
▶	Review corporate insurance program and activities
▶	Review post-audits of major capital expenditures and business acquisitions
▶	Review and recommend to the Board candidates for the Company's Investment Committees
Independence
▶	All members are independent
Finance Committee Processes and Procedures
Meetings. Our CFO, Treasurer, CEO, and other members of management, including our Vice President of Investor Relations, participate in Finance Committee meetings, as necessary and appropriate, to assist the Finance Committee in its discussion and analysis of the various agenda items.

RISK MANAGEMENT
The Board's Role in Risk Oversight
We understand that risk is present in our everyday business and organizational strategy, and that risk-taking is necessary to grow and operate a business, and to preserve and enhance long-term shareholder value. As a result, we maintain an enterprise risk management ("ERM") program to provide management and the Board with a robust and holistic view of key risks facing Ryder.
ERM is a Company-wide initiative that involves both the Board and Ryder's management. The program is designed to (i) identify various risks faced by the organization, (ii) assign individual management executives the responsibility of managing those risks, and (iii) align those management assignments with appropriate board-level oversight. Our CLO/Corporate Secretary and CFO supervise the program, and our Chief Compliance Officer and Vice President of Internal Audit manage its daily operation. The executive leadership team, including our CEO, and Ryder's Corporate Risk Steering Committee, comprised of department leaders and subject matter experts, are responsible for identifying, managing and mitigating risks. External experts are also asked to provide guidance as necessary. All significant risks are communicated to the Board, which ultimately oversees the program both directly and indirectly through the Audit, Compensation, Governance and Finance Committees.
As part of the Board's risk evaluation, the Board reviews, at least annually, an ERM report from the CLO/Corporate Secretary, Chief Compliance Officer and Vice President of Internal Audit that (i) identifies the Company's risks, including detailed analysis of the likelihood of occurrence and potential impact of each risk, and (ii) explains the elements and process for risk identification. Annually, the Board and the committees conduct individual, in-depth reviews of the Company's key risks identified in the ERM report. In addition, at each regularly scheduled Board meeting, the Board reviews our ERM program and the specific risks identified, and discusses with management the most significant risks. The Board also reviews an internal audit report from the Vice President of Internal Audit at least annually that includes internal audit's review of enterprise risks and audit activities to evaluate the controls and processes regarding such risks.
The primary areas of risk overseen by the Board and its committees are summarized on the next page. These areas include those formally monitored as part of Ryder's ERM program or pursuant to committee charters. The risks listed do not represent an exhaustive list of all risks faced by Ryder or that are considered and addressed from time to time by the Board and its committees.

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Risk Management

Although Ryder's ERM program is structured with formal processes, it remains flexible to adjust to changing economic, business and regulatory developments and is founded on clear lines of communication to the leadership team and the Board. In addition, the Company commissions an external assessment of its ERM program, as needed, to ensure it is in line with industry practices and that it effectively identifies, monitors and mitigates enterprise-wide risks. For more information on risks that affect our business, please see our most recent Annual Report on Form 10-K and other filings we make with the SEC.

Board/Committee Areas of Risk Oversight
Full Board	▶	Company culture and tone at the top
	▶	Strategic, financial, competitive and execution risks associated with the annual business operating plan and strategic plan
	▶	Allocation of significant capital investments
	▶	Major litigation and regulatory matters
	▶	Significant acquisitions and divestitures
	▶	CEO and executive management succession planning
	▶	Business conditions and competitive landscape
	▶	Natural disasters and pandemics
Audit Committee	▶	Financial matters (including financial reporting, accounting, public disclosure and internal controls)
	▶	Cybersecurity and information technology
	▶	Major litigation and regulatory matters
	▶	Internal audit function and the compliance and ethics program
	▶	Process by which the Company assesses and manages risk
Compensation Committee	▶	CEO and other executive and director compensation
	▶	Equity and incentive-based compensation programs
	▶	Compensation risk assessment
Governance Committee	▶	Board effectiveness, organization and corporate governance
	▶	CEO evaluation process and director succession planning
	▶	Company strategy relating to environmental, governmental affairs, safety, health and security, diversity and charitable giving
Finance Committee	▶	Capital structure, expenditures, significant acquisitions and dispositions, financing transactions and asset management
	▶	Liquidity, cost of capital and access to capital, currency and interest rate exposures and insurance strategies

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Related Person Transactions

RELATED PERSON TRANSACTIONS

No Related Person Transactions in 2023
In accordance with our Policies and Procedures Relating to Related Person Transactions ("Related Person Policy") adopted by our Board, all "related person transactions" are subject to prior review and approval by the Governance Committee. The Policies and Procedures are in addition to, not in lieu of, the requirements relating to conflicts of interest in our Principles of Business Conduct. Copies of both policies are available in the Investors area of our website, at https://investors.ryder.com. For purposes of the Related Person Policy, and consistent with Item 404 of Regulation S-K, a "related person transaction" is:
•Any transaction in which Ryder or a subsidiary of ours is a participant, the amount involved exceeds $120,000, and a "related person" has a direct or indirect material interest in the transaction or in any material amendment to such transaction.
•"Related persons" are our executive officers, directors, nominees for director, any person who is known to be the beneficial owner of more than 5% of any class of our voting securities, any immediate family member of any of the foregoing persons, and any person sharing the household of such executive officer, director, nominees for director or any beneficial owner of more than 5% of any class of our voting securities.
Our Principles of Business Conduct require that directors and executive officers report any actual or potential conflicts of interest to the Company, including potential related person transactions. In addition, each director and executive officer annually completes and signs a questionnaire confirming there are no material relationships or related person transactions between such individuals and the Company, other than those previously disclosed. This ensures that all material relationships and related person transactions are identified, reviewed, and disclosed in accordance with applicable policies and regulations. Based on this information, we review the Company's internal records and conduct follow-up inquiries as necessary to identify potentially reportable transactions. A report summarizing such transactions is then provided to the Governance Committee.
The Governance Committee is responsible for reviewing and determining whether to approve related person transactions. In considering whether to approve a related person transaction, the Governance Committee considers the following factors, to the extent relevant:
•Whether the terms of the related person transaction are fair to us and on the same basis as would apply if the transaction did not involve a related person;
•Whether there are business reasons for us to enter into the related person transaction;
•Whether the related person transaction would impair the independence of an outside director; and
•Whether the related person transaction would present an improper conflict of interest for any of our directors or executive officers, taking into account the size of the transaction, the overall financial position of the director, executive officer or related person, the direct or indirect nature of the director's, executive officer's or related person's interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the Governance Committee deems relevant.
Any member of the Governance Committee who has an interest in the related person transaction must abstain from voting on the approval of the transaction. Although such member would normally be excused from any discussions relating to the transaction, the Governance Committee Chair has the authority to request that such member participate in some or all of the Committee's discussions. Typically, participation would only be requested if the other Committee members have questions about the interested member's involvement in the transaction.
There were no related person transactions during 2023.

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Election of Directors (Proposal 1)

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Based upon the recommendation of the Governance Committee, the Board has nominated the eleven individuals listed below for election at the Annual Meeting. Under our By-Laws, directors are elected each year at the annual meeting of shareholders. All nominees are currently directors and have been previously elected by our shareholders.
Each director elected at the Annual Meeting will serve until Ryder’s 2025 Annual Meeting of Shareholders and until they are succeeded by another qualified director who has been elected, or, if earlier, until his or her death, resignation or removal.

KEY FACTS ABOUT OUR BOARD

10 directors with senior leadership experience	8 directors with financial or accounting background	10 directors with public company experience
7 directors with our Company's industry expertise	7 directors with brand management/corporate strategy/product development background	10 directors with business development and M&A experience
We strive to maintain a diverse and well-rounded Board that reflects a myriad of personal and professional backgrounds, and that balances the institutional knowledge of tenured directors with the fresh perspectives of new members. Our directors are diverse in age, gender, tenure, racial and ethnic background and professional experience. A majority of our Board is diverse by race, gender and ethnicity; 30% of our independent directors are diverse by gender; and three directors are diverse by race or ethnicity.
Director Criteria, Qualifications and Experience
We believe that each of our directors has the experience, skills, qualities and time to successfully perform his or her duties as a director and contribute to our Company’s success. Our directors were nominated because each individual possesses the highest standards of personal integrity and interpersonal and communication skills, is highly accomplished in his or her field, has an understanding of the interests and issues that are important to our shareholders, and is able to dedicate sufficient time to fulfilling his or her obligations as a director. More information on Ryder's director nomination process is set forth in the Corporate Governance and Nominating Committee section under "Board Succession Process for Directors" on page 11.
Director Tenure and Board Refreshment
Board composition and refreshment are priorities for Ryder. The Board believes that it is desirable to maintain a mix of new and experienced directors. The Board does not believe that express limits on a director's tenure are currently appropriate, and values the increasing contribution of directors who, over time, have developed deeper insight into the Company and its operations. However, to encourage appropriate refreshment and the continued qualification of our Board members, our Corporate Governance Guidelines provide for review of a director's continuation of Board service each time the director is up for re-election.

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Election of Directors (Proposal 1)

Other Policies and Practices Related to Director Service
Limits on Other Directorships. To ensure our directors have adequate time to serve on our Board, we permit service on no more than four other public company boards (or two other public company boards for our CEO/Chair). Each director is within this threshold, and our CEO serves only on one other public company board. We have determined that each director nominee has adequate time to devote to service on our Board, carry out his or her duties as a member of our Board, and provide valuable service to the Company in his or her role as a director.
Meeting Attendance Requirements. Directors are expected to regularly attend Board and committee meetings. Directors who fail to attend 75% or more of our Board and committee meetings for two consecutive years must submit a letter of resignation, which the Board will determine whether to accept, taking into account the recommendation of the Governance Committee. All of our directors met the meeting attendance requirements in 2023.
Resignation upon Change in Status. The Board also requires directors to submit a letter of resignation upon a substantial change in the nature of the director's employment or other significant responsibilities since the time of his or her election. The Board, upon review and recommendation by the Governance Committee, will determine whether the circumstances are consistent with the criteria for Board membership and whether it is appropriate for the director to continue service on the Board.
Impairment of Ability to Serve. A director who experiences any other change in circumstances that may impair his or her ability to effectively serve on the Board, or that could result in negative attention to the Company or director, is required to immediately notify the Company and may be asked by the Board to submit a letter of resignation.
Each director's principal occupation and other pertinent information about his or her particular experience, qualifications, attributes and skills that led the Board to conclude that such person should serve as a director appears on the following pages.
If you are a beneficial shareholder and do not give your nominee instructions, your nominee does not have the ability to vote in favor of or against the director nominees. We therefore urge you to return your proxy card and vote your shares on this proposal.
The Board recommends a vote FOR Proposal 1 (the election of each director nominee).

DIRECTOR NOMINEES

Robert J. Eck

BUSINESS EXPERIENCE:
Mr. Eck served as CEO of Anixter International Inc. ("Anixter"), a global distributor of network and security solutions, electrical and electronic solutions, and utility power solutions, from 2008 until he retired in 2018.
Mr. Eck joined Anixter in 1989 and held roles of increasing responsibility in strategy, supply chain management, sales and marketing, and human resources. From 2007 to 2008, Mr. Eck served as Executive Vice President and Chief Operating Officer of Anixter. Prior to that position, Mr. Eck served as Executive Vice President of Enterprise Cabling and Security Solutions for Anixter from 2004 to 2007. In 2003, he served as Senior Vice President of Physical Security Products and Integrated Supply of Anixter.

OTHER PUBLIC BOARD MEMBERSHIPS:
•A past director of Anixter (until June 2020)

QUALIFICATIONS:
The Board nominated Mr. Eck as a director because of his leadership experience and expertise in supply chain management, domestic and international operations, and marketing and business development. In addition, Mr. Eck has prior leadership experience as President and CEO and a director of a global public company.
Consistent with our policies and practices related to director service, in making a determination as to Mr. Eck’s nomination, the Board considered Mr. Eck’s qualifications listed above, his significant contributions to the Board and Company, and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director Since: 2011 Age: 65 Committees: •Compensation •Corporate Governance & Nominating (Chair) Lead Independent Director

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Election of Directors (Proposal 1)

Robert A. Hagemann

BUSINESS EXPERIENCE:
Mr. Hagemann served as Senior Vice President and Chief Financial Officer of Quest Diagnostics Incorporated ("Quest") until he retired in 2013.
Mr. Hagemann joined Quest's predecessor, Corning Life Sciences, Inc. ("Corning"), in 1992, and held roles of increasing responsibility until he was named Chief Financial Officer of Quest in 1998. Prior to joining Corning, Mr. Hagemann held senior financial positions at Prime Hospitality, Inc. and Crompton & Knowles, Inc. He also held various positions in corporate accounting and audit at Merrill Lynch & Company and Ernst & Young.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Graphic Packaging Holding Company
•Zimmer Biomet Holdings, Inc.

QUALIFICATIONS:
The Board nominated Mr. Hagemann as a director because of his leadership experience and expertise in finance and accounting, business development, strategy, supply chains and government contracting. In addition, Mr. Hagemann has leadership experience of a global public company as Chief Financial Officer and as a director, including serving on audit, compensation, governance and research/innovation/technology committees.
Consistent with our policies and practices related to director service, in making a determination as to Mr. Hagemann's nomination, the Board considered Mr. Hagemann's current service on the board of two other public companies. Mr. Hagemann was renominated based on his qualifications listed above, his significant contributions to the Board and Company, and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2014 Age: 67 Committees: •Audit •Finance

Michael F. Hilton

BUSINESS EXPERIENCE:
Mr. Hilton served as the President and CEO of Nordson Corporation ("Nordson"), an engineering and manufacturing company, from 2010 until he retired in 2019.
Prior to joining Nordson, Mr. Hilton served as Senior Vice President and General Manager of Air Products & Chemicals, Inc. ("Air Products") from 2007 until 2010, and was responsible for leading the company's global Electronics and Performance Materials segment. Mr. Hilton joined Air Products in 1976, where he held roles of increasing responsibility in a variety of management and operations positions. Air Products serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, equipment and services.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Jeld-Wen Holding, Inc.
•Lincoln Electric Holdings, Inc.
•Regal Beloit Corporation
•A past director of Nordson (until December 2019)

QUALIFICATIONS:
The Board nominated Mr. Hilton as a director because of his leadership experience and expertise in global operations, strategy development, business-to-business marketing and oversight of large and diverse business units. In addition, Mr. Hilton has leadership experience from his past service as CEO of a global public company and as a current director on two other global public company boards.
Consistent with our policies and practices related to director service, in making a determination as to Mr. Hilton's nomination, the Board considered Mr. Hilton's past leadership experience and his current service on two other public company boards. Mr. Hilton was renominated based on his qualifications listed above, his valuable contributions to the Board, his in-depth knowledge of the Company gleaned from his years of service on the Board, and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2012 Age: 69 Committees: •Compensation (Chair) •Corporate Governance & Nominating

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Election of Directors (Proposal 1)

Tamara L. Lundgren

CURRENT PRINCIPAL OCCUPATION:
Ms. Lundgren serves as Chairman, President and CEO of Radius Recycling ("Radius"), previously Schnitzer Steel Industries, Inc. ("SSI"). Radius is one of the largest publicly-traded manufacturers and exporters of recycled metals in North America, operating over 100 facilities throughout North America, including seven deep-water ports located on both coasts of the U.S. and Puerto Rico and a retail auto parts business with over four million annual retail visits.

BUSINESS EXPERIENCE:
Ms. Lundgren was appointed President and CEO of SSI in 2008 and Chairman in 2020. Ms. Lundgren joined SSI in 2005 as Chief Strategy Officer and held positions of increasing responsibility, including Executive Vice President and Chief Operating Officer. Prior to joining SSI, Ms. Lundgren was an investment banker and lawyer with 25 years of experience in the U.S. and Europe. Ms. Lundgren was a Managing Director at JPMorgan Chase and Deutsche Bank in London and New York. Earlier she was a partner in the Washington, D.C. law firm of Hogan Lovells (then Hogan & Hartson, LLP).

OTHER PUBLIC BOARD MEMBERSHIPS:
•Radius Recycling
•A past director of Parsons Corporation (until April 2020)

OTHER RELEVANT EXPERIENCE:
•A past member of the Board of Directors of Federal Reserve Bank of San Francisco (until December 2023); former Chair of the Board
•A past member of the Board of Directors of the U.S. Chamber of Commerce (until June 2022); former Chairman of the Board

QUALIFICATIONS:
The Board nominated Ms. Lundgren as a director because of her leadership experience and expertise in global operations, strategy, and finance and corporate law. In addition, Ms. Lundgren has leadership experience as President and CEO and as a director of a global public company.
Consistent with our policies and practices related to director service, in making a determination as to Ms. Lundgren's nomination, the Board considered Ms. Lundgren's current role as CEO of another public company and service on the board of her company. Ms. Lundgren was renominated based on her qualifications listed above, her significant contributions to the Board and Company, and her demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2012 Age: 66 Committees: •Audit •Corporate Governance & Nominating

Luis P. Nieto, Jr.

BUSINESS EXPERIENCE:
Mr. Nieto served as President of the Consumer Foods Group for ConAgra Foods Inc. ("ConAgra"), one of the largest packaged food companies in North America, from 2007 until he retired in 2009.
Mr. Nieto joined ConAgra in 2005 and held various leadership positions, including President of the Meats Group and Refrigerated Foods Group. Prior to joining ConAgra, Mr. Nieto was President and CEO of the Federated Group, a leading private label supplier to the retail grocery and foodservice industries, from 2002 to 2005. From 2000 to 2002, he served as President of the National Refrigerated Products Group of Dean Foods Company. Prior to joining Dean Foods, Mr. Nieto held positions in brand management and strategic planning with Mission Foods, Kraft Foods and the Quaker Oats Company. Mr. Nieto is the President of Nieto Advisory LLC, a consulting firm and is affiliated with Akoya Capital Partners.

OTHER PUBLIC BOARD MEMBERSHIPS:
•A past director of AutoZone, Inc. (until December 2019)

QUALIFICATIONS:
The Board nominated Mr. Nieto as a director because of his leadership experience and expertise in finance, operations, supply chains, brand management, marketing and strategic planning. In addition, Mr. Nieto has leadership experience in positions of executive oversight and senior management at a global public company. He also has experience as a director on a global public company board, including serving on audit and governance committees.
Consistent with our policies and practices related to director service, in making a determination as to Mr. Nieto's nomination, the Board considered Mr. Nieto’s past service on the board of another public company. Mr. Nieto was renominated based on his qualifications listed above, his significant contributions to the Board and Company, and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2007 Age: 68 Committees: •Compensation •Finance

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Election of Directors (Proposal 1)

David G. Nord

BUSINESS EXPERIENCE:
Mr. Nord served as Executive Chairman of Hubbell Incorporated ("Hubbell"), an international manufacturer of electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications until May 2021, and as Chief Executive Officer from May 2014 until he retired in October 2020.
Mr. Nord joined Hubbell in 2005 as Senior Vice President and Chief Financial Officer, and subsequently served as President and Chief Operating Officer from 2012 to 2013. Prior to joining Hubbell, Mr. Nord held various senior financial positions at United Technologies Corporation, including Vice President and Controller as well as Vice President of Finance and Chief Financial Officer of Hamilton Sundstrand Corporation, one of its principal subsidiaries.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Jeld-Wen Holding, Inc.
•A past director of Hubbell (until May 2021)

QUALIFICATIONS:
The Board nominated Mr. Nord as a director because of his leadership experience, expertise in global operations and strong financial acumen. In addition, Mr. Nord has past leadership experience as President and CEO and as a director of a global public company.
Consistent with our policies and practices related to director service, in making a determination as to Mr. Nord's nomination, the Board considered Mr. Nord's past role as CEO of another public company and current service on a public company board. Mr. Nord was renominated based on his qualifications listed above, his significant contributions to the Board and Company, and his willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2018 Age: 66 Committees: •Audit (Chair) •Finance

Robert E. Sanchez

CURRENT PRINCIPAL OCCUPATION:
Mr. Sanchez currently serves as Board Chair and CEO of Ryder.

BUSINESS EXPERIENCE:
Mr. Sanchez was appointed Chair of Ryder's Board in May 2013, after his appointment as President and CEO in January 2013. Mr. Sanchez joined Ryder in 1993 and has served in positions of increasing responsibility, including a broad range of leadership positions in Ryder's business segments. Mr. Sanchez served as President and Chief Operating Officer from February 2012 to December 2012. Prior to that position, he served as President of Global Fleet Management Solutions, Ryder's largest business segment, from September 2010 to February 2012. Mr. Sanchez also served as Executive Vice President and Chief Financial Officer from October 2007 to September 2010; as Executive Vice President of Operations, U.S. Fleet Management Solutions from October 2005 to October 2007; and as Senior Vice President and Chief Information Officer from January 2003 to October 2005. Mr. Sanchez has been a member of Ryder's Executive Leadership team since 2003.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Texas Instruments, Inc.

OTHER RELEVANT EXPERIENCE:
•Member of the Board of Directors of the Truck Renting and Leasing Association ("TRALA")

QUALIFICATIONS:
The Board nominated Mr. Sanchez as a director because of his leadership experience and expertise in transportation, supply chains/logistics, global operations, finance and information technology. He has broad leadership experience based on years of diverse senior management roles at Ryder, including serving as President and Chief Operating Officer, Division President of Ryder's largest business segment, Chief Financial Officer and Chief Information Officer. He also has experience as a director on a global public company board, including having served as compensation committee chair.
Mr. Sanchez was renominated based on his qualifications listed above, his significant contributions to the Board and Company, and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2013 Age: 58 Board Chair

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Election of Directors (Proposal 1)

Abbie J. Smith

CURRENT PRINCIPAL OCCUPATION:
Ms. Smith serves as the Boris and Irene Stern Distinguished Service Professor of Accounting at the University of Chicago Booth School of Business.

BUSINESS EXPERIENCE:
Ms. Smith joined the faculty of the University of Chicago Booth School of Business in 1980 upon completion of her Ph.D. in Accounting at Cornell University. The primary focus of her research is corporate restructuring, transparency and corporate governance. She was nominated for a 2005 Smith Breeden Prize for her publication in The Journal of Finance, and has received a Marvin Bower Fellowship from the Harvard Business School, a McKinsey Award for Excellence in Teaching, and a GE Foundation Research Grant.

OTHER PUBLIC BOARD MEMBERSHIPS:
•HNI Corporation

OTHER RELEVANT EXPERIENCE:
•Trustee of the Dimensional ETF Trust, DFA Investment Trust Co, and Dimensional Emerging Markets Value Fund; Dimensional Investment Group Inc.; and DFA Investment Dimensions Group Inc.
•Trustee of the Chicago-based UBS Funds

QUALIFICATIONS:
The Board nominated Ms. Smith as a director because of her leadership experience and expertise in business, accounting and corporate governance. In addition, Ms. Smith has an accomplished educational background with extensive academic and teaching experience in business, accounting and corporate governance. She also has experience as a director on global public company boards, including serving as lead independent director and member of audit and governance committees.
Consistent with our policies and practices related to director service, in making a determination as to Ms. Smith's nomination, the Board considered Ms. Smith's current role as a professor of a distinguished university and service on other company boards. Ms. Smith was renominated based on her qualifications listed above, her significant contributions to the Board and Company, and her demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2003 Age: 70 Committees: •Audit •Finance (Chair)

E. Follin Smith

BUSINESS EXPERIENCE:
Until May 2007, Ms. Smith served as the Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Constellation Energy Group, Inc. ("Constellation Energy Group"), then the nation's largest competitive supplier of electricity to large commercial and industrial customers and the nation's largest wholesale power seller.
Ms. Smith joined Constellation Energy Group as Senior Vice President, Chief Financial Officer in June 2001, and was appointed Chief Administrative Officer in December 2003. Before joining Constellation Energy Group, Ms. Smith was Senior Vice President and Chief Financial Officer of Armstrong Holdings, Inc. ("Armstrong"), the global leader in hard-surface flooring and ceilings. Prior to joining Armstrong, Ms. Smith held various senior financial positions with General Motors, including Chief Financial Officer for General Motors' Delphi Chassis Systems division.

OTHER PUBLIC BOARD MEMBERSHIPS:
•A past director of Kraft Foods Group (until July 2015)
•A past director of Discover Financial Services (until May 2014)

QUALIFICATIONS:
The Board nominated Ms. Smith as a director based on her leadership experience and expertise in finance, human resources, risk management, legal and information technology. In addition, Ms. Smith has leadership experience serving as Chief Financial Officer, Chief Administrative Officer, and as a director of global public companies, including serving on audit, governance and risk committees.
Consistent with our policies and practices related to director service, in making a determination as to Ms. Smith's nomination, the Board considered Ms. Smith's past experience as a Chief Financial Officer and service on other company boards. Ms. Smith was renominated based on her qualifications listed above, her significant contributions to the Board and Company, and her demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2005 Age: 64 Committees: •Compensation •Corporate Governance & Nominating

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Election of Directors (Proposal 1)

Dmitri L. Stockton

BUSINESS EXPERIENCE:
Mr. Stockton served as Senior Vice President and Special Advisor to the Chairman of General Electric Company ("GE"), a multinational industrial company that provides power and water, aviation, oil and gas, healthcare, appliances and lighting, energy management, transportation and financial services, from 2016 until he retired in 2017.
Mr. Stockton joined GE in 1987 and held various positions of increasing responsibility during his 30-year tenure. From 2011 to 2016, Mr. Stockton served as Chairman, President and CEO of GE Asset Management, a global asset management company affiliated with GE, and as Senior Vice President of GE. From 2008 to 2011, he served as President and CEO for GE Capital Global Banking and Senior Vice President of GE. He also served as President and Chief Executive Officer for GE Consumer Finance for Central and Eastern Europe.

OTHER PUBLIC BOARD MEMBERSHIPS:
•Deere & Company
•Target Corporation
•WestRock Company
•A past director of Stanley Black & Decker (until December 2021)

OTHER RELEVANT EXPERIENCE:
•GE Asset Management Inc. (until 2016); GE RSP US Equity and GE RSP Income Fund (until 2016); and GE Elfun Funds (until 2016)

QUALIFICATIONS:
The Board nominated Mr. Stockton as a director because of his leadership experience and his expertise in risk management, governance, finance and asset management. In addition, Mr. Stockton also has leadership experience in positions of executive oversight and senior management from his tenure at GE, as well as experience as a director on public company boards.
Consistent with our policies and practices related to director service, in making a determination as to Mr. Stockton's nomination, the Board considered Mr. Stockton's current service on the Board of three other public companies. Mr. Stockton was renominated based on his qualifications listed above, his significant contributions to the Board and Company, and his willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2018 Age: 59 Committees: •Compensation •Finance

Charles M. Swoboda

BUSINESS EXPERIENCE:
Mr. Swoboda served as Chairman and CEO of Cree, Inc. ("Cree"), a global company leader in silicone carbide technology, from May 2005 until he retired in May 2017. Mr. Swoboda was appointed President and CEO of Cree in 2001 and Chairman in 2005. Mr. Swoboda joined Cree in 1993 as a Manager of LED Product and held positions of increasing responsibility, including President and Chief Operating Officer. Prior to joining Cree, Mr. Swoboda held positions of significant responsibility, including Sales Engineer at Hewlett-Packard Company.

OTHER PUBLIC BOARD MEMBERSHIPS:
•A past director of Anixter (until June 2020)

OTHER RELEVANT EXPERIENCE:
•Executive Chairman of Vast Therapeutics, a preclinical stage drug development company

QUALIFICATIONS:
The Board nominated Mr. Swoboda as a director because of his leadership experience and expertise in global operations, and new product and technology development and commercialization. In addition, Mr. Swoboda has leadership experience in positions of executive oversight and senior management at global public companies. He also has experience as a director on global public company boards, including serving as a member of the governance and compensation committees.
Consistent with our policies and practices related to director service, in making a determination as to Mr. Swoboda's nomination, the Board considered Mr. Swoboda's past experience as a Chairman and CEO and service on other company boards. Mr. Swoboda was nominated based on his qualifications listed above, and his demonstrated willingness and ability to commit adequate time and attention to all Board matters.

Director since: 2022 Age: 57 Committees: •Audit •Corporate Governance & Nominating

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Ratification of Independent Registered Certified Public Accounting Firm (Proposal 2)

PROPOSAL NO. 2
RATIFICATION OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered certified public accounting firm retained to audit our consolidated financial statements. The Audit Committee has selected and appointed PricewaterhouseCoopers LLP for the year ending December 31, 2024. PricewaterhouseCoopers LLP has audited our consolidated financial statements continuously since 2006.
In executing the responsibilities set forth in its charter, the Audit Committee engages in a thorough annual evaluation of the independent registered certified public accounting firm's qualifications, performance and independence. In connection with the Audit Committee's evaluation, management conducts its own evaluation and provides the results of its evaluation to the Audit Committee. Following completion of the Audit Committee's evaluation, performance feedback is provided to the independent registered certified public accounting firm. The Audit Committee is also responsible for approving the services and audit fees associated with the retention of PricewaterhouseCoopers LLP.
In 2021, the Audit Committee rotated the Company's lead engagement partner from PricewaterhouseCoopers LLP, pursuant to the rotation requirements of the Public Company Accounting Oversight Board ("PCAOB"). The Audit Committee and its Chair were directly involved in the selection of the new lead engagement partner.
The Audit Committee and Board believe that the continued retention of PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm is in the best interests of Ryder and its shareholders. In selecting PricewaterhouseCoopers LLP to serve as our independent registered certified public accounting firm for 2024, the Audit Committee considered a number of factors, including:
•the quality of PricewaterhouseCoopers LLP's work product and performance;
•the professional qualifications of PricewaterhouseCoopers LLP, the lead engagement partner and other members of the audit team;
•PricewaterhouseCoopers LLP's knowledge and experience with the Company's business operations, accounting policies and industry;
•the results of the PCAOB review of PricewaterhouseCoopers LLP;
•PricewaterhouseCoopers LLP's independence program and controls for maintaining independence;
•the appropriateness of PricewaterhouseCoopers LLP's audit fees; and
•the results of the Audit Committee's and management's annual evaluation of PricewaterhouseCoopers LLP's qualifications, performance and independence, and the potential impact of selecting a different independent registered certified public accounting firm.
Although shareholder ratification of the appointment of PricewaterhouseCoopers LLP is not required, the Board believes that submitting the appointment to shareholders for ratification is a matter of good corporate governance. The Audit Committee will consider the outcome of this vote in future deliberations regarding the appointment of our independent registered certified public accounting firm, and if the shareholders do not ratify the selection, the Audit Committee will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the selection is ratified, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such change would be in the best interests of the Company and our shareholders.
Representatives of PricewaterhouseCoopers LLP will be present at the 2024 Annual Meeting of Shareholders to respond to appropriate questions and to make a statement if they desire to do so.
Fees and Services of Independent Registered Certified Public Accounting Firm
Fees billed for services by PricewaterhouseCoopers LLP for the 2023 and 2022 fiscal years were as follows ($ in millions):

	2023	2022
Audit Fees	$5.4	$5.4
Audit-Related Fees	0.2	0.2
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$5.6	$5.6

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Ratification of Independent Registered Certified Public Accounting Firm (Proposal 2)

Audit Fees. Primarily represent amounts for services related to the audit of our consolidated financial statements and internal control over financial reporting, a review of financial statements included in our Forms 10-Q (or other periodic reports or documents filed with the SEC), statutory or financial audits for our subsidiaries or affiliates, and consultations relating to financial accounting or reporting standards.
Audit-Related Fees. Represent amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements. These services include audits of employee benefit plans, consultations concerning matters relating to Section 404 of Sarbanes-Oxley and due diligence.
Tax Fees. Represent amounts for U.S. and international tax compliance services (including review of our federal, state, local and international tax returns), tax advice and tax planning, in accordance with our approval policies described below.
Approval Policy
All services rendered by our independent registered certified public accounting firm are either specifically approved (including the annual financial statements audit) or pre-approved by the Audit Committee, in each instance in accordance with our Approval Policy for Independent Auditor Services ("Approval Policy") and are monitored both as to spending level and work content by the Audit Committee to maintain the appropriate objectivity and independence of the independent registered certified public accounting firm's core service, which is the audit of our consolidated financial statements and internal control over financial reporting. Under the Approval Policy, the terms and fees of annual audit services and any changes thereto, must be approved by the Audit Committee. The Approval Policy also sets forth detailed pre-approved categories of other audit, audit-related, tax and non-audit services that may be performed by our independent registered certified public accounting firm during the fiscal year, subject to the dollar limitations set by the Audit Committee. The Audit Committee may, in accordance with the Approval Policy, delegate to any member of the Audit Committee the authority to approve audit and non-audit services to be performed by the independent registered certified public accounting firm. The Audit Committee has delegated to the Chair of the Audit Committee the authority to approve audit and non-audit services if it is not practical to bring the matter before the full Audit Committee and the estimated fee does not exceed $1 million. Any Audit Committee member who exercises his or her delegated authority, including the Chair, must report any approval decisions to the Audit Committee at its next scheduled meeting. All of the services provided in 2023 were approved or pre-approved by the Audit Committee in accordance with the Approval Policy.
The Board recommends a vote FOR Proposal 2 (Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered certified public accounting firm for the 2024 fiscal year).

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Audit Committee Report

AUDIT COMMITTEE REPORT
The Audit Committee is comprised of five outside directors, all of whom are independent under the rules of the NYSE, our director independence standards and applicable rules of the SEC. The Committee operates under a written charter that specifies the Committee's responsibilities. The full text of the Committee's charter is available in the Investors area of our website, at https://investors.ryder.com, on the Governance page. The Audit Committee members are not auditors, and their functions are not intended to duplicate or to certify the activities of management and the independent registered certified public accounting firm.
The Audit Committee oversees Ryder's financial reporting process on behalf of the Board. Ryder's management is responsible for preparing the consolidated financial statements, establishing and maintaining adequate internal control over financial reporting, and assessing the effectiveness of internal control over financial reporting. Ryder's independent registered certified public accounting firm is responsible for performing an integrated audit of Ryder's annual consolidated financial statements and internal control over financial reporting as of the end of the year in accordance with the standards of the PCAOB, and expressing opinions on (i) whether the financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of Ryder in conformity with accounting principles generally accepted in the United States, and (ii) whether Ryder maintained effective internal control over financial reporting based on criteria established in "Internal Control - Integrated Framework (2013)" issued by the Committee of Sponsoring Organizations of the Treadway Commission. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the consolidated financial statements in the Annual Report on Form 10-K for the year ended December 31, 2023, as well as management's assessment of the effectiveness of internal control over financial reporting with Company management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.
The Audit Committee reviewed with the independent registered certified public accounting firm its judgments as to the quality of Ryder's accounting principles and such other matters as are required to be discussed with the Audit Committee by the applicable requirements of the PCAOB and the rules of the SEC. In addition, the Audit Committee has discussed the independence of the independent registered certified public accounting firm, reviewed written disclosures and a letter from the independent registered certified public accounting firm required by applicable requirements of the PCAOB regarding independence, and considered the compatibility of non-audit services with the independence of the independent registered certified public accounting firm.
The Audit Committee also discussed with Ryder's internal auditor and the independent registered certified public accounting firm the overall scope of their respective audits, including the results of their audits, their evaluations of Ryder's internal control, and the overall quality of Ryder's financial reporting. These discussions took place with and without the presence of management.
In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, that the audited consolidated financial statements and management's assessment of the effectiveness of Ryder's internal control over financial reporting be included in the Annual Report on Form 10-K for the year ended December 31, 2023, filed by Ryder with the SEC. The Committee has also approved, subject to shareholder ratification, the selection of PricewaterhouseCoopers LLP as Ryder's independent registered certified public accounting firm for the 2024 fiscal year.
Submitted by the Audit Committee of the Board.

David G. Nord (Chair)
Robert A. Hagemann
Tamara L. Lundgren
Abbie J. Smith
Charles M. Swoboda

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Security Ownership of Officers and Directors

SECURITY OWNERSHIP OF OFFICERS AND DIRECTORS
The following table shows the number of shares of common stock beneficially owned as of February 23, 2024 (unless otherwise indicated in the footnotes to this table) by each Board member and NEO, and collectively by all Board members and executive officers. Unless otherwise indicated, the mailing address for each individual listed below is Ryder System, Inc., 6000 Windward Parkway, Alpharetta, GA 30005. The following table is based upon information provided to us or filed with the SEC by the shareholders. Biographical information for Ryder's executive officers can be found in our Annual Report on Form 10-K filed with the SEC on February 20, 2024.

Name of Beneficial Owner	Total Shares Beneficially Owned(1)	Percent of Class(2)	Of the Total Shares Beneficially Owned, Shares Which May Be Acquired Within 60 days(3)
Robert E. Sanchez(4)(5)	1,044,547	2.3%	622,656
John J. Diez	268,674	*	151,772
Robert J. Eck(4)	31,727	*	31,727
Robert D. Fatovic(4)(5)	188,804	*	132,483
Robert A. Hagemann	26,451	*	24,051
Thomas M. Havens	66,995	*	49,906
Michael F. Hilton	29,031	*	29,031
Tamara L. Lundgren	27,906	*	11,620
Luis P. Nieto, Jr.	28,569	*	28,569
David G. Nord	28,960	*	26,960
J. Steven Sensing	155,457	*	117,027
Abbie J. Smith(5)	70,323	*	47,130
E. Follin Smith	42,085	*	33,055
Dmitri L. Stockton	18,449	*	18,449
Charles M. Swoboda	3,751	*	3,751
Directors and Executive Officers as a Group (21 persons)(4)(5)	2,321,369	5.1%	1,485,072

*
Represents less than 1% of our outstanding common stock, based on the 44,227,406 shares outstanding of the Company's common stock on February 23, 2024, plus any shares that the listed person could acquire upon the exercise of any other rights exercisable on or before April 24, 2023.

(1)	Unless otherwise noted, all shares included in this table are owned directly, with sole voting and dispositive power. Listing shares in this table shall not be construed as an admission that such shares are beneficially owned for purposes of Section 16 of the Securities Exchange Act of 1934, as amended ("Exchange Act").
(2)	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.
(3)	Includes total vested but unexercised options to purchase shares of common stock held in the accounts of our executive officers as well as restricted stock units granted to our directors that will be delivered upon the director's departure from the Board, which shares vest upon grant following a director's first year of service on the Board.
(4)	Includes shares held through a trust, jointly with their spouses or other family members, or held solely by their spouses, as follows: Mr. Sanchez, 322,134 shares; Mr. Fatovic, 2,500 shares; and all directors and executive officers as a group, 324,634 shares.
(5)	Includes shares held in the accounts of executive officers pursuant to our 401(k) savings plan and deferred compensation plan and shares held in the accounts of directors pursuant to our deferred compensation plan as follows: Ms. A. Smith, 14,415 shares; Mr. Sanchez, 31,192 shares; Mr. Fatovic, 1,560 shares; and all directors and executive officers as a group, 51,584 shares.

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Security Ownership of Certain Beneficial Owners

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the number of shares of common stock held by all persons who are known by us to beneficially own or exercise voting or dispositive control over more than five percent of our outstanding common stock.

Name and Address	Number of Shares Beneficially Owned	Percent of Class(1)
The Vanguard Group(2) 100 Vanguard Blvd. Malvern, PA 19355	5,113,466	11.6%
BlackRock, Inc.(3) 50 Hudson Yards New York, NY 10001	4,437,196	10.0%
Wellington Management Company LLP(4) 280 Congress Street Boston, MA 02210	3,442,545	7.8%
HG Vora Capital Management, LLC(5) 330 Madison Ave., 20th Fl. New York, NY 10017	2,450,000	5.5%

(1)	Percent of class has been computed in accordance with Rule 13d-3(d)(1) of the Exchange Act, and based on the Company's 44,227,406 shares of common stock outstanding as of February 23, 2024.
(2)	Based on the most recent SEC filing by The Vanguard Group, on Schedule 13G/A, dated February 13, 2024. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power, 0; shared voting power, 31,036; sole dispositive power, 5,034,265; and shared dispositive power, 79,201.
(3)	Based on the most recent SEC filing by BlackRock, Inc., on Schedule 13G/A, dated March 7, 2024. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power, 4,177,453; shared voting power, 0; sole dispositive power, 4,437,196; and shared dispositive power, 0.
(4)	Based on the most recent SEC filing by Wellington Management Company LLP, on Schedule 13G, dated February 8, 2024. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power, 0; shared voting power, 2,770,489; sole dispositive power, 0; and shared dispositive power, 3,442,545.
(5)	Based on the most recent SEC filing by HG Vora Capital Management, LLC, on Schedule 13G/A, dated February 14, 2024. Of the total shares shown, the nature of beneficial ownership is as follows: sole voting power, 0; shared voting power, 2,450,000; sole dispositive power, 0; and shared dispositive power, 2,450,000.

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Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis is intended to provide our shareholders with a clear understanding of our compensation philosophy and objectives, our compensation-setting process, our 2023 compensation program design, and the earned awards for our NEOs. As discussed in Proposal 3 on page 58, we are conducting our annual advisory Say on Pay vote that requests your approval of the compensation of our NEOs. In deciding how to vote, we recommend that you review this Compensation Discussion and Analysis with particular focus on:
•Our compensation philosophy, which aims to align executive action with the long-term interests of shareholders;
•Our 2023 compensation program actions and pay-for-performance profile; and
•The design of our programs based on input from our shareholders.
In 2023, our NEOs were:

Robert E. Sanchez	Board Chair and CEO
John J. Diez	Executive Vice President and CFO
J. Steven Sensing	President, Supply Chain Solutions ("SCS") and Dedicated Transportation Solutions ("DTS")
Thomas M. Havens	President, Fleet Management Solutions ("FMS")
Robert D. Fatovic	Executive Vice President, CLO and Corporate Secretary
Our compensation philosophy, 2023 compensation plan details, results and other key information is presented as follows:
2023 Company Performance Highlights
In 2023, the Company continued executing its balanced growth strategy, delivering strong EPS of $8.73 and ROE* (a non-GAAP financial measure) of 19%. Our management team successfully executed various initiatives to increase long-term profitability and delivered strong returns despite a weak freight environment.
Management continued to invest in acquisitions to grow the SCS business, returned cash to our shareholders in the form of dividends, executed share repurchases, and maintained leverage below our target range. We believe progress on our initiatives positions us well for future revenue growth. The increase in our stock price during the year, from a low of $77.43 to a year-end price of $115.06, and a positive total shareholder return ("TSR") amidst a challenging freight environment, reflect investors' confidence in our ability to execute on our strategy to drive continued strong earnings.
* ROE is a non-GAAP financial measure, as defined on page 47 of our Annual Report on Form 10-K for the year ended December 31, 2023. For a reconciliation of the non-GAAP elements of ROE to the corresponding GAAP measures, as well as the reasons why management believes this measure is useful to shareholders, refer to the "Non-GAAP Financial Measures" on pages 44-52 of our Annual Report on Form 10-K for the year ended December 31, 2023.

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Compensation Discussion and Analysis

Ryder Compensation Philosophy and Objectives
Our primary goal is to design compensation programs that will attract, retain and motivate high-quality executives who possess diverse skills and talents that will contribute to achieving Ryder's strategic objectives and increasing long-term shareholder value. We believe these compensation programs, together with a workplace culture that drives engagement, accountability and integrity, best position Ryder to achieve profitable growth, innovation, operational excellence, and customer and employee satisfaction.

Our compensation program has three key goals:
▶	Attracting and Retaining Talent Deliver market competitive compensation that attracts high-impact talent and encourages long-term retention
▶
Encouraging Shareholder Alignment
Tie a significant portion of executive compensation to Company performance to align the interests of our executives with our shareholders, as follows:
•Drive company performance by setting targets that will promote long-term, sustainable and profitable growth, with appropriate risk-taking
•Encourage long-term shareholder value creation

▶	Rewarding Individual Performance Recognize individual performance and contribution to Ryder
2023 Executive Compensation Program Structure
The 2023 compensation structure for our NEOs emphasizes "at-risk" compensation that is earned upon achievement of performance goals and significantly influenced by share performance. The actual compensation mix and value for each NEO may vary based on job responsibility, experience, market compensation, individual performance, tenure, long-term potential, succession planning and strategic needs.
The chart below illustrates the Company's commitment to our pay-for-performance philosophy and shareholder alignment as approximately 88% of our CEO's target total direct compensation in 2023 was "at risk," with a significant portion subject to long-term performance goals.
In 2024, the Compensation Committee (the "Committee") plans to continue focusing on overall shareholder alignment with a suite of metrics that incentivize long-term shareholder value.

CEO Target Direct Pay Mix 2023
At Risk
Compensation
88%
Base Salary
12%
Annual Cash
Incentive
20%
LTIP
68%

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Compensation Discussion and Analysis

Suite of Compensation Metrics
The following chart illustrates the elements and design of Ryder's executive compensation program in 2023.

2023
Base Salary
(12% of CEO target direct compensation)
+
2023
Annual Cash Incentive Awards
(20% of CEO target direct compensation)
60%
Comparable EBITDA*
20%
Operating Revenue*
20%
Strategic Objectives
+
2023 – 2025
Long Term Incentive Program
(68% of CEO target direct compensation)
60%
Performance-Based Restricted Stock Rights (PBRSRs)
(3-year fixed performance period)
33.3%
Adjusted ROE
33.3%
Strategic Revenue Growth
33.3%
Free Cash Flow
Modifier: +/- up to 15% based on Relative TSR
40%
Restricted Stock Rights (TVRSRs)
=
Total Direct Compensation

* In the case of Messrs. Sanchez, Diez and Fatovic, the comparable EBITDA and operating revenue metrics are based on the Company's comparable EBITDA and operating revenue. In the case of Messrs. Havens (President of FMS) and Sensing (President of SCS/DTS), the comparable EBITDA and operating revenue portions of their AIP are based as follows: 30% Company EBITDA, 30% FMS or SCS/DTS business division EBITDA, respectively, and 20% FMS or SCS/DTS business division operating revenue, respectively.
The chart below further explains the components of our 2023 compensation program, how they align with our strategy, and how the Committee determined compensation levels for 2023.

	Settled in	Key Factors	Payout Linked to Strategy/Growth
Base Salary	Cash	•Based on experience, market data, performance, tenure, responsibility and succession potential •Reviewed annually	•Competitively set to recruit and retain top talent who will drive Company performance
Annual Cash Incentive	Cash
•Target payout opportunities based on market data
•Applicable performance metrics approved at the beginning of the year
•Minimum performance threshold required for any payout, with payouts ranging from 0 - 200% of target

•Comparable EBITDA (a non-GAAP financial measure) is a key annualized measure of operating performance and profitability
•Operating revenue (a non-GAAP financial measure) reflects progress against strategic and operational goals
•Strategic objectives reflect key components of strategic plan by business division

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Compensation Discussion and Analysis

	Settled in	Key Factors	Payout Linked to Strategy/Growth
Performance-based restricted stock rights ("PBRSRs")	Stock
•Based on market data, level of responsibility, succession potential and desired pay mix
•Target grant value established at the start of three-year performance period, and value vests at end of three-year performance period
•Minimum performance threshold required for any payout, with payouts ranging from 0 - 200%

•ROE (a non-GAAP financial measure) measures how effectively the Company manages returns, capital efficiency, and progress on strategic goals
•Strategic revenue growth for 2023 - 2025 measures progress against long-term growth goals of more profitable businesses
•Free cash flow (a non-GAAP financial measure) measures available cash for debt and dividend payments and for capital investments
•TSR modifier measures stock performance against peer group, with no positive modification if actual TSR is negative

Time-vested restricted stock rights ("TVRSRs")	Stock	•Based on market data, level of responsibility, and desired pay mix •Granted at the start of three-year period, and vests ratably over three years	•Provides link to shareholder experience
Base Salary
Base salary is the sole fixed component of an executive's total direct compensation. In determining base salary, the Committee considers the factors listed on page 32 without assigning any specific weight to any individual factor. In 2023, in connection with our benchmarking analysis, the following base salary increases were made for each of our NEOs, effective January 1, 2023: 3% for Messrs. Sanchez, Diez, Fatovic and Sensing; and 5% for Mr. Havens.
2023 AIP Metrics, Targets and Results
2023 Metrics
Our 2023 annual cash incentive awards were designed at the beginning of the year to reflect both Company and divisional business performance. In structuring our annual cash incentive awards, in February 2023, the Committee set target payout opportunities for each executive. For 2023, the target AIP payout opportunity for each of our NEOs was as follows: 170% of base salary for Mr. Sanchez, and 100% of base salary for Messrs. Diez, Fatovic, Havens and Sensing.
The 2023 AIP was comprised of the same metrics, and respective weights, as the 2022 AIP. The 2023 AIP strongly emphasized EBITDA and maintained a focus on revenue growth and strategic objectives that align with the Company's overall strategy. Each metric of the 2023 AIP has a payout range of 0% to 200%. The chart below further explains the design of our 2023 AIP for each of our NEOs:

2023 AIP Metrics	CEO/Corporate(1)	Division Presidents(2)
RSI Comparable EBITDA	60%	30%
Division Comparable EBITDA(3)	N/A	30%
RSI Operating Revenue	20%	N/A
Division Operating Revenue(3)	N/A	20%
RSI Strategic Objectives	20%	N/A
Division Strategic Objectives(3)	N/A	20%
(1) Represents Messrs. Sanchez (CEO), Diez (CFO) and Fatovic (CLO/Corporate Secretary).
(2) Represents Messrs. Havens (President of FMS) and Sensing (President of SCS/DTS).
(3) In the case of Mr. Havens, all division-specific metrics correspond to FMS-related performance. In the case of Mr. Sensing, all division-specific metrics correspond to SCS/DTS-related performance.
As shown in the previous chart, the comparable EBITDA metric had a weight of 60%, which further aligns executive compensation with the Company's operating performance, and the operating revenue metric had a weight of 20% in order to continue to incentivize growth. In the case of Messrs. Sanchez, Diez and Fatovic, the comparable EBITDA and operating revenue portions of their AIP incorporate Company-wide performance for Ryder (RSI). In the case of Messrs. Havens (President of FMS) and Sensing (President of SCS/DTS), the comparable EBITDA portion of their AIP incorporates both the Company's and their respective business divisions' performance, and the operating revenue portion exclusively reflects their respective business divisions' performance.

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Compensation Discussion and Analysis

The strategic objectives have a weight of 20% in the AIP and require a minimum RSI comparable EBITDA financial performance threshold in order to make a milestone payout, with AIP award payout levels ranging from 0% to 200%. As shown in the chart below, each of the Company's businesses have strategic objectives tailored to their respective divisions, with the objectives for the centralized corporate group, including the CEO, reflecting a combination of objectives from each business division. To determine the payout of the strategic objectives, the Committee evaluates the outcome of each milestone and holistically determines overall achievement using a multi-point scale that corresponds to a payout score. No individual strategic objective is weighted or assigned greater significance than another.

	2023 Strategic Objectives (weighted 20% in AIP)	Strategic Objectives Outcome	Payout Percentage*
CEO/Corporate(1)	•Includes each of the strategic objectives identified below for FMS, SCS and DTS	◦Exceptional ◦Very Successful ◦Successful ◦Inconsistent ◦Unsatisfactory	200% 150% 100% 50% 0%
FMS(2)	•Improve ChoiceLease pricing •Improve maintenance costs •Achieve positive overall score on customer engagement survey
SCS(3)	•Grow net sales •Achieve rate increases •Achieve positive overall score on customer engagement survey
DTS(3)	•Grow net sales •Deploy flexible dedicated operating model •Achieve positive overall score on customer engagement survey

(1) Represents Messrs. Sanchez (CEO), Diez (CFO) and Fatovic (CLO/Corporate Secretary).	* Actual payout percentages may vary between 0%-200%.
(2) Represents Mr. Havens (President of FMS).
(3) Represents Mr. Sensing (President of SCS/DTS).

AIP Metric Definitions
Comparable EBITDA* (a non-GAAP financial measure)
Represents net earnings, first adjusted to exclude discontinued operations and the following items, all from continuing operations: (i) non-operating pension costs, net, and (ii) any other items that are not representative of our ongoing business operations (these items are the same items that are excluded from comparable earnings measures for the relevant periods and are described under comparable earnings measures in our SEC filings), and then adjusted further for (a) interest expense, (b) income taxes, (c) depreciation, (d) amortization, and (e) used vehicle sales results. Comparable EBITDA incentivizes management to optimize operations whether the economic cycle is negative or positive and is also more reflective of the Company's operating profitability. While the market prices for used vehicles continue to impact compensation heavily (via the LTIP payouts), the Committee determined that a metric more closely aligned with improved operating performance was valuable in the collective suite of incentive compensation metrics and that the best place for this metric was in the annual incentive plan.

Operating Revenue* (a non-GAAP financial measure)
Represents total revenue excluding any (i) fuel, and (ii) subcontracted transportation. We exclude fuel and subcontracted transportation as these services are largely pass-through to our customers, thus fluctuations generally minimally impact our profitability. The operating revenue used by the Committee is consistent with the operating revenue reported in Company press releases and public presentations. Operating revenue is intended to measure progress towards strategic and operational goals.

Strategic Objectives
Represents alignment with the strategic plan and the expectation that attainment of each strategic objective will have occurred in 2023. A minimum threshold of EBITDA financial performance must be achieved in order to payout the strategic objectives. In the case of Messrs. Sanchez, Diez and Fatovic, the strategic objectives reflect initiatives from each business division (FMS, SCS and DTS), and in the case of Messrs. Havens and Sensing the strategic objectives reflect the strategic goals of their respective business divisions. Please refer to the chart above titled "2023 Strategic Objectives" for further information.

* Comparable EBITDA and operating revenue are non-GAAP financial measures. For a reconciliation of net earnings from continuing operations to comparable EBITDA and total revenue to operating revenue, as well as the reasons why these measures are useful to shareholders, refer to the "Non-GAAP Financial Measures" on pages 44-52 of our Annual Report on Form 10-K for the year ended December 31, 2023.

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Compensation Discussion and Analysis

2023 Targets and Results
In 2023, management strengthened the Company's financial and strategic position as a leading supply chain and transportation company. Under the skilled leadership of our management team, during a weak freight environment, Ryder generated strong financial results, including comparable EBITDA (a non-GAAP financial measure) of $2.7 billion and operating revenue (a non-GAAP financial measure) of $9.5 billion.
Upon review of the Company's performance associated with each of the strategic objectives, the Committee determined that the minimum EBITDA performance metric was achieved and that the outcome of the strategic objectives for each of CEO/Corporate, FMS, and SCS/DTS was "successful." Ryder's 2023 earnings results reflect strong lease returns from ongoing ChoiceLease pricing initiatives, benefits from our multi-year maintenance initiative, positive feedback from customers on our customer engagement survey, improved profitability in certain segments of our SCS division, and successful deployment of our flexible dedicated operating model. In addition, we also completed acquisitions consistent with our strategy to accelerate growth in SCS, and successfully integrated prior acquisitions which we expect to contribute to long-term shareholder value.
The following chart sets forth our 2023 AIP metrics (including targets and actual results) that are used when determining the AIP awards for Messrs. Sanchez, Diez and Fatovic:

Performance Metrics(1) (in millions)	2023 Threshold (50% payout)	2023 Target (100% payout)	2023 Maximum (200% payout)	Weight	2023 Results(2)	2023 Payout (% of target)
RSI Comparable EBITDA	$2,422	$2,691	$2,771	60%	$2,645	91%
RSI Operating Revenue	$8,658	$9,620	$10,389	20%	$9,460	92%
CEO/Corporate Strategic Objectives	Inconsistent	Successful	Exceptional	20%	Successful	110%
Earned Payout (weighted)						95%

(1)
Comparable EBITDA and operating revenue are non-GAAP financial measures. For a reconciliation of net earnings from continuing operations to comparable EBITDA and total revenue to operating revenue, as well as the reasons why these measures are useful to shareholders, refer to the "Non-GAAP Financial Measures" on pages 44-52 of our Annual Report on Form 10-K for the year ended December 31, 2023.

(2)
The Committee determined to exclude (i) the higher than expected comparable EBITDA benefit from an asset impairment charge related to a customer bankruptcy from the comparable EBITDA results of RSI and SCS, and (ii) the acquisition of IFS Holdings, LLC, which the Company acquired in November 2023 for approximately $255 million, from the comparable EBITDA and operating revenue results of RSI and SCS.

The following chart sets forth our 2023 AIP metrics (including targets and actual results) that are used when determining the AIP award for Mr. Havens:

Performance Metrics(1) (in millions)	2023 Threshold (50% payout)	2023 Target (100% payout)	2023 Maximum (200% payout)	Weight	2023 Results(2)	2023 Payout (% of target)
RSI Comparable EBITDA	$2,422	$2,691	$2,771	30%	$2,645	91%
FMS Comparable EBITDA	$2,134	$2,371	$2,442	30%	$2,336	93%
FMS Operating Revenue	$4,644	$5,160	$5,418	20%	$5,052	90%
FMS Strategic Objectives	Inconsistent	Successful	Exceptional	20%	Successful	125%
Earned Payout (weighted)						98%

(1)
Comparable EBITDA and operating revenue are non-GAAP financial measures. For a reconciliation of net earnings from continuing operations to comparable EBITDA and total revenue to operating revenue, as well as the reasons why these measures are useful to shareholders, refer to the "Non-GAAP Financial Measures" on pages 44-52 of our Annual Report on Form 10-K for the year ended December 31, 2023.

(2)
The Committee determined to exclude (i) the higher than expected comparable EBITDA benefit from an asset impairment charge related to a customer bankruptcy from the comparable EBITDA results of RSI and SCS, and (ii) the acquisition of IFS Holdings, LLC, which the Company acquired in November 2023 for approximately $255 million, from the comparable EBITDA and operating revenue results of RSI and SCS.

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Compensation Discussion and Analysis

The following chart sets forth our 2023 AIP metrics (including targets and actual results) that are used when determining the AIP award for Mr. Sensing:

Performance Metrics(1) (in millions)	2023 Threshold (50% payout)	2023 Target (100% payout)	2023 Maximum (200% payout)	Weight	2023 Results(2)	2023 Payout (% of target)
RSI Comparable EBITDA	$2,422	$2,691	$2,771	30%	$2,645	91%
SCS/DTS Comparable EBITDA	$360	$480	$528	30%	$470	96%
SCS/DTS Operating Revenue	$4,169	$4,905	$5,641	20%	$4,889	99%
SCS/DTS Strategic Objectives	Inconsistent	Successful	Exceptional	20%	Successful	100%
Earned Payout (weighted)						96%

(1)
Comparable EBITDA and operating revenue are non-GAAP financial measures. For a reconciliation of net earnings from continuing operations to comparable EBITDA and total revenue to operating revenue, as well as the reasons why these measures are useful to shareholders, refer to the "Non-GAAP Financial Measures" on pages 44-52 of our Annual Report on Form 10-K for the year ended December 31, 2023.

(2)
The Committee determined to exclude (i) the higher than expected comparable EBITDA benefit from an asset impairment charge related to a customer bankruptcy from the comparable EBITDA results of RSI and SCS, and (ii) the acquisition of IFS Holdings, LLC, which the Company acquired in November 2023 for approximately $255 million, from the comparable EBITDA and operating revenue results of RSI and SCS.

2023 AIP Earned Amounts for NEOs
The Committee reviews the initial payout calculation for each NEO, using the methodology described above. While the AIP does not include an individual performance metric, the Committee retains discretion to adjust the NEO's actual payout upwards or downwards. In determining whether to make any adjustments, the Committee considers the following qualitative factors as a whole: overall realized pay relative to performance and our goal of furthering the Company's strategic initiatives; internal leadership; business development and achievement of other business goals; risk management; talent development; progress on corporate responsibility goals, including environmental, social and governance matters; financial management; and legal, risk, regulatory and compliance management and results.
Given the strong financial results that management achieved in 2023, the Committee determined to pay 2023 annual cash incentive awards consistent with the payout results above for each NEO and did not further adjust any awards. The following chart sets forth the earned 2023 annual cash incentive award for each of our NEOs:

Name	Target 2023 Award ($)	Actual 2023 Payout ($)	% of Target
Robert E. Sanchez	1,751,000	1,667,652	95%
John. J. Diez	683,000	650,489	95%
J. Steven Sensing	683,000	655,475	96%
Thomas M. Havens	630,000	618,219	98%
Robert D. Fatovic	568,000	540,963	95%
2021-2023 LTIP Metrics, Award Results and Payouts
LTIP Metrics
Our 2021 LTIP awards were comprised of TVRSRs (40%) and PBRSRs (60%). PBRSRs granted to NEOs in 2021 could be earned based on the following performance metrics: (i) ROE (a non-GAAP financial measure), based on a three-year average ROE, (ii) strategic revenue growth, based on attainment of a three-year compounded annual growth rate ("CAGR"), and (iii) free cash flow (a non-GAAP financial measure), based on a three-year average. Each of the performance metrics weigh 20% of total LTIP and have payout levels ranging from 0% to 200% of target. In addition, the 2021 LTIP included a TSR modifier that adjusts PBRSR payouts by up to 15%, either upward or downward, to reflect performance against a custom peer group, as further described below.
At the beginning of the 2021-2023 three-year performance period, the Committee set performance targets intended to be attainable and challenging, taking into account the expected economic conditions in markets that we wish to grow, then-prevailing interest rates, and costs for equity.

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Compensation Discussion and Analysis

2021-2023 LTIP Performance Metric Calculation Methodology
ROE* (a non-GAAP financial measure)
Represents adjusted return on equity, which is calculated by dividing the Company's "adjusted net earnings" by our "adjusted average shareholders' equity" (each as defined below). The Company's adjusted net earnings is defined as net earnings from continuing operations, adjusted to exclude after-tax impact from other items that are not representative of our ongoing business operations, which may include costs related to the potential restructuring actions of international operations. Adjusted average shareholders' equity means the Company's average shareholders' equity, adjusted to exclude the impact from any other items that are not representative of our ongoing business operations, which may include costs related to the potential restructuring actions of international operations. ROE will be calculated at the end of each calendar year and averaged during the performance period. The Company's three-year ROE is determined by the Committee at the end of the performance period against a maximum, a target and a threshold three-year ROE. The Committee takes into account the Company's business plan when setting the three-year target. If the Company's three-year ROE falls above threshold and between the measuring points, the three-year ROE accrual percentage for the performance period will be determined proportionally between the measuring points. While ROE in any three-year period is highly unpredictable due to used vehicle cycles, the Committee believes a direct link to this key shareholder metric is appropriate.

Strategic Revenue Growth
Represents the CAGR or contractual revenue from all business lines, transactional maintenance, and all new product revenue (other than FMS revenue from FMS Canada and Europe as the Company's strategy did not include growth in those markets, and revenue from our ChoiceLease liability insurance program). The Committee determines 2021-2023 strategic revenue CAGR at the end of the three-year performance period against a maximum, target and threshold three-year strategic revenue CAGR. The Committee considers the Company's business plan when setting the three-year target. If the 2021-2023 CAGR is above threshold and between measuring points, the 2021-2023 CAGR accrual percentage for the performance period will be determined proportionally between the measuring points. The Company believes that the 2021-2023 CAGR target is a rigorous measure of sustained strategic revenue growth.

Free Cash Flow* (a non-GAAP financial measure)	Represents the sum of (i) net cash provided by operating activities, (ii) net cash provided by the sale of revenue earning equipment, (iii) net cash provided by the sale of operating property and equipment, and (iv) other cash inflows from investing activities, less purchases of property and revenue earning equipment. We believe free cash flow provides investors with an important perspective on the cash available for debt service and for shareholders, after making capital investments required to support ongoing business operations. The free cash flow will be calculated at the end of each calendar year and averaged during the performance period. The Company's three-year free cash flow is determined by the Committee at the end of the performance period against a maximum, a target and a threshold three-year free cash flow.
TSR
Represents total shareholder return based on the Company's TSR relative to the TSR of the companies in our custom peer group. TSR is calculated based on the percentage change in a Company's stock price from the average closing price of the last ten trading days (prior to the beginning of the relevant performance period) to the average closing price of the last ten trading days (prior to the end of the relevant performance period), assuming reinvestment of dividends. The custom peer group for 2021 consists of 24 companies including Ryder: the 12 companies in Ryder's 2021 Compensation Peer Group, plus 11 additional related companies that operate in the markets in which we compete and that are viewed as competitors for capital by investors. At the end of the three-year performance period, the companies in the custom peer group will be sorted by TSR performance, and the 25th, 50th and 75th percentiles of the custom peer group are calculated. Ryder's TSR performance is compared to the TSR of the companies in the custom peer group. The number of accrued PBRSRs will then be adjusted upward or downward by a percentage based on the TSR relative percentile rank as shown below; provided, however, that (i) in no event will the TSR modifier adjustment result in payout of more than 200% of the target PBRSRs, and (ii) even if the Company's TSR rank is above the 50th percentile, no positive TSR modifier will be applied if the Company's absolute TSR is negative.

* ROE and free cash flow are non-GAAP financial measures. For a reconciliation of the non-GAAP elements of ROE to the corresponding GAAP measures, and cash provided by operating activities from continuing operations to free cash flow, as well as the reasons why management believes these measures are useful to shareholders, refer to "Non-GAAP Financial Measures" on pages 44-52 and "Financial Resources and Liquidity" on page 37 of our Annual Report on Form 10-K for the year ended December 31, 2023.
2021-2023 LTIP Award Results and Payouts
The three-year performance period for our 2021 LTIP awards ended on December 31, 2023, and the Committee assessed our performance in the first quarter of 2024. Over the course of the three-year performance, despite a challenging macroeconomic environment in 2021 and a weak freight environment in 2023, the Company delivered strong financial results. The table on the next page summarizes performance for the PBRSRs for the 2021-2023 completed performance period.

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Compensation Discussion and Analysis

PBRSR
ROE (33.3% PBRSRs)	Payout Range		ROE Range	ROE Results	Payout Percentage
3-year average	Threshold	25%	2%	23.0%	200%
	Target	100%	8%
	Maximum	200%	12.5%
Strategic Revenue Growth (33.3% PBRSRs)	Payout Range		Strategic Revenue Growth Range	CAGR Results	Payout Percentage
3-year CAGR	Threshold	25%	0%	12.0%	200%
	Target	100%	3%
	Maximum	200%	6%
Free Cash Flow (33.3% PBRSRs)	Payout Range		Free Cash Flow Range	Free Cash Flow Results	Payout Percentage
3-year average	Threshold	25%	($750M)	$639.2M	200%
	Target	100%	($250M)
	Maximum	200%	$250M
TSR Modifier (+/- 15%)	Modifier Range	Ryder Relative TSR Percentile Rank to Peer Companies		Quartile	Modifier Adjustment
Jan 2021 - Dec 2023	15%	At and above 75th percentile		2nd Quartile	5%
	5%	At and between 50th and 75th percentile
	(5)%	Between 50th and 25th percentile
	(15)%	Below 25th percentile
Overall PBRSR Payout(1)					200%
(1) Overall PBRSR payout was not impacted by TSR modifier as results were 200%.
2023 LTIP Grants
The Committee determined to use the same metrics and respective weights for the 2023 LTIP awards as those used for the 2022 LTIP awards. The 2023 LTIP emphasizes a direct linkage to the shareholder experience and profitable three-year growth, and uses distinct metrics from those in the 2023 AIP. To determine the 2023 LTIP target values for each of our NEOs, the Committee considered a variety of factors, including overall compensation relative to peers and market benchmarks, as well as the individual's role, performance, long-term potential and retention risk. The 2023 LTIP target values and allocation between PBRSRs and TVRSRs for each NEO are as follows:

NEO	2023 LTIP Target Value ($)	PBRSRs(1) (60% of LTIP value) ($)	TVRSRs (2) (40% of LTIP value) ($)
Robert E. Sanchez	6,000,000	3,599,925	2,399,950
John J. Diez	2,500,000	1,499,969	999,979
J. Steven Sensing	2,100,000	1,259,954	839,905
Thomas M. Havens	1,800,000	1,079,920	719,946
Robert D. Fatovic	1,600,000	959,961	639,909

(1)	The number of PBRSRs granted in 2023 for each of the NEOs is as follows: Mr. Sanchez, 37,332; Mr. Diez, 15,555; Mr. Sensing, 13,066; Mr. Havens, 11,199; and Mr. Fatovic, 9,955.
(2)	The number of TVRSRs granted in 2023 for each of the NEOs is as follows: Mr. Sanchez, 24,888; Mr. Diez, 10,370; Mr. Sensing, 8,710; Mr. Havens, 7,466; and Mr. Fatovic, 6,636.

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Compensation Discussion and Analysis

PBRSRs. PBRSRs granted in 2023 vest at the end of a three-year performance period in 2025 and are earned based on the following performance metrics: (i) ROE (a non-GAAP financial measure), based on a three-year-average ROE target; (ii) strategic revenue growth, based on attainment of a three-year CAGR; and (iii) free cash flow (a non-GAAP financial measure), based on a three-year average. Each of the performance metrics weigh 20% of the total LTIP and have payout levels ranging from 0% to 200% of target. Each metric and its corresponding targets was determined at the start of the three-year period, and achievement will be measured at the end of the three-year period. In addition, the LTIP continues to include a TSR modifier that will impact the PBRSR payouts by up to 15%, positively or negatively, depending on Ryder's TSR relative to the TSR of a custom peer group. Even if Ryder's relative TSR is above the median, no positive TSR modifier will be applied if Ryder's absolute TSR is negative. In addition, the TSR modifier cannot increase the total payout of PBRSRs beyond 200%. The Committee has the discretion to adjust the results for these metrics to ensure that they properly reflect the achievement of participants in our LTIP during the performance period and are not impacted, positively or negatively, by factors that may be unanticipated, non-recurring, or non-operational in nature.
TVRSRs. TVRSRs under the LTIP vest in three equal, annual installments, subject to the NEO's continued employment, and are denominated and settled in stock. Dividend equivalents accrue on PBRSRs and TVRSRs during the vesting period and are only paid upon vesting.
The Committee believes that our LTIP design creates significant and direct shareholder linkage. Both the PBRSRs and the TVRSRs have a direct link to the share price. For the 60% PBRSRs, the ROE metric directly incents improving returns on shareholders' equity and the relative TSR modifier further links payouts to relative stock price. The other PBRSR performance metrics of strategic revenue growth and free cash flow incent the profitable growth that we believe is necessary to drive increasing shareholder value over time.

2023-2025 PBRSR Performance Metric Calculation Methodology
ROE (a non-GAAP financial measure)	Has the meaning ascribed to it on page 37.
Strategic Revenue Growth	Has the meaning ascribed to it on page 37, but for the applicable 2023-2025 performance period.
Free Cash Flow (a non-GAAP financial measure)	Has the meaning ascribed to it on page 37.
TSR	Has the meaning ascribed to it on page 37.

Ryder TSR Relative Percentile Rank to Peer Companies	TSR Modifier
At and above 75th percentile	+15%
At 50th percentile and between 50th and 75th percentile	+5%
At 25th percentile and between 25th and 50th percentile	-5%
Below 25th percentile	-15%

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Compensation Discussion and Analysis

Peer Group
The Committee references two groups of companies when establishing executive compensation: the Compensation Peer Group and the Additional Performance Peer Companies (together, the "2023 Relative TSR Group").
•The Compensation Peer Group is a group of 13 companies of similar size and who are in similar industries. The pay of the NEOs at these companies serves as a reference point for determining target pay levels for our NEOs.
•The Additional Performance Peer Companies includes a number of companies who are too large to serve as compensation peers for our NEOs, but whose stock price performance is relevant as a benchmark for our stock price performance because they operate in markets in which we compete and are viewed as competitors for capital by investors.

2023 Relative TSR Group
Compensation Peer Group		Additional Performance Peer Companies*
1.	Avis Budget Group, Inc.	1.	Amerco (U-Haul)
2.	C. H. Robinson Worldwide, Inc.	2.	Arc Best Corporation (Arkansas Best Corporation)
3.	CSX Corporation	3.	FedEx Corporation
4.	Expeditors International of Washington, Inc.	4.	Forward Air Corporation
5.	GXO Logistics	5.	GATX Corporation
6.	Hub Group, Inc.	6.	PACCAR International
7.	J.B. Hunt Transport Services Inc.	7.	Rush Enterprises, Inc.
8.	Knight-Swift Transportation Holdings Inc.	8.	Saia, Inc.
9.	Landstar System, Inc.	9.	Trinity Industries, Inc.
10.	Old Dominion Freight Line, Inc.	10.	United Parcel Service, Inc.
11.	Schneider National, Inc.	11.	Universal Logistics Holdings, Inc.
12.	United Rentals, Inc.	12.	Werner Enterprises, Inc.
13.	XPO Logistics, Inc.
*Triton International Inc. was removed from the TSR Peer Group per Ryder's Terms & Conditions, as it was acquired in September 2023.
Executive Compensation Governance Practices
Our executive compensation practices are intended to support the needs of our business, drive performance, and ensure alignment with the short- and long-term interests of our shareholders.

What We Do
✓	Directly link pay with company performance - 88% of the CEO's total target direct compensation is "at risk"
✓	Use negative discretion to align appropriate payouts to Company and individual performance
✓	Use double-trigger change of control provisions for awards
✓	Provide competitive severance and change in control amounts to ensure that NEOs act in the best interest of shareholders, rather than avoiding transactions that could result in termination of employment
✓	Use three-year performance periods and targets for long-term performance metrics
✓	Engage an independent compensation consultant
✓	Regularly benchmark executive compensation against an appropriate peer group
✓	Maintain robust stock ownership requirements
✓	Subject performance-based incentive awards and severance payments to clawback policies
✓	Grant majority of pay in performance-based compensation which is not guaranteed
✓	Engage in a robust target-setting process for incentive metrics
✓	Provide for caps for incentive compensation
What We Don't Do
✗	Provide employment agreements
✗	Provide tax gross-ups related to a change of control
✗	Provide excessive perquisites
✗	Reprice underwater stock options without shareholder approval
✗	Pay dividends or dividend equivalents on unvested PBRSRs or TVRSRs
✗	Permit hedging transactions
✗	Permit pledging activity or use of margin accounts by executives or directors

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Compensation Discussion and Analysis

Other Compensation Information
Compensation Setting Process. The Committee is responsible for making determinations about our executive compensation programs and practices. The Committee's independent compensation consultant, along with management, assists the Committee in making these determinations. Below is an explanation of (i) the key roles and responsibilities of each group in setting executive compensation; (ii) the executive evaluation process; (iii) how competitive market data is integrated into the decision-making process; and (iv) how shareholder feedback is evaluated.
Role of the Compensation Committee. The Committee is responsible for reviewing and approving, or recommending that the Board approve, all components of our executive compensation program as well as the compensation program for our Board. New executive compensation plans and programs must be approved by the full Board based on recommendations made by the Committee. The Committee reviews and recommends the compensation of the CEO to the independent Board members for approval. After considering the CEO's assessment and recommendation for each NEO, the Committee also determines and approves the compensation of all other NEOs.
Role of the Independent Compensation Consultant. The Committee has retained FW Cook as its independent consultant. FW Cook reports directly to the Committee and provides advice about our compensation program and design, including views on current compensation trends, best practices and peer comparisons. FW Cook also works with the Committee on a regular basis to provide recommendations and insights on how to make our executive compensation practices and structure more effective. During 2023, FW Cook also supported the Committee in evaluating enterprise and related risks associated with our executive compensation components and plans, as discussed under "Compensation Risks" on page 44, and provided advice regarding director compensation. A consultant from FW Cook attended all of the Committee meetings in person or by telephone in 2023 and participated in independent director sessions without management present.
The Committee undertakes an annual review of whether FW Cook's work as a compensation consultant has raised any conflict of interest, taking into consideration the following factors: (i) the provision of other services to the Company by FW Cook; (ii) the amount of fees the Company paid to FW Cook, as a percentage of FW Cook’s total revenue; (iii) FW Cook's policies and procedures regarding conflicts of interest; (iv) any business or personal relationship of FW Cook's compensation advisers with an executive officer of the Company or any member of the Compensation Committee; and (v) any stock of the Company owned by FW Cook's compensation advisers. After review of this information, the Committee confirmed that FW Cook does no other work for the Company and determined that FW Cook is independent and that its work for Ryder has not raised any conflict of interest.
Role of Management. Our CEO, Chief Human Resources Officer, Vice President of Compensation and Benefits, and Associate General Counsel recommend agendas, prepare materials for review at Committee meetings, and attend Committee meetings at the Committee's request. They also provide information regarding, and make recommendations about, designs for and changes to our executive compensation programs. Our CEO provides an assessment of each NEO's performance and recommends compensation actions for NEOs other than himself.
Evaluating Performance. With respect to the compensation of NEOs other than our CEO, our CEO annually provides the Committee with a performance assessment of and compensation recommendations for each NEO. The performance assessment includes strengths, areas for development and succession potential, and is based on the CEO's evaluation of their individual performance. Our CEO also reviews each NEO's compensation history and current market compensation data.
With respect to the CEO's compensation, at the end of each year, the independent directors conduct a performance review of the CEO. The CEO first provides the independent directors with a self-evaluation relative to his individual goals and objectives. After the directors have reviewed these materials, each independent director completes a comprehensive evaluation questionnaire relating to the CEO's performance. This questionnaire is prepared by the Governance Committee, which is responsible for developing and overseeing the process by which the CEO is evaluated. In addition to evaluating the CEO's performance with respect to his individual goals and objectives, the questionnaire focuses on the CEO's performance in developing and executing the Company's strategic initiatives, leadership of the Company and the Board, relations with stakeholders (including shareholders, customers and employees), and succession planning and talent development.
At the February Compensation Committee meeting, the Committee members discuss the results of the CEO's performance review in executive session and formulate recommendations regarding CEO compensation. At the February Board meeting, in executive session without the CEO present, the independent directors evaluate and discuss the CEO's performance and determine his compensation based on the results of his performance evaluation and the recommendations of the Compensation Committee, in consultation with the Compensation Committee's compensation consultant. The Lead Independent Director and Chair of the Compensation Committee then provide feedback to the CEO on his performance.

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Compensation Discussion and Analysis

Use of Benchmarking. Our Compensation Committee compares our executive compensation program to that of our peers to help analyze its structure, the payout levels for executives, and to review our program's effectiveness in attracting and retaining talent.
In evaluating each element of our executive compensation program, the Committee uses benchmark comparisons to peer groups and, particularly when appropriate peer group data is unavailable, to general industry survey data. While there are no public companies that provide the same mix of services as Ryder, the Committee references as one source of input the Compensation Peer Group, which is a group of companies that operate in similar industries, are a similar size range, and compete with Ryder for executive talent. The Committee does not design our executive compensation programs to fit within a specific percentile of the executive compensation programs of other companies comprising any particular peer group or survey. The Committee does consider the median compensation of similar executives at the peer companies, both for each compensation component and the total compensation package, as a reference in making compensation decisions. For a list of the companies comprising the Compensation Peer Group for 2023, please refer to page 40.
Shareholder Feedback. The feedback we receive from shareholders through our annual shareholder outreach program and our advisory votes on executive compensation ("Say-on-Pay") enhances our understanding of our shareholders' views. Our Board and senior management remain committed to transparent communication and engagement with our shareholders and take feedback into consideration when evaluating our compensation program design.
We have ongoing conversations with many of our largest shareholders. Each year we reach out to our top shareholders, constituting at least a majority of our shares outstanding, to solicit feedback on various topics, including corporate governance practices and executive compensation, among others. During our 2023 engagement, shareholders expressed support for our compensation program. In addition to ongoing conversations and formal annual engagement, the Compensation Committee also considers the voting outcome of our Say-on-Pay proposals each year. Over the last three years, our Say-on-Pay proposals received strong support from our shareholders, with last year's proposal receiving over 95% support. The Committee believes the 2023 voting results reflect our shareholders' support of our overall executive compensation program. The Committee values the opinions of our shareholders and will continue to consider shareholder feedback and the outcomes of future Say-on-Pay votes when designing compensation programs and making compensation decisions for our NEOs. We currently hold a Say-on-Pay vote every year.

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Compensation Discussion and Analysis

RETIREMENT AND WELFARE BENEFITS AND PERQUISITES
Retirement Benefits. The Company maintains a qualified pension plan (the "Retirement Plan") and a pension benefit restoration plan (the "Pension Restoration Plan," collectively with the Retirement Plan, the "Pension Plans"), which any NEO who had joined the Company prior to January 1, 2007 was able to participate in. The Pension Plans were frozen for all participants as of December 31, 2007. Based on their age and tenure with Ryder, Messrs. Sanchez, Diez, Sensing, Havens and Fatovic did not meet the eligibility requirements to continue accruing benefits under the Pension Plans, and, as such, their pension benefits were frozen. The Pension Plans are described under the heading "Pension Benefits" beginning on page 48 of this proxy statement.
All NEOs who are employed with the Company are eligible to participate in the Company-wide 401(k) savings plan (the "401(k) Plan") and deferred compensation plan (the "DCP"). The 401(k) Plan and the DCP are described under the headings "Pension Benefits" and "2023 Nonqualified Deferred Compensation" beginning on page 48 of this proxy statement.
Health and Welfare Benefits. During 2023, our NEOs were eligible to participate in the following standard welfare benefit plans: medical, dental and prescription coverage; Company-paid short- and long-term disability insurance; and paid vacation and holidays. In addition, the NEOs received the following additional welfare benefits which are not available to all salaried employees: (i) executive term life insurance coverage equal to three times the executive's current base salary (limited to an aggregate of $3 million in life insurance coverage under the policy) in lieu of the standard Company-paid term life insurance; and (ii) individual supplemental long-term disability insurance, which provides up to approximately $20,000 per month (subject to age, earnings, health and state of residence limitations) in additional coverage over the $8,000 per month maximum provided under our group long-term disability plan. We believe that these additional benefits are consistent with benefits provided to other similarly situated executives.
Perquisites. We provide a limited number of perquisites to our NEOs that we believe are related to the performance of their responsibilities. Annually, the Committee reviews the types and aggregate values of Ryder's perquisite program. We provide the following perquisites to all of our NEOs:
•$9,600 per year as an annual car allowance; and
•$6,800 per year ($11,800 for our CEO) intended (but not required) to be used to pay for community, business or social activities that may be related to the performance of the executive's duties, but which are not otherwise eligible for reimbursement as direct business expenses.
All perquisites are fully taxable to the NEOs and are not subject to any tax gross-ups.

SEVERANCE AND CHANGE OF CONTROL
All of our NEOs are eligible for certain severance benefits under individual severance agreements. These arrangements are described in more detail under the heading "Potential Payments Upon Termination or Change of Control" on page 50. Severance arrangements are intended to ensure that NEOs will act in the best interests of the shareholders rather than avoiding transactions that could result in termination of employment. These arrangements also include certain restrictive covenants designed to prevent our NEOs from seeking employment with our competitors after termination or soliciting our employees or customers during the restricted period. The change of control arrangements are included in the severance agreements and are designed to preserve productivity, avoid disruption and prevent attrition during a period when we are, or are rumored to be, involved in a change of control transaction.

NEO STOCK OWNERSHIP REQUIREMENTS
We encourage significant stock ownership by our NEOs to align the interests of our leadership team with those of our shareholders. We established stock ownership guidelines that require each NEO to own Ryder equity at least equal in value to a multiple of such NEO's salary within five years of appointment, as follows:

CEO	6x annual base salary
Other NEOs	3x annual base salary
For purposes of calculating stock ownership, vested shares and unvested restricted stock rights are counted. Currently, each NEO meets these stock ownership requirements. Even if unvested restricted stock rights were not counted, each NEO would meet the stock ownership requirements.

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Compensation Discussion and Analysis

PROHIBITIONS ON HEDGING AND PLEDGING
Ryder considers it improper for any Board member, officer or other employee of the Company to engage in short-term or speculative transactions in the Company's securities. Ryder's Insider Trading Policy prohibits Board members, executive officers and employees from engaging in hedging or monetization transactions, including zero-cost collars and forward sale contracts. In addition, directors and executives are prohibited from holding the Company's securities in a margin account or otherwise pledging the Company's securities as collateral for a loan.

RECOUPMENT POLICIES
The Board of Directors has adopted a recoupment policy in accordance with the SEC's new rules to implement Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the "Executive Recoupment Policy"). Under the Executive Recoupment Policy, the Board of Directors must seek the recoupment or forfeiture of any erroneously awarded incentive-based compensation received by the Company's Section 16 officers in the event of a required accounting restatement of the Company's financial results. The Board of Directors has also adopted a Recoupment Policy pursuant to which the Compensation Committee may seek the recoupment or forfeiture of any erroneously awarded incentive-based compensation received by the Company's current or former officers, other than Section 16 officers, who engaged in fraud or other misconduct resulting in a a required accounting restatement of the Company's financial results (the "Non-Executive Recoupment Policy," collectively with the Executive Recoupment Policy, the "Recoupment Policies"). The Recoupment Policies apply to all incentive-based compensation received by a covered officer during the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement after each respective policy's effective date. In addition, under the terms of each NEO's severance agreement, the Company has the right to require that a participating officer repay the full value of any previously received severance payment under several scenarios, including if the Company subsequently discovers that the participant: (i) committed fraud, misappropriation, or embezzlement against the Company or any of its subsidiaries and/or affiliates; (ii) was convicted of or pled guilty or nolo contendere to a felony or a misdemeanor involving moral turpitude or dishonesty; or (iii) committed material violations of the Company's Principles of Business Conduct or any analogous code of ethics or similar policy. The Executive Recoupment Policy is included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2023.

TAX IMPLICATIONS
Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code generally imposes a $1 million limit on the amount a public company may deduct for compensation (including performance-based compensation) paid to the company's "covered employees," which include our NEOs. While the Committee considers the deductibility of compensation as one of several factors in compensation decisions, the primary goals of our executive compensation programs are to attract, incentivize and retain key employees, and align pay with performance, and the Committee retains the ability to provide compensation that exceeds deductibility limits as it determines appropriate.

COMPENSATION RISKS
FW Cook was engaged by the Committee to assist with the assessment of risk arising from the Company's compensation programs and policies. FW Cook's assessment covered each material element of the executive compensation programs, and the Company also performed a risk assessment of the Company's non-executive plans as part of its enterprise risk management program, which is overseen by the Board. Based on these assessments, the Company concluded that our policies and practices do not create risk that is reasonably likely to have a material adverse effect on Ryder. The assessments took into account that our compensation opportunities are intended to balance our near- and long-term strategic goals and encourage a focus on sustained, holistic company performance, and that our programs also incorporate risk mitigation policies such as caps on maximum payouts and clawback policies.

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Compensation Committee Report on Executive Compensation and Executive Compensation

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
Our Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on our review and discussions, we have recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Submitted by the Compensation Committee of the Board.

Michael F. Hilton (Chair)
Robert J. Eck
Luis P. Nieto, Jr.
E. Follin Smith
Dmitri L. Stockton

EXECUTIVE COMPENSATION
The following tables set forth information with respect to compensation for our NEOs.
A detailed description of the plans and programs under which our NEOs received the following compensation can be found in the "Compensation Discussion and Analysis" section beginning on page 30 of this proxy statement.

SUMMARY COMPENSATION TABLE

Name	Principal Position	Year	Salary ($)	Stock Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non qualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
Robert E. Sanchez	Board Chair and CEO	2023	1,030,001	6,179,815	1,667,652	81,250	247,264	9,205,982
		2022	1,000,000	5,330,950	3,145,000	—	290,003	9,765,953
		2021	962,000	4,696,570	2,924,480	—	234,587	8,817,637
John J. Diez	Executive Vice President and CFO	2023	683,001	2,574,922	650,489	15,495	132,230	4,056,137
		2022	663,000	2,152,795	1,226,550	—	175,747	4,218,092
		2021	650,000	2,164,934	1,231,283	—	131,597	4,177,814
J. Steven Sensing	President, Supply Chain Solutions and Dedicated Transportation Solutions	2023	683,001	2,162,838	655,475	30,035	122,511	3,653,860
		2022	663,000	2,050,341	1,220,915	—	140,484	4,074,740
		2021	650,000	1,633,535	908,245	—	131,071	3,322,851
Thomas M. Havens	President, Fleet Management Solutions	2023	630,001	1,853,844	618,219	26,727	126,315	3,255,106
		2022	600,001	1,537,699	1,137,360	—	151,603	3,426,663
		2021	500,893	940,086	865,286	—	73,222	2,379,487
Robert D. Fatovic	Executive Vice President, CLO and Corporate Secretary	2023	568,000	1,647,854	540,963	69,751	117,387	2,943,955
		2022	551,000	1,230,113	1,019,350	—	103,332	2,903,795
		2021	540,000	1,020,966	820,800	—	102,916	2,484,682

(1)
Awards granted in 2023
All 2023 TVRSRs and PBRSRs awards are represented in the "Stock Awards" column at grant date fair value. These values were determined in accordance with FASB ASC Topic 718. The 2023 TVRSRs vest ratably over a three-year period, subject to continued employment. The 2023 PBRSRs have a three-year performance period and are earned based on the following: free cash flow (a non-GAAP financial measure), ROE (a non-GAAP financial measure), and strategic revenue growth based on a three-year CAGR, each weighted equally (one-third) and based on a three-year average. In addition, a TSR modifier is applied at the end of the performance period to adjust earned PBRSRs, positively or negatively, up to 15%. The 2023 PBRSRs can be earned from 0-200% and are represented in the column based on target performance. The following table presents the grant date fair value of the 2023, 2022 and 2021 PBRSRs at the target and maximum levels of performance:

Name	2023 PBRSRs Target ($)	2023 PBRSRs Maximum ($)	2022 PBRSRs Target ($)	2022 PBRSRs Maximum ($)	2021 PBRSRs Target ($)	2021 PBRSRs Maximum ($)
Robert E. Sanchez	3,779,865	7,559,730	3,251,002	6,502,005	2,856,605	5,713,209
John J. Diez	1,574,943	3,149,889	1,312,839	2,625,678	1,524,963	3,049,928
J. Steven Sensing	1,322,933	2,645,866	1,250,344	2,500,689	993,564	1,987,128
Thomas M. Havens	1,133,898	2,267,799	937,720	1,875,439	531,399	1,062,800
Robert D. Fatovic	1,007,945	2,015,888	750,159	1,500,321	620,968	1,241,937

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Executive Compensation

Calculation
As discussed above, the amounts in the "Stock Award" column are based on grant date fair value in accordance with applicable accounting guidance and consequently may not reflect the actual value that the NEO will recognize. For information regarding the assumptions made in calculating the amounts reflected in this column and the maximum payout for the award, see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

(2)	Amounts reflect an estimate of the change in the actuarial present value of the accrued pension benefits under the Pension Plans for each NEO for the respective year. In 2022 and 2021, each NEO had a negative amount change in actuarial present value of his accumulated benefits under the Pension Plans, and such negative amount changes have been excluded from the Summary Compensation Table. In 2022, the amounts were as follows: Mr. Sanchez, ($306,274); Mr. Diez, ($73,395); Mr. Sensing, ($123,915); Mr. Havens, ($117,038); and Mr. Fatovic, ($257,330). In 2021, the amounts were as follows: Mr. Sanchez, ($32,393); Mr. Diez, ($9,680); Mr. Sensing, ($14,381); Mr. Havens, ($14,375); and Mr. Fatovic, ($26,582). Assumptions used to calculate these amounts are described under "Pension Benefits" beginning on page 48 of this proxy statement. No NEO realized above-market or preferential earnings on deferred compensation.
(3)	Amounts in the "All Other Compensation" table incorrectly included dividend equivalents in 2021, and the corrected amounts, shown above in the "All Other Compensation" column for the year 2021, have been revised to remove such amounts. All Other Compensation for 2023 includes the following payments or accruals for each NEO:

	Year	Employer Contributions to the 401(k) Plan(a) ($)	Employer Contributions to the DCP(a) ($)	Premiums Paid Under the Supplemental Long-Term Disability Insurance Plan ($)	Premiums Paid for Executive Life Insurance ($)	Charitable Awards Programs(b) ($)	Perquisites(c) ($)	Severance-Related Payments ($)
Robert E. Sanchez	2023	18,150	193,975	11,507	2,232	—	21,400	—
John J. Diez	2023	18,150	86,875	9,284	1,521	—	16,400	—
J. Steven Sensing	2023	18,150	74,538	11,902	1,521	—	16,400	—
Thomas M. Havens	2023	18,150	79,055	11,309	1,401	—	16,400	—
Robert D. Fatovic	2023	18,150	69,154	12,418	1,265	—	16,400	—

(a)	As described under "Pension Benefits," our NEOs are not accruing benefits under the Pension Plans and instead receive employer contributions into their 401(k) Plan and DCP accounts. Since 2016, a portion of the employer contribution to the 401(k) Plan and the DCP are made in a lump sum after the end of the calendar year to which the contribution relates. The amounts presented reflect contributions made by the Company to the 401(k) Plan and the DCP during the calendar year reported.
(b)	Mr. Sanchez is eligible to participate, as a member of our Board, in our Matching Gifts to Education Program, which is limited to a maximum benefit of $10,000 per year for Board members. See "Director Compensation" on page 56. All other NEOs are eligible to participate in our Matching Gifts to Education Program, which is available to all employees and limited to a maximum benefit of $1,000 per year.
(c)	Includes a car allowance and annual perquisite allowance. The value in this column reflects the aggregate incremental cost to Ryder for providing each perquisite to the executive.

2023 GRANTS OF PLAN-BASED AWARDS
The following table reflects the three types of plan-based awards granted to our NEOs in 2023 under our annual compensation plan and our Amended & Restated 2019 Equity and Incentive Compensation Plan (the "Equity Plan"). The first row represents the range of payouts under the 2023 annual cash incentive awards ("ACIAs"), the second row represents the potential range of shares of common stock to be issued upon vesting of the PBRSRs granted under our 2023 LTIP, and the last row represents TVRSRs granted as part of our 2023 LTIP. No stock options were granted as part of our 2023 LTIP.

Name	Grant Type	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3) (#)	Grant Date Fair Value of Stock and Option Awards(4) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Robert E. Sanchez	ACIA		875,500	1,751,000	3,502,000
	PBRSR	2/10/23				7,932	37,332	74,664		3,779,865
	TVRSR	2/10/23							24,888	2,399,950
John J. Diez	ACIA		341,500	683,000	1,366,000
	PBRSR	2/10/23				3,303	15,555	31,110		1,574,943
	TVRSR	2/10/23							10,370	999,979
J. Steven Sensing	ACIA		341,500	683,000	1,366,000
	PBRSR	2/10/23				2,775	13,066	26,132		1,322,933
	TVRSR	2/10/23							8,710	839,905
Thomas M. Havens	ACIA		315,000	630,000	1,260,000
	PBRSR	2/10/23				2,379	11,199	22,398		1,133,898
	TVRSR	2/10/23							7,466	719,946
Robert D. Fatovic	ACIA		284,000	568,000	1,136,000
	PBRSR	2/10/23				2,115	9,955	19,910		1,007,945
	TVRSR	2/10/23							6,636	639,909

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Executive Compensation

(1)	For the ACIAs, the amounts reflect the range of potential payouts at threshold, target or maximum payout levels based on Company performance. The Committee has discretion to adjust amounts upwards or downwards based on individual performance. The Committee did not exercise such discretion in determining the earned 2023 ACIAs for our NEOs. The 2023 ACIAs as earned by our NEOs are discussed in further detail under the heading "2023 AIP Earned Amounts for NEOs" on page 36 of the Compensation Discussion and Analysis section.
(2)
These columns reflect the number of potential PBRSRs that can be earned under our 2023 LTIP at threshold, target and maximum performance if performance measures are ultimately attained. See further discussion under the heading "2023 LTIP Grants" on page 38 of the Compensation Discussion and Analysis section.

(3)
Represents TVRSRs granted under our 2023 LTIP. The TVRSRs for all of the NEOs vest in three equal annual installments beginning on February 10, 2024. See further discussion under the heading "2023 LTIP Grants" on page 38 of the Compensation Discussion and Analysis section.

(4)
The grant date fair value of the stock is determined in accordance with FASB ASC Topic 718 and represents the total amount that we will expense in our financial statements over the relevant vesting period. For information regarding the assumptions made in calculating the amounts reflected in this column, see Note 18 to our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2023.

OUTSTANDING EQUITY AWARDS AS OF DECEMBER 31, 2023

Options Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
	Exercisable	Unexercisable
Robert E. Sanchez	83,425	—	93.51	02/11/2025	—		—	—		—
	122,935	—	55.32	02/09/2026	—		—	—		—
	104,390	—	76.49	02/09/2027	9,459	(2)	1,088,353	—		—
	77,407	—	74.72	02/21/2028	18,843	(3)	2,168,076	84,794	(5)	9,756,398
	73,259	—	57.92	02/08/2029	24,888	(4)	2,863,613	74,664	(6)	8,590,840
John J. Diez	13,000	—	93.51	02/11/2025	—		—	—		—
	17,430	—	55.32	02/09/2026	—		—	—		—
	24,190	—	76.49	02/09/2027	3,290	(2)	378,547	—		—
	17,936	—	74.72	02/21/2028	7,609	(3)	875,492	34,242	(5)	3,939,885
	16,185	—	57.92	02/08/2029	10,370	(4)	1,193,172	31,110	(6)	3,579,517
J. Steven Sensing	11,920	—	93.51	02/11/2025	—		—	—		—
	24,190	—	76.49	02/09/2027	3,290	(2)	378,547	—		—
	17,936	—	74.72	02/21/2028	7,247	(3)	833,840	32,612	(5)	3,752,337
	5,395	—	57.92	02/08/2029	8,710	(4)	1,002,173	26,132	(6)	3,006,748
Thomas M. Havens	—	—	—	—	2,101	(2)	241,741	—		—
	—	—	—	—	5,435	(3)	625,351	24,458	(5)	2,814,137
	—	—	—	—	7,466	(4)	859,038	22,398	(6)	2,577,114
Robert D. Fatovic	17,335	—	93.51	02/11/2025	—		—	—		—
	25,545	—	55.32	02/09/2026	—		—	—		—
	21,640	—	76.49	02/09/2027	2,056	(2)	236,563	—		—
	16,048	—	74.72	02/21/2028	4,348	(3)	500,281	19,566	(5)	2,251,264
	14,481	—	57.92	02/08/2029	6,636	(4)	763,538	19,910	(6)	2,290,845
(1)Based on a stock price of $115.06, which was the closing price of our common stock on December 29, 2023.
(2)Represents TVRSRs that were granted on February 12, 2021, and vested on February 12, 2024.
(3)Represents TVRSRs that were granted on February 11, 2022, and will vest ratably on February 11, 2024 and 2025.
(4)Represents TVRSRs that were granted on February 10, 2023, and will vest ratably on February 10, 2024, 2025 and 2026.
(5)Represents PBRSRs that were granted on February 11, 2022, and will vest based on performance, subject to continued service through the three-year performance period ending December 31,2024. The 2022 PBRSRs have a three-year performance period and are earned based on the following: free cash flow (a non-GAAP financial measure), ROE (a non-GAAP financial measure), and strategic revenue growth based on a three-year CAGR, each weighted equally and based on a three-year average. In addition, a TSR modifier is applied at the end of the performance period to adjust earned PBRSRs, positively or negatively, up to 15%. The 2022 PBRSRs can be earned from 0-200%, and are represented in the column based on maximum performance.
(6)Represents PBRSRs that were granted on February 10, 2023, and will vest based on performance, subject to continued service through the three-year performance period ending December 31,2025. The 2023 PBRSRs have a three-year performance period and are earned based on the following: free cash flow (a non-GAAP financial measure), ROE (a non-GAAP financial measure), and strategic revenue growth based on a three-year CAGR, each weighted equally and based on a three-year average. In addition, a TSR modifier is applied at the end of the performance period to adjust earned PBRSRs, positively or negatively, up to 15%. The 2023 PBRSRs can be earned from 0-200%, and are represented in the column based on maximum performance.

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2023 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards(1)
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting(3)	Value Realized on Vesting(4)
	(#)	($)	(#)	($)
Robert E. Sanchez	93,415	2,681,132	119,270	13,120,020
John J. Diez	6,695	194,852	52,872	5,874,130
J. Steven Sensing	—	—	64,415	7,021,759
Thomas M. Havens	6,240	81,548	28,076	3,030,361
Robert D. Fatovic	16,280	496,345	25,684	2,827,811

(1)	These columns reflect previously awarded TVRSRs that vested during 2023 and PBRSRs that vested upon completion of the three-year performance period ended December 31, 2023. The PBRSRs were settled in February 2024.
(2)	Calculated based on the difference between the market price of Ryder common stock at time of transaction and the exercise price of the option.
(3)	Includes shares that were withheld by Ryder to cover tax withholdings on the TVRSRs and PBRSRs that vested during 2023.
(4)	Calculated based on the closing market price of Ryder common stock on the vesting date.

PENSION BENEFITS
We maintain legacy Pension Plans for regular full-time employees other than those employees who are covered by plans administered by labor unions and certain other non-exempt employees. Effective December 31, 2007, the Pension Plans were frozen for all plan participants other than those who were eligible to continue to participate (based on age and tenure) and elected to do so. As a result, for those employees who were not eligible, or did not elect, to continue to participate, benefits ceased accruing as of such date. All retirement benefits earned and accrued as of December 31, 2007 are fully preserved, continue to be subject to the applicable vesting schedule, and will be paid in accordance with the plans and applicable legal requirements. No employees hired or rehired after January 1, 2007 are eligible to participate in the Pension Plans. Effective January 1, 2008, employees who were no longer eligible to continue to earn benefits in the Retirement Plan were automatically transitioned to an enhanced 401(k) plan and a non-elective deferred compensation plan (if eligible) for their retirement benefits. Effective December 31, 2020, the Pension Plans were frozen for all plan participants who were eligible to continue to participate effective December 31, 2007 (based on age and tenure) and elected to do so, except pursuant to certain collective bargaining agreements.
The 401(k) Plan provides that all salaried employees hired or rehired prior to January 1, 2016 will receive: (i) a Company contribution equal to 3% of eligible pay, subject to a vesting schedule; and (ii) a 50% Company match of employee contributions of up to 5% of eligible pay, subject in each case to IRS limits. Employees hired or rehired on or after January 1, 2016 will receive a 50% Company match of employee contributions of up to 6% of eligible pay, subject to IRS limits. Our DCP provides for Company contributions in excess of the applicable IRS limitations under the 401(k) Plan. Employees eligible for Ryder contribution enhancements in the 401(k) Plan are also eligible for the enhancements in the DCP, provided they meet the eligibility requirements under the DCP.
Based on their age and tenure with Ryder, Messrs. Sanchez, Diez, Sensing, Havens and Fatovic did not meet the eligibility requirements to continue accruing benefits under the Pension Plans, and, as such, their pension benefits were frozen and each is now entitled to the enhanced benefits under the 401(k) Plan and DCP.
Benefits payable under the Retirement Plan are based on an employee's career earnings with us and our subsidiaries. At the normal retirement age of 65, a participant is entitled to a monthly pension benefit payable for life. The annual pension benefit, when paid in the form of a life annuity with no survivor's benefits, is generally equal to the sum of 1.45% of the first $15,600 of total compensation received during each calendar year that the employee is eligible to participate in the plan, plus 1.85% of the excess over $15,600. The only elements of compensation considered in applying the payment and benefits formula are, to the extent applicable: eligible salary, annual cash incentive award, overtime, vacation and commission.
Retirement Plan benefits vest at the earlier of the completion of five years of credited service or upon reaching age 65. If a participant is over age 55 and has more than ten years of continuous credited service, he or she is eligible to retire with an unreduced benefit at age 62. In the event of a change of control, all participants will be fully vested, and the term "accrued benefit" will include the value of early retirement benefits for any participant age 45 or older or with ten or more years of service. These benefits are not subject to any reduction for Social Security benefits or other offset amounts. An employee's pension benefits may be paid in certain alternative forms having actuarially equivalent values.

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The Pension Restoration Plan pays participants whose benefits are reduced due to IRS maximum annual limitations on benefits under pension plans an amount equaling the additional amount of benefit the participant would be entitled to receive under the Pension Restoration Plan without such limitation.
The following table sets forth the present value of the accumulated benefits for the NEOs assuming they retire at the unreduced early retirement age of 62 and have ten years of continuous service, and using interest rate and mortality rate assumptions consistent with those used in our financial statements. For information regarding interest rate and mortality rate assumptions, see the section entitled "Employee Benefit Plans" in Note 19 to our consolidated financial statements, included in our Annual Report on Form 10-K for the year ended December 31, 2023. None of our NEOs received any payments under the Pension Plans in 2023.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)
Robert E. Sanchez	Retirement Plan (Frozen)	31	434,597
	Benefit Restoration Plan (Frozen)	31	404,669
John J. Diez	Retirement Plan (Frozen)	22	130,258
	Benefit Restoration Plan (Frozen)	22	6,950
J. Steven Sensing	Retirement Plan (Frozen)	31	284,080
	Benefit Restoration Plan (Frozen)	31	8,802
Thomas M. Havens	Retirement Plan (Frozen)	30	235,067
	Benefit Restoration Plan (Frozen)	30	15,294
Robert D. Fatovic	Retirement Plan (Frozen)	29	384,836
	Benefit Restoration Plan (Frozen)	29	345,068

2023 NONQUALIFIED DEFERRED COMPENSATION
We maintain a DCP for certain employees, including our NEOs, pursuant to which participants may elect to defer receipt of their cash compensation (base salary, commissions and annual cash incentive award only). Any deferred amounts are part of our general assets and are credited with hypothetical earnings based on several hypothetical investment options selected by the employee. The compensation may be deferred until the earlier to occur of a fixed date or separation of employment, and is payable in a lump sum or in installments for a period ranging from two to fifteen years, as elected in advance by the executive. Upon a change of control, all deferred amounts will be paid immediately in a lump sum. Our current DCP does not provide for above-market or preferential earnings. As described above under "Pension Benefits," in 2023, Messrs. Sanchez, Sensing, Diez, Havens and Fatovic were not eligible to continue accruing benefits under the pension and pension restoration plans. Where IRS limitations prevented the Company from making a match on savings in the 401(k) Plan at the same percentage that other employees receive, the Company deposited a match into such NEOs' deferred compensation account. A description of these benefits is included under "Pension Benefits" above. None of our NEOs received any distributions under the DCP in 2023.

	Executive Contributions in Last Fiscal Year	Employer Contributions in Last Fiscal Year(1)	Aggregate Earnings in Last Fiscal Year(2)	Aggregate Balance at Last Fiscal Year End(3)
Name	($)	($)	($)	($)
Robert E. Sanchez	157,250	193,975	1,456,406	8,129,439
John J. Diez	183,983	86,875	354,790	1,750,194
J. Steven Sensing	54,640	74,538	287,209	1,960,021
Thomas M. Havens	142,615	79,055	156,444	1,305,951
Robert D. Fatovic	311,638	69,154	479,594	4,957,108

(1)	All amounts reflected in this column were reported as compensation to the NEOs in our Summary Compensation Table for 2023.
(2)
Aggregate earnings on deferred compensation included in this column were not reported as compensation to the NEOs in our Summary Compensation Table for 2023 because no NEO received above market or preferential earnings on deferred compensation.

(3)
The following amounts were previously disclosed in the Summary Compensation Table for years prior to 2023: for Mr. Sanchez, $3,639,394; for Mr. Diez, $867,974; for Mr. Sensing, $960,093; for Mr. Havens, $177,573; and for Mr. Fatovic, $1,567,478.

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POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
The severance benefits for executive leadership team members, including each of the NEOs, are provided under individual severance agreements. The severance benefits for all other officers are provided under Ryder's Executive Severance Plan.
Voluntary Termination and Termination for Cause
In the event an NEO voluntarily terminates his or her employment with us, or is terminated for cause (as defined below), the NEO will not be entitled to receive any severance payments under the terms of his or her severance agreement. The NEO will retain any accrued compensation and benefits to the extent vested. In the event of voluntary termination only, all unvested equity awards will be canceled and the NEO will have 90 days from the date of termination to exercise any vested stock options. In the event of termination for cause only, all stock options, vested and unvested, will be canceled. In the event of termination for cause only, with respect to TVRSRs and PBRSRs, the Company will have the right to reclaim any shares delivered pursuant to such TVRSR or PBRSR to the NEO within the one-year period before the date of the NEO's termination, or to the extent the NEO has transferred such shares, the equivalent after-tax value thereof in cash. Additionally, with respect to PBRSRs, if the NEO remains employed through the end of the relevant performance period but is subsequently terminated for cause, the right to any undelivered shares pursuant to such PBRSR will be forfeited.
Termination for Death, Disability or Retirement
Cash and Benefits. In the event an NEO retires, he will be entitled to receive any accrued compensation and benefits to the extent such benefits have vested, including under our pension and pension restoration plans, as described in more detail under the heading "Pension Benefits." In the event of death, the NEO's beneficiaries will receive benefits under the executive life insurance policies we maintain on their behalf. These benefits are equal to three times the NEO's current base salary, up to an aggregate of $3.0 million. In addition, welfare benefits (health, dental, vision and prescription) are extended for 60 days for covered beneficiaries, the total cost of which would range from approximately $2,690 to $3,091, depending on the NEO's coverage and number of covered family members. In the event of disability, the NEO would be entitled to any amounts paid under our disability insurance policies, including the supplemental long-term disability we maintain for executive officers (as described under "Retirement and Welfare Benefits and Perquisites" on page 43). Upon death or disability, the NEO (or their beneficiary) would also be entitled to a pro-rata payment under our AIP.
Stock Options. Upon death or retirement, all vested stock options will remain exercisable for the remainder of the term of the option, and all unvested stock options will be canceled. Upon disability, all vested stock options will remain exercisable for the remainder of the term of the option, and all unvested stock options will continue to vest for a period of three years following disability. As of December 31, 2023, all Option awards have fully vested.
TVRSRs and PBRSRs. Upon death, disability or retirement, a pro-rata portion of any TVRSRs will vest and the underlying common stock will be distributed to the executive (or their beneficiary, in the event of death). Subject to achievement of the performance condition for any PBRSR, a pro-rata portion of the PBRSRs will vest and the underlying common stock will be distributed to the executive (or their beneficiary, in the event of death) when distribution to all other participants occurs. The fair market value of the pro-rata number of TVRSRs and PBRSRs that the executives would have been provided had the death, disability or retirement occurred on December 31, 2023, assuming with respect to the PBRSRs actual performance as of such date, is as follows: Mr. Sanchez, $21,365,377; Mr. Diez, $9,387,285; Mr. Sensing, $7,712,012; Mr. Havens, $4,631,280; and Mr. Fatovic, $4,899,255.
Involuntary Termination Without Cause and Termination Following a Change of Control
As defined and described below, NEOs are entitled to certain severance benefits upon termination of employment without Cause, and upon termination of employment without Cause or for Good Reason (each a "Qualifying Termination") within 24 months following a Change of Control.
Key Defined Terms. The following key terms are defined in each NEO's severance agreement:
▶ “Cause” generally means (i) an act of fraud, misappropriation, or embezzlement; (ii) conviction of any felony; (iii) conviction of a misdemeanor involving moral turpitude; (iv) willful failure to report to work for more than 30 days; (v) willful failure to perform duties; (vi) material violation of Ryder's Principles of Business Conduct; and (vii) any other activity that would constitute cause under such agreements. Items (vi) and (vii) are not included in the definition of Cause for purposes of providing severance upon a Change of Control.
▶ “Change of Control” generally means the acquisition of 30% or more of the combined voting power of our common stock; a majority change in the composition of our Board; any reorganization, merger or consolidation that results in more than a 50% change in the share ownership of our common stock, the acquisition of 30% or more of the voting

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power of our common stock by one person, or a majority change in the composition of the Board; our liquidation or dissolution; or a sale of substantially all of our assets.
▶ “Good Reason” generally means a material reduction in compensation opportunities; transferring the NEO more than 50 miles; failure to obtain a successor's agreement to honor the NEO severance agreement; failure to pay certain Change of Control severance benefits into a trust; termination of employment not done in accordance with the NEO severance agreement; or any material change in position, duties, reporting relationship or any other material adverse change in the terms and conditions of the NEO's employment (but specifically does not include a change in title).
Cash. The NEO will receive cash severance as follows:

Involuntary Termination Without Cause:	Qualifying Termination following Change of Control:
•Salary continuation for the applicable severance period (30 months for the CEO, and 18 months for all other NEOs);	•Lump sum payment equal to the NEO's eligible base salary on the date of termination times the applicable salary multiple (3x for the CEO, and 2x for all other NEOs);
•Lump sum payment equal to pro-rata target award under the applicable annual cash incentive awards; and	•Lump sum payment equal to pro-rata target award under the applicable annual cash incentive awards; and
•Severance payment equal to 2.5x for the CEO and 1.5x for all other NEOs of the average amounts actually paid to the NEO under the annual cash incentive award for the three-year period preceding the year of termination.

•Annual cash incentive award equal to the target annual cash incentive award amount (based on the NEO's base salary on the date of termination) for the relevant period times the applicable annual cash incentive award multiple (3x for the CEO, and 2x for all other NEOs).

Also upon a termination without Cause, or if the NEO terminates his or her employment for Good Reason, in each case within 24 months after a Change of Control, the NEO is entitled to immediate vesting and payment of any deferred compensation amounts, immediate payment of any accrued benefits under our pension restoration plan, and any additional benefits under our pension plan (as previously described under "Pension Benefits").
Equity Awards. Upon an involuntary termination without Cause, (i) an NEO's vested stock options are exercisable until three months after the end of the relevant severance period and all unvested stock options are canceled, and (ii) all unvested TVRSRs and PBRSRs (whether or not earned) will be forfeited. Upon a Change of Control, our Equity Plan provides for double-trigger accelerated vesting (i.e., vesting upon the occurrence of a Change in Control and termination of the NEO's employment without Cause or for Good Reason and upon or within 24 months following the Change in Control (as each is defined in the Equity Plan)) of awards granted on or after May 6, 2017 (which constitute all outstanding awards).
Restrictive Covenants and Other Provisions. The NEO severance agreements contain standard confidentiality, non-competition, non-solicitation, non-disparagement and release provisions that are applicable to all termination scenarios described above. The duration of the restriction on non-competition and non-solicitation covenants remains in effect for the longer of (i) 12 months following the NEO's termination date, or (ii) any applicable severance period (which is a period of one and one-half years (two and one-half years for the CEO) upon an involuntary termination without Cause, and two years (three years for the CEO) upon termination following a Change of Control). The restrictions on confidentiality and non-disparagement remain in effect indefinitely. The NEO must execute the release and abide by all restrictions in order to receive all applicable payments and benefits. Such agreements also provide that Ryder will reduce (but not below zero) the aggregate present value of the payments under the agreement to an amount that would not cause any payment to be subject to the excise tax under Section 4999 of the Internal Revenue Code, if reducing the payments under the agreement would provide the executive with a greater net after-tax amount than would be the case if no reduction was made. In the event of any termination, the NEO will also be entitled to:
•Continuation of all medical, dental, prescription and vision insurance plans and programs until the earlier of the end of the applicable severance period (which shall be a period of one and one-half years (two and one-half years for the CEO) upon an involuntary termination without Cause, and two years (three years for the CEO) upon termination after a Change of Control), if any, the date COBRA continuation coverage is canceled, or the date the NEO is eligible to receive benefits from another employer;
•Continuation of executive life and supplemental disability insurance until the end of any relevant severance period; and
•Outplacement services under a Company-sponsored program until the earlier of (i) 24 months after the NEO's termination date (36 months for the CEO); (ii) the date on which the NEO obtains another full-time job; (iii) the date on which the NEO becomes self-employed; or (iv) the date on which the NEO has received all services or benefits due under the applicable program.

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Estimated Severance and Change of Control Severance Benefits as of December 31, 2023
The estimated payments and benefits that would be provided to each NEO as a result of involuntary termination without Cause or the occurrence of a Change of Control under our NEO severance agreements are set forth in the table below. Calculations for this table are based on: (i) the triggering event taking place on December 31, 2023; and (ii) a common stock price of $115.06, the closing price on December 29, 2023.

		Triggering Event
Name	Compensation Components	Involuntary Termination without Cause ($)	Change of Control with Qualifying Termination ($)
Robert E. Sanchez	Cash Severance(1)	11,531,115	10,010,652
	Intrinsic Value of Equity(2)	—	22,798,104
	Retirement Benefits(3)	—	—
	Welfare Benefits(4)	96,129	115,355
	Outplacement(5)	105,000	105,000
	Total Benefit to Employee	11,732,244	33,029,111
John J. Diez	Cash Severance(1)	3,531,785	3,382,489
	Intrinsic Value of Equity(2)	—	9,271,075
	Retirement Benefits(3)	—	125
	Welfare Benefits(4)	53,275	71,034
	Outplacement(5)	70,000	70,000
	Total Benefit to Employee	3,655,060	12,794,723
J. Steven Sensing	Cash Severance(1)	3,353,836	3,387,475
	Intrinsic Value of Equity(2)	—	8,389,485
	Retirement Benefits(3)	—	—
	Welfare Benefits(4)	61,912	82,549
	Outplacement(5)	70,000	70,000
	Total Benefit to Employee	3,485,748	11,929,509
Thomas M. Havens	Cash Severance(1)	2,728,919	3,138,219
	Intrinsic Value of Equity(2)	—	6,616,640
	Retirement Benefits(3)	—	362
	Welfare Benefits(4)	60,842	81,123
	Outplacement(5)	70,000	70,000
	Total Benefit to Employee	2,859,761	9,906,344
Robert D. Fatovic	Cash Severance(1)	2,725,329	2,812,963
	Intrinsic Value of Equity(2)	—	5,597,323
	Retirement Benefits(3)	—	—
	Welfare Benefits(4)	57,913	77,217
	Outplacement(5)	70,000	70,000
	Total Benefit to Employee	2,853,242	8,557,503

(1)	Cash severance includes: (i) base salary; (ii) pro-rata cash payment under the annual cash incentive awards; and (iii) in the case of involuntary termination without Cause, a payment equal to a multiple of the average payout amounts under the annual cash incentive awards for the previous three years, or in the event of termination in connection with a Change of Control, a payment equal to a multiple of the target annual cash incentive award. In the event of involuntary termination without Cause, base salary is paid over time in accordance with usual payroll practices, and the annual cash incentive award is paid in a lump sum shortly after termination. In the event of termination in connection with a Change of Control, all payments are made in a lump sum shortly after termination. Timing and payment of cash severance is subject in all respects to Section 409A of the Internal Revenue Code. All of the NEOs are subject to a "best payments" provision in the event their Change in Control payments exceed their 280G limit. The best payments provision automatically reduces their benefits to their 280G limit in the event the reduction would result in a greater net after-tax payment to the NEO.
(2)
Upon a Change of Control, the intrinsic value of equity reflects the intrinsic value of the accelerated equity. In each case, the amounts are calculated using the closing price of our common stock on December 29, 2023, which was $115.06, and includes stock options, restricted stock and PBRSRs.

(3)	This reflects the change in value resulting from the acceleration of the vesting of the pension restoration plan in the event of a Change of Control (whether or not there is a termination of employment), plus, in the event of a termination in connection with a Change of Control, the value of the early retirement subsidy in our pension plan. Assumed retirement age is the later of age 55 or the executive's age on December 31, 2023. See "Pension Benefits" above for more information.
(4)	Amounts are based on the current cost to us of reimbursing the named executive for the premiums paid for their current health, dental and prescription insurance coverage during the severance period, as described above. The reimbursement is included in the earnings of the executive and subject to all applicable taxes.
(5)	Amounts reflect the cost of outplacement services provided under a Company-sponsored program.

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Pay Versus Performance

Year	SCT Total for PEO	Compensation Actually Paid to PEO(1)(3)		Average SCT Total for non-PEO NEOs	Average Compensation Actually Paid to non-PEO NEOs(2)(3)		Value of Initial Fixed $100 on Dec. 31 2019 Investment Based on:		Net Income (in millions)	Comparable EBITDA(6) (in millions)
							TSR(4)	Peer Group TSR(5)
	($)	($)		($)	($)				($)	($)
(a)	(b)	(c)		(d)	(e)		(f)	(g)	(h)	(i)
2023	9,205,982	20,550,114		3,477,265	7,287,519		245	154	406	2,665
2022	9,765,953	14,994,241	(7)	3,655,823	5,320,731	(7)	173	128	867	2,722
2021	8,817,637	24,319,077	(7)	2,963,796	4,139,462	(7)	166	155	519	2,433
2020	8,106,836	15,576,769	(7)	3,412,518	5,992,549	(7)	120	117	(122)	2,258
(1)    The principal executive officer ("PEO") in all four reporting years was Mr. Sanchez, our Board Chair and CEO. The table below shows the additions and deductions to calculate Compensation Actually Paid for our PEO in each fiscal year.

Year	Reported SCT Total for PEO	Value of Stock Awards from SCT	Reported Change in Pension Value and Nonqualified Deferred Compensation Earnings from SCT	Equity Award Adjustments									Compensation Actually Paid to PEO
				Year-End Fair Value of Equity Awards Granted in the Applicable Year that are Unvested as of the end of the Applicable Year		Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested in the Year		Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year		Deduction of Fair Value of Awards Granted during Prior Years that were Forfeited during Applicable Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation
	($)	($)	($)	($)		($)		($)		($)	($)		($)
2023	9,205,982	(6,179,815)	(81,250)	10,061,977		3,835,489		2,972,998		—	734,733		20,550,114
2022	9,765,953	(5,330,950)	—	9,499,134		389,705	(7)	(299,238)	(7)	—	969,637	(7)	14,994,241	(7)
2021	8,817,637	(4,696,570)	—	9,282,482	(7)	5,147,217	(7)	4,626,892	(7)	—	1,141,419	(7)	24,319,077	(7)
2020	8,106,836	(4,299,705)	(150,916)	12,967,771	(7)	(613,221)	(7)	(785,657)	(7)	—	351,661	(7)	15,576,769	(7)
(2)    The non-PEO NEOs reflected in columns (d) and (e) represent the following individuals: Messrs. Diez, Sensing, Havens and Fatovic in 2023 and 2022; Messrs. Diez, Parker, Sensing, Havens and Fatovic in 2021; and Messrs. Diez, Parker, Sensing and Fatovic in 2020. The table below shows the additions and deductions to calculate the average Compensation Actually Paid for our non-PEO NEOs in each fiscal year.

Year	Reported Average SCT Total for non-PEO NEOs	Average Value of Stock Award from SCT	Average Reported Change in Pension Value and Nonqualified Deferred Compensation Earnings from SCT	Average Equity Award Adjustments									Average Compensation Actually Paid to non-PEO NEOs
				Year-End Fair Value of Equity Awards Granted in the Applicable Year that are Unvested as of the end of the Applicable Year		Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested in the Year		Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year		Deduction of Fair Value of Awards Granted during Prior Years that were Forfeited during Applicable Year	Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation
	($)	($)	($)	($)		($)		($)		($)	($)		($)
2023	3,477,265	(2,059,865)	(35,502)	3,353,924		1,241,006		1,061,797		—	248,894		7,287,519
2022	3,655,823	(1,742,737)	—	3,105,337		123,317	(7)	(97,502)	(7)	—	276,493	(7)	5,320,731	(7)
2021	2,963,796	(1,580,708)	—	2,173,633	(7)	1,056,635	(7)	729,398	(7)	(1,422,825) (7)	219,533	(7)	4,139,462	(7)
2020	3,412,518	(1,593,623)	(55,462)	4,418,770	(7)	29,617	(7)	(365,597)	(7)	—	146,326	(7)	5,992,549	(7)
(3)    For performance share awards, the grant date fair value of awards used for SCT calculations assumes target performance. To determine the year-end fair values used in the Compensation Actually Paid calculations, we have updated the performance expectations to reflect the latest performance estimates for unvested and outstanding awards at each fiscal year-end date. For options awards, updated market input assumptions (stock price, risk free interest rate, volatility, expected term and future dividend yield expectations) have been used to determine the fair values of outstanding awards as of the identified vesting dates and the relevant fiscal year-end dates using the Black-Scholes-Merton option pricing model.
(4)    Calculated in the same manner, with the same peer group, as required under Item 201(e) of Reg S-K, measuring the period from the market close on the last trading day before the earliest fiscal year in the table through and including the end of the fiscal year for which cumulative TSR is calculated.
(5)    Amount is calculated using the market capitalization of each company in the Peer Group TSR, at the beginning of each requisite period. The Peer Group TSR represents the Dow Jones Transportation 20 Index as presented in "Item 5. Market for Registrant's Common Equity, Related Stockholder Matters and Issuer Purchases of Equity Securities" on page 24 of our Annual Report on Form 10-K for the year ended December 31, 2023.
(6)    Comparable EBITDA is a non-GAAP financial measure. Comparable EBITDA is defined as net earnings, first adjusted to exclude discontinued operations and the following items, all from continuing operations: (i) non-operating pension costs, net, and (ii) any other items that are not representative of our business operations (these are the same items that are excluded from comparable earnings measures for the relevant periods, as described immediately above), and then adjusted further for (a) interest expense, (b) income taxes, (c) depreciation, (d) used vehicle sales results and (e) amortization. The comparable EBITDA amount shown in the table reflects Company-wide results. In 2023, for compensation purposes, the Committee determined to exclude (i) the higher than expected comparable EBITDA benefit from an asset impairment charge related to a customer bankruptcy from the comparable EBITDA results of RSI and SCS, and (ii) the acquisition of IFS Holdings, LLC, which the Company acquired in November 2023 for approximately $255 million, from the comparable EBITDA and operating revenue results of RSI and SCS. As such, the total amount of comparable EBITDA used for 2023 compensation purposes was $2,645 billion. In 2021, for compensation purposes, the Committee determined to exclude the acquisition of Midwest Warehouse & Distribution System (acquired in November 2021 for approximately $284 million) from comparable EBITDA 2021 results. As such, the total amount of comparable EBITDA used for 2021 compensation purposes was $2,429 billion. For a reconciliation of net earnings from continuing operations

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Executive Compensation
to comparable EBITDA, as well as the reasons why management believes this measure is useful to shareholders, refer to the "Non-GAAP Financial Measures" on pages 44-52 of our Annual Report on Form 10-K for the year ended December 31, 2023.
(7)    Reflects amended amounts correcting an error in the Company's annual proxy statement for the fiscal year ended December 31, 2022, filed with the SEC on March 15, 2023, which overstated (for fiscal years 2022 and 2020) and understated (for fiscal year 2021) the underlying amount used for the fair value of equity awards that were granted. The amounts previously reported in the Pay Versus Performance table above, as well as the corresponding tables showing the additions and deductions used to calculate Compensation Actually Paid to PEO and Average Compensation Actually Paid to non-PEO NEOs, have been corrected to reflect the following:
•For the "Compensation Actually Paid to PEO" column that appears in the Pay Versus Performance table and the corresponding table showing the additions and deductions used to calculate Compensation Actually Paid to PEO: the amended amounts are $14,994,241, $24,319,077 and $15,576,769, in 2022, 2021 and 2020, respectively, compared to $16,096,527, $22,693,300 and $16,422,956, in 2022, 2021 and 2020, respectively, that were reported in the Company's annual proxy statement for the fiscal year ended December 31, 2022.
•For the "Average Compensation Actually Paid to non-PEO NEOs" column that appears in the Pay Versus Performance table and the corresponding table showing the additions and deductions used to calculate Average Compensation Actually Paid to non-PEO NEOs: the amended amounts are $5,320,731, $4,139,462 and $5,992,549, in 2022, 2021 and 2020, respectively, compared to $5,569,923, $3,806,715 and $6,209,380, in 2022, 2021 and 2020, respectively, that were reported in the Company's annual proxy statement for the fiscal year ended December 31, 2022.
•In the table showing the additions and deductions used to calculate Compensation Actually Paid to PEO, for "Year-End Fair Value of Equity Awards Granted in the Applicable Year that are Unvested as of the end of the Applicable Year," the amended amounts are $9,282,482 and $12,967,771, in 2021 and 2020, respectively, compared to $8,935,312 and $13,474,811, in 2021 and 2020, respectively, that were reported in the Company's annual proxy statement for the fiscal year ended December 31, 2022. For "Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested in the Year," the amended amounts are $389,705, $5,147,217 and $(613,221), in 2022, 2021 and 2020, respectively, compared to $736,875, $3,926,371 and $(563,560), in 2022, 2021 and 2020, respectively, that were reported in the Company's annual proxy statement for the fiscal year ended December 31, 2022. For "Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year," the amended amounts are $(299,238), $4,626,892 and $(785,657), in 2022, 2021 and 2020, respectively, compared to $414,568, $4,683,376 and $(528,387), in 2022, 2021 and 2020, respectively, that were reported in the Company's annual proxy statement for the fiscal year ended December 31, 2022. For "Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation," the amended amounts are $969,637, $1,141,419 and $351,661, in 2022, 2021 and 2020, respectively, compared to $1,010,947, $1,027,174 and $383,877, in 2022, 2021 and 2020, respectively, that were reported in the Company's annual proxy statement for the fiscal year ended December 31, 2022.
•In the table showing the additions and deductions used to calculate "Average Compensation Actually Paid to non-PEO NEOs: For "Year-End Fair Value of Equity Awards Granted in the Applicable Year that are Unvested as of the end of the Applicable Year," the amended amounts are $2,173,633 and $4,418,770, in 2021 and 2020, respectively, compared to $2,091,595 and $4,577,209, in 2021 and 2020, respectively, that were reported in the Company's annual proxy statement for the fiscal year ended December 31, 2022. For "Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that are Unvested in the Year," the amended amounts are $123,317, $1,056,635 and $29,617, in 2022, 2021 and 2020, respectively, compared to $225,864, $867,941 and $37,560, in 2022, 2021 and 2020, respectively, that were reported in the Company's annual proxy statement for the fiscal year ended December 31, 2022. For "Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year," the amended amounts are $(97,502), $729,398 and $(365,597), in 2022, 2021 and 2020, respectively, compared to $40,414, $736,621 and $(322,458), in 2022, 2021 and 2020, respectively, that were reported in the Company's annual proxy statement for the fiscal year ended December 31, 2022. For "Deduction of Fair Value of Awards Granted during Prior Years that were Forfeited during Applicable Year," the amended amount for 2021 is $(1,422,825), compared to $(1,471,216) that was reported in the Company's annual proxy statement for the fiscal year ended December 31, 2022. For "Value of Dividends or other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation," the amended amounts are $276,493, $219,533 and $146,326, in 2022, 2021 and 2020, respectively, compared to $285,222, $198,686 and $153,636, in 2022, 2021 and 2020, respectively, that were reported in the Company's annual proxy statement for the fiscal year ended December 31, 2022.

The following table lists the most important financial measures used in 2023 to link Compensation Actually Paid to PEO and non-PEO NEOs and Ryder's performance, and the page numbers herein where such financial measures are defined.

Financial Measures	Page
ROE	37
Free Cash Flow	37
Strategic Revenue Growth	37
Comparable EBITDA	34

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Executive Compensation

The charts below show the relationship between Compensation Actually Paid to Company and Peer Group TSR, and to Net Income and Comparable EBITDA, as reported in the Pay Versus Performance table above, which reflects amended amounts for "Compensation Actually Paid to PEO" and "Average Compensation Actually Paid to non-PEO NEOs," in fiscal years 2022, 2021 and 2020, described in footnote 7 to the Pay Versus Performance table on page 53.

PAY RATIO
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees to that of Robert E. Sanchez, our Board Chair and CEO.
The 2023 annual total compensation of the median employee identified by the Company (as described below) was $54,162, and the 2023 annual total compensation of our CEO as described on page 45 in the Summary Compensation Table ("SCT") was $9,205,982. Based on this information, for 2023, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was 170 to 1.
To identify the median employee, we began with our employee population (comprising both full-time and part-time employees) as of December 31, 2023, which consisted of 47,379 individuals (excluding our CEO), with 85% of employees located in the United States and 15% located outside of the United States (for further information on our employee population, refer to Item 1, Business, in our Annual Report on Form 10-K for the year ended December 31, 2023).
We then identified the median employee using total cash compensation for this population for the 12-month period ending December 31, 2023, comprising (1) base pay; (2) actual annual bonus; (3) commissions; and (4) other cash payments, including car allowance, perquisites, tuition reimbursement and an executive allowance, as applicable. We did not annualize compensation for any employee, including employees that were not employed by us for all of 2023.
After identifying the median employee as a full-time, salaried employee located in the United States, we calculated this employee's 2023 annual total compensation based on the SCT rules used for our NEOs.

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Director Compensation

DIRECTOR COMPENSATION
Description of Director Compensation Program
The key objectives of our director compensation program are to attract and retain high-quality board members and to align their interests with the long-term interests of our shareholders. Directors who are employees receive no compensation or benefits for service on the Board other than the right to participate in our Matching Gifts to Education Program at the Board level.

Our non-employee directors received the following compensation during 2023:
▶	an annual Board retainer of $110,000, paid in four installments in January, April, July and October;
▶	an annual grant of $175,000 in restricted stock units ("RSUs"), made on the date of our Annual Meeting of Shareholders;
▶	a Board or committee meeting attendance fee of $1,000 for each additional Board or committee meeting attended in excess of eight Board meetings or eight committee meetings, payable in December;
▶	a committee chair retainer, payable in May, to each of the Chairs of the Finance, Compensation and Governance Committees ($20,000) and the Audit Committee ($25,000); and
▶	an annual retainer of $30,000 to the Board's Lead Independent Director, payable in May.
The number of RSUs granted is based on the closing price of Ryder common stock on the date of grant. The first RSU grant received upon joining the Board vests after the director's first year of service. Thereafter, RSUs vest upon grant. RSU awards are settled upon vesting following a director's initial year of service on the Board unless the director elects to defer settlement. Directors may not sell any shares delivered in respect of RSUs unless they have satisfied the director stock ownership requirements, as explained on page 57. RSUs granted during a director's initial year of service, or RSUs deferred until on or after separation from the Board, will receive dividend equivalents which will be reinvested through our dividend reinvestment program. Shares delivered in respect of RSUs will receive dividends upon terms consistent with all other shareholders. Upon the occurrence of a change in control, as defined in the relevant plan documents, all outstanding RSUs will be settled.
Directors are given the option to receive all or any portion of their annual Board retainer in Ryder common stock. As part of our deferred compensation plan, directors also have the option of deferring receipt of their annual Board retainers and excess meeting fees. We do not pay above-market or preferential earnings on compensation deferred by the directors. Directors are not eligible to participate in our pension plan or 401(k) plan.
We maintain a legacy Directors' Charitable Awards Program pursuant to which each director who was elected prior to January 1, 2005 may designate up to two charitable organizations to which we will contribute an aggregate of $500,000 in ten annual installments in the director's name following the director's death. The program is currently funded with the proceeds of insurance policies, and the directors obtain no personal financial benefits from the program. One of our directors, Ms. A. Smith, was elected prior to January 1, 2005, and currently participates in the program. Directors may also participate in our Matching Gifts to Education Program, under which we match a director's contributions to eligible educational institutions up to a maximum of $10,000 per year.
The Committee conducts a comprehensive review and evaluation of our compensation package for non-employee directors annually, including a review of a compensation pay analysis provided by FW Cook. The Committee approved a $10,000 increase to the equity retainer payable in RSUs to non-employee directors in 2023. The foregoing increase is reflected above in the description of total compensation for non-employee directors in 2023.

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Director Compensation

2023 DIRECTOR COMPENSATION
The table below sets forth the total compensation received by our non-employee Board members in 2023. The amounts in the "Stock Awards" column below represent the aggregate grant date fair value, computed in accordance with the accounting guidance for stock compensation, of (1) RSUs granted to the directors in 2023, and (2) RSUs awarded as dividend equivalents in 2023.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Robert J. Eck	160,000	256,189	10,000	426,189
Robert A. Hagemann	110,000	234,566	5,000	349,566
Michael F. Hilton	130,000	249,418	—	379,418
Tamara L. Lundgren	110,000	205,167	10,000	325,167
Luis P. Nieto, Jr.	110,000	249,372	10,000	369,372
David G. Nord	—	377,135	10,000	387,135
Abbie J. Smith	130,000	288,916	—	418,916
E. Follin Smith	110,000	259,734	10,000	379,734
Dmitri L. Stockton	110,000	221,773	10,000	341,773
Charles M. Swoboda	—	291,672	—	291,672
Hansel E. Tookes, II(4)	97,603	29,367	10,000	136,970

(1)	Includes an annual Board retainer of $110,000 (except for Mr. Tookes, which includes a pro-rated amount through the date of his retirement from the Board), as well as committee chair fees, as follows: Mr. Eck, $20,000; Ms. A. Smith, $20,000; Mr. Hilton, $20,000; and Lead Independent Director fee for Mr. Eck of $30,000.
(2)
Represents the aggregate value of stock awards granted in 2023, valued at their respective grant dates in accordance with FASB ASC Topic 718. For 2023, Mr. Nord and Mr. Swoboda each elected to receive 100% of their compensation in stock. Therefore, their stock awards include the annual Board retainer of $110,000, and for Mr. Nord the committee chair fee of $25,000. The table below sets forth each director's outstanding stock awards as of December 31, 2023, as a result of the director's election to defer settlement and accrued dividends. These shares are fully vested but not yet delivered.

Name	Outstanding Stock Awards
Robert J. Eck	31,727
Robert A. Hagemann	24,051
Michael F. Hilton	29,031
Tamara L. Lundgren	11,620
Luis P. Nieto, Jr.	28,569
David G. Nord	26,717
Abbie J. Smith	47,130
E. Follin Smith	33,055
Dmitri L. Stockton	18,449
Charles M. Swoboda	3,508
Hansel E. Tookes, II(4)	—

(3)	Reflects benefits under the Company's Matching Gifts to Education program, as described above on page 56.
(4)	Reflects Mr. Tookes' compensation for fiscal year 2023, who retired from the Board effective May 5, 2023, which amounts are pro-rated through the date of his retirement from the Board.
Director Stock Ownership Requirements
To further align the interests of our directors and shareholders, our directors are expected to own Ryder common stock or common stock equivalents (including any vested or unvested RSUs) pursuant to stock ownership requirements. The stock ownership requirement for each director is six times the Board retainer, based on a five-year rolling average stock price. The ownership requirements must be proportionately satisfied within five years of the director's election to the Board. As of December 31, 2023, all directors were in compliance with these stock ownership requirements.

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Advisory Vote on Executive Compensation (Proposal 3)

PROPOSAL NO. 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
We are providing shareholders with an advisory vote on executive compensation, or Say on Pay, as required pursuant to the Dodd-Frank Act.
The Say-on-Pay vote is a non-binding vote on the compensation of our NEOs, as described in the Compensation Discussion and Analysis section beginning on page 30, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in this proxy statement. The Dodd-Frank Act requires us to hold the Say-on-Pay vote at least once every three years. Following the recommendation of our shareholders at our 2023 Annual Meeting of Shareholders, our Board has chosen to continue to hold the Say-on-Pay vote every year.
We encourage you to read the Compensation Discussion and Analysis section to learn more about our executive compensation programs and policies and the changes we have made over the last few years. The Board believes that its 2023 compensation decisions and changes to our executive compensation programs over the last few years reflect the Company's commitment to respond to shareholder input and pay for performance, support the Company's ability to sustain long-term growth while accounting for sound risk management, and align the interests of our executives with those of our shareholders by emphasizing variable, at-risk compensation largely tied to measurable performance goals.
Although this Say-on-Pay vote on executive compensation is non-binding, we highly value input and engagement from our shareholders. The Board and the Compensation Committee will review the results of this 2024 vote and, consistent with our record of shareholder engagement, take the outcome of the vote into account when determining future executive compensation arrangements. Shareholders are therefore asked to vote for the following resolution:
RESOLVED, that the shareholders of Ryder approve, on an advisory basis, the compensation of Ryder's NEOs, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding such compensation, and the accompanying narrative disclosure set forth in Ryder's 2024 Proxy Statement.
The Board recommends a vote FOR Proposal 3 (adoption of the resolution, on an advisory basis, the compensation of our NEOs).

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Shareholder Proposal (Proposal 4)

PROPOSAL NO. 4
SHAREHOLDER PROPOSAL REGARDING MANAGING CLIMATE RISK THROUGH SCIENCE-BASED TARGETS AND TRANSITION PLANNING
Ryder is not responsible for the content of this shareholder proposal or supporting statement.
John Chevedden, the beneficial holder of 100 shares of the Company's common stock, has notified Ryder that he intends to present the following non-binding advisory proposal at the Annual Meeting. Upon oral or written request, the Company will promptly provide address information for the shareholder proponent. The proposal as submitted reads as follows:
Proposal 4:
Managing Climate Risk Through Science-Based Targets and Transition Planning

WHEREAS: The Intergovernmental Panel on Climate Change has advised that greenhouse gas (GHG) emissions must be halved by 2030 and reach net zero by 2050 to limit global warming to 1.5°C and every incremental increase in temperature above 1.5°C will entail increasingly severe physical, transition, and systemic risks for companies and investors alike.

In its 10-K, Ryder System ("Ryder" or "the Company") says "regulatory efforts to address the effects of global warming and climate change have affected and will likely continue to affect" its business operations. It acknowledges that requirements to reduce vehicle emissions, many of which are well underway across the U.S., could reduce resell value and demand for Ryder's vehicles and services.

At the same time, The Inflation Reduction Act and Infrastructure Investment and Jobs Act include billions in federal support for vehicle and battery manufacturers, purchasers, and charging infrastructure. Ryder should take advantage of transportation sector incentives such as the 45W commercial vehicle tax credits, which are estimated to direct $3.6 billion toward the cost of purchasing zero-emission trucks during the next ten years.

While Ryder has a goal to reduce emissions from downstream leased assets 15% from 2018, which it achieved ahead of its 2024 target year, it has not outlined plans to strengthen this target in future reporting years to align with science-based reductions across all emissions scopes. By contrast, DHL Group set a near-term target and committed to net zero through the Science Based Targets initiative (SBTi).

To appropriately respond to climate-related risks and opportunities, investors believe Ryder should adopt 1.5°C-aligned science-based emissions reduction targets for its full carbon footprint and publish a climate transition plan – detailing the forward-looking, near-term, and quantitative actions the Company will take to achieve its medium- and long-term sustainability goals.

RESOLVED: Shareholders request that Ryder System issue near and long-term science-based greenhouse gas reduction targets aligned with the Paris Agreement's ambition of limiting global temperature rise to 1.5°C and summarize plans to achieve them. The targets and plan should cover the Company's full range of operational and supply chain emissions.

SUPPORTING STATEMENT: In assessing targets, we recommend,

•Taking into consideration approaches used by advisory groups like SBTi;
•Developing a transition plan that shows how the Company plans to meet its goals, taking into consideration criteria used by advisory groups such as the Task Force for Climate-Related Financial Disclosures, CDP, Transition Plan Taskforce, Climate Action 100+, and the We Mean Business Coalition;
•Consideration of supporting targets for fleet electrification and other measures deemed appropriate by management.
•Applying to join coalitions and/or commitment campaigns that accelerate the deployment of zero emission vehicles in the U.S., such as the Corporate Electric Vehicle Alliance, the Electric Fleet Readiness Group, or EV100.

Please vote yes — Proposal 4
Managing Climate Risk Through Science-Based Targets and Transition Planning

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Shareholder Proposal (Proposal 4)

Board's Statement in Opposition to Shareholder Proposal

The Board has given careful consideration to the non-binding shareholder proposal. The Board recommends a vote "AGAINST" this proposal because it is not be in the best interest of the Company and its shareholders.
We are proud of our environmental program and believe that we are appropriately addressing our environmental impacts. The proposal acknowledges our progress in achieving our greenhouse gas ("GHG") emissions reduction targets, but requests that we adopt updated targets. The Board believes that, consistent with a thoughtful and purposeful approach to target setting, the Company must carefully evaluate any new GHG emissions reduction targets, particularly in light of evolving requirements and expectations from regulators. Therefore, the Board believes this proposal, which outlines a prescriptive and one-size-fits-all approach to target setting, fails to evaluate the Company's operational and financial conditions as well as other complexities, and is not appropriate at this time. In particular:
•We are proud of our environmental progress. We achieved our near-term Scope 1, 2 and 3 GHG emissions reduction targets ahead of schedule.
•We strive to be thoughtful and purposeful on how we establish emissions reduction targets and continuously assess methods to improve our reporting.
•We provide our shareholders with transparency on our environmental progress through our annual Corporate Sustainability Report ("CSR") and CDP Climate Change Response ("CDP"). For over a decade, we have disclosed Scope 1 and 2 emissions, as well as numerous Scope 3 emissions categories, and in our 2023 CDP response, we achieved A/A- scores in the categories related to emissions reporting and reduction initiatives.
•Our Board and management are best positioned to determine and oversee emissions reduction targets that are appropriate for the Company's circumstances and needs.
•We regularly engage our shareholders on environmental, social and governance ("ESG") matters and have received strong support for our environmental initiatives and reporting.
We have met our 2024 emissions reduction targets and continue to advance other initiatives to responsibly manage our GHG emissions.
In 2020, we set short-term targets to reduce Ryder fleet emissions (Scope 1) by 10%, building electricity emissions (Scope 2) by 30%, and downstream leased equipment emissions (the largest reported category of our Scope 3) by 15% below a 2018 baseline by 2024. We achieved all our emissions reduction targets ahead of schedule. In addition to our success in achieving short-term emissions targets ahead of schedule, we are proud of the achievements and initiatives listed below.
•We apply rigor to routine vehicle maintenance care to keep our fleet operating in top condition.
•We improve fuel efficiency by optimizing freight movement through weekly route planning, predictive analytics, and optimized co-mingle returns, driving value for our customers.
•We continually make energy efficiency improvements in our buildings, reducing wattage, energy, electricity and GHG emissions.
•We are at the forefront of identifying and piloting new technology for operational advancements and act as an extended research and development arm for our suppliers and customers.
We strive to maintain a thoughtful and purposeful approach to our emissions reduction target setting.
Measuring and reporting emissions data is an evolving discipline subject to regulatory, industry, technology and methodological changes. We believe in establishing emissions reduction targets along scientifically accepted protocols that are measurable and achievable within a certain timeframe. In setting emissions reduction targets, we are rigorous in considering internal and external variables that influence the timelines at which we can make certain commitments. For example, we are committed to procuring and investing in advanced and emerging technologies, but are limited by the pace at which original equipment manufacturers (OEMs) develop and produce cost-effective zero- and near-zero emission vehicles and related charging infrastructure. Any emissions reduction targets we establish are intended to improve operational efficiency and advance environmental performance, and are limited by currently available technology and the needs and demands of our customers. Our target-setting practices have also been – and we believe it is important that they continue to be – underpinned by our efforts to continually refine our data management and analysis to adjust for organizational changes, enhance the accuracy and consistency of our data, and align as appropriate with emerging reporting standards and industry practices.

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Shareholder Proposal (Proposal 4)

We believe that adopting new emissions reduction targets covering the Company's full range of operational and supply chain emissions, as requested by this proposal, is not appropriate or supported by appropriate third-party standards at this time. For example, third-party standards for reporting accurate measurements that capture the full breadth of Scope 3 emissions are still in development. Given the potential liability associated with climate-related disclosures, especially under an uncertain regulatory environment, we believe a thoughtful and purposeful approach is in the best interest of shareholders.
We have a long history of transparent and comprehensive reporting on our emissions, and continuously refine our methodology as needed.
For over a decade, we have disclosed Scope 1 and 2 emissions, as well as numerous Scope 3 emissions categories. We detail and report progress on our environmental initiatives in our annual CDP and CSR. We have participated in the CDP since 2009 and, since 2017, frequently earned B/B- scores. In our 2023 CDP response, we achieved A/A- scores in the categories related to emissions reporting and reduction initiatives. Our CSR references the Global Reporting Initiative Standards (GRI) and is aligned to the Sustainability Accounting Standards Board Air Freight and Logistics Standard (SASB) and to the recommendations of the Task Force on Climate-Related Financial Disclosures (TCFD). We also analyze significant climate-related risks and opportunities associated with our operations and report material risks in our Annual Report on Form 10-K.
Our emissions reporting aligns with the World Resources Institute and World Business Council for Sustainable Development GHG Protocol. We also annually update our emissions reporting and evaluate our methodology to ensure it meets the expectations of our shareholders. As a result, we have made the following recent improvements to our environmental reporting and methodology:
•Adjusted our operational boundaries to reflect real-world operational control in our business, including changes to our business from acquisitions.
•Improved data sourcing, particularly around energy sources and renewable fuels, allowing us to better track our emissions.
•Introduced emissions intensity reporting, allowing for better insights into our emissions reductions in the context of business growth and other changes.
•Independent third-party verification of our GHG emissions data.
The Board and management are best positioned to determine emissions reduction targets that are appropriate for the Company's circumstances and needs.
Our Board and management monitor and evaluate our environmental initiatives to try and anticipate and meet the evolving expectations of our shareholders and other stakeholders. Our cross-functional ESG Steering Committee, which includes representatives from legal, investor relations, government relations, environmental and other functions, monitors environmental, social and governance trends on an ongoing basis. Our Board's Governance Committee, comprised of independent members, provides oversight of the Company's environmental strategy and regularly updates the full Board on any material risks and opportunities.
Furthermore, our Board and management are committed to engaging with our shareholders to obtain their feedback on ESG initiatives, among other matters. In 2023, we reached out to our top shareholders, representing a majority of our outstanding shares, to discuss our environmental initiatives and reporting, among other topics. Our shareholders expressed strong support for the quality and commitment of our emissions reporting and our thoughtful and purposeful approach to setting emissions reduction targets.
Our Board and senior management team members, given their collective industry knowledge and expertise, as well as their ongoing engagement and monitoring of environmental developments most relevant to our Company, are best positioned to set, manage and – as appropriate – adjust our emissions reduction targets. In evaluating any new emissions reduction targets, we evaluate the dynamic political, economic, regulatory, scientific and geopolitical conditions as well as circumstances that are specific to our Company, including internal and external variables that influence the timelines at which we could make certain commitments. This proposal's solution is overly prescriptive in its demands for near- and long-term science-based GHG emissions reduction targets and fails to evaluate the Company's operational and financial conditions as well as other complexities.
Required Vote and Recommendation
The affirmative vote of the holders of a majority of votes cast is required to approve Proposal 4. We do not believe that setting the requested GHG emissions reduction targets at this time is in the best interests of our shareholders. The Board therefore recommends that shareholders vote AGAINST Proposal 4.
The Board recommends a vote AGAINST Proposal 4.

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Shareholder Proposal (Proposal 5)

PROPOSAL NO. 5
SHAREHOLDER PROPOSAL ON RYDER'S CLIMATE CHANGE STRATEGY AND RELATED IMPACTS ON EMPLOYMENT
Ryder is not responsible for the content of this shareholder proposal or supporting statement.
The International Brotherhood of Teamsters General Fund, the beneficial holder of 75 shares of the Company's common stock, has notified Ryder that it intends to present the following non-binding advisory proposal at the Annual Meeting. Upon oral or written request, the Company will promptly provide address information for the shareholder proponent. The proposal as submitted reads as follows:
Proposal 5:
Ryder's Climate Change Strategy and Related Impacts on Employment

Resolved: Shareholders request the Board of Directors prepare a report disclosing how Ryder System, Inc. ("Ryder" or the "Company") is addressing the impact of its climate change strategy on relevant stakeholders, including but not limited to its employees, workers in its supply chain, and communities in which it operates, consistent with the "Just Transition" guidelines of the International Labor Organization and indicators of the World Benchmarking Alliance. The report should be prepared at reasonable cost, omit proprietary information, and be available to investors.

Supporting Statement: At the 2021 UN Climate Change Conference, the United States and other governments signed the Just Transition Declaration, which aligns with the "Just Transition" guidelines in the International Labor Organization's Guidelines for a just transition towards environmentally sustainable economies and societies for all. This states an environmentally sustainable future requires "anticipating impacts on employment, adequate and sustainable social protection for job losses and displacement, skills development and social dialogue."
(https://www.ilo.org/wcmsp5/groups/public/---ed_emp/---emp_ent/documents/publication/wcms_432859.pdf)

Those guidelines emphasize the "pivotal role" of employers "in bringing about social, economic and environmental sustainability with decent work and social inclusion." The World Benchmarking Alliance's indicators include discrete, time-based indicators, including those tied to developing a just transition plan through consultation with affected stakeholders; mitigating the negative social impacts of the carbon transition on workers and communities; establishing a clear process for identifying job dislocation risks; and, developing plans to retain and reskill workers for an inclusive workforce.
(See https://assets.worldbenchmarkingalliance.org/app/uploads/2021/07/Just-Transition-Methodology.pdf.)

The transportation sector is one of the largest contributors of greenhouse gas emissions in the United States, and transportation and logistics outsourcing businesses like Ryder (with its fleet of 258,600 vehicles) are key to facilitating a successful energy transition for the sector.

According to its sustainability-related disclosures, Ryder's corporate strategy is influenced by its climate-related risks and opportunities and its role in the energy transition. To this end, Ryder is exploring low carbon or alternative fuel transportation opportunities, including partnering with firms developing advanced vehicle technologies, such as autonomous vehicles, zero emission vehicles and drones, and states that it is "continuously aim[ing] to drive fewer miles." The company has established short-term Scope 1-3 emission reduction targets.

This is laudable; however, Ryder fails to disclose how this will be achieved in a manner consistent with a just transition; this is despite the potentially profound impact – such as from autonomous vehicle deployment-- on its stakeholders, including 10,800 employee drivers, 4,800 technicians, and the tens of thousands of drivers that operate trucks leased from Ryder.

A 2022 study by the World Benchmarking Alliance scored Ryder at 0/20 for its just transition indicator disclosure (https://www.worldbenchmarkingalliance.org/publication/transport/companies/ryder-system/) The report, which evaluated 90 transport companies, warned the sector's lack of preparation for a just transition "plac[es] a workforce of around 10 million people at risk."

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Shareholder Proposal (Proposal 5)

Board's Statement in Opposition to Shareholder Proposal

The Board has given careful consideration to the non-binding shareholder proposal. The Board recommends a vote "AGAINST" this proposal because it is not be in the best interest of the Company and its shareholders.
Based on feedback we have received from key stakeholders and review of our sustainability disclosures, the Board believes our current reporting provides shareholders with sufficient information on an appropriate range of topics, including our progress on environmental initiatives and the impacts of our businesses on shareholders, employees and customers. As a result, the Board believes that creating an additional report, as this proposal requests, would divert management's attention and unnecessarily increase costs without enhancing the quality of information provided to shareholders. In particular:
•We recognize the importance of responsibly managing our environmental footprint for the benefit of our shareholders, employees and customers, and strive to approach our sustainability initiatives in a thoughtful and purposeful manner.
•We provide transparent and comprehensive sustainability reporting on an annual basis through our Corporate Sustainability Report ("CSR") and CDP Climate Change Response ("CDP"), incorporating feedback from shareholders and other key stakeholders.
•We invest in our employees and in the communities in which we operate.
•We assess our environmental impact across our supply chain, including assessing our key suppliers against our Supplier Code of Conduct.
•We engage our shareholders on environmental, social and governance ("ESG") initiatives, and have received support for our environmental initiatives and reporting.
•Our Board and management are best positioned to oversee the ESG initiatives that are appropriate for the Company's circumstances and needs.
We remain focused on responsibly managing our environmental footprint for the benefit of our shareholders and key stakeholders.
At Ryder, sustainability is about being thoughtful, purposeful and focused on continuous progress. We remain focused on managing our environmental footprint through efficiency and innovation and expect the investments we make in our sustainability initiatives to benefit our Company and our shareholders.
In 2020, we set short-term targets to reduce Ryder fleet emissions (Scope 1) by 10%, building electricity emissions (Scope 2) by 30%, and downstream leased equipment emissions (the largest reported category of our Scope 3) by 15% below a 2018 baseline by 2024. We achieved all our emissions reduction targets ahead of schedule. In addition to our success in achieving short-term emissions targets ahead of schedule, we are proud of our progress to reduce emissions by improving fuel efficiency through preventive maintenance for our vehicles, network optimization, and identifying and piloting new technologies for operational advancements. These achievements not only benefit the environment and the communities in which we operate, but also drive value for our customers.
We already provide transparent and comprehensive sustainability reporting, including through our CSR, focusing on information that is most relevant to our shareholders.
We have a long history of striving to provide transparent, robust and relevant sustainability disclosures. For over a decade, we have disclosed Scope 1 and 2 emissions, as well as numerous Scope 3 emissions categories. We detail and report progress on our sustainability initiatives in our annual CSR, which discloses our environmental management approach, recruiting and talent development strategies for our employees, community building efforts, and health and safety matters, among other topics. We also annually disclose a detailed report on our environmental progress in our CDP, and our management, with oversight from our Board, analyzes significant climate-related risks and opportunities associated with our operations and reports material risks in our Annual Report on Form 10-K.
In our sustainability reporting, we seek to provide information that is most relevant to our shareholders. In 2022, we utilized a third party to conduct an ESG materiality assessment to strategically refine our sustainability management and reporting efforts, which included soliciting feedback from more than 350 stakeholders, including employees, customers, suppliers and shareholders. Our CSR reflects the key ESG topics that were identified as a result of the assessment. In addition, in light of recently adopted SEC climate-related disclosure rules, the Company will be required to report transition plans, climate-related targets and goals, and other items, in each case if material to the Company's results of operation or financial condition. Thus, an additional report as requested by this shareholder proposal is unnecessary.

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Shareholder Proposal (Proposal 5)
We invest in our employees and the communities in which we operate.
Our employees are the foundation of our success, and we strive to provide them with opportunities to develop the skills needed to grow and excel. Our employees have access to development courses through our learning management system. We maintain quantitative targets related to succession planning and employee development, which are incorporated into our CEO's performance goals. Below are examples of the programs and initiatives we offer to our employees:
•Professional Driver Council, comprised of certified driver trainers and professional drivers, and designed to solicit feedback on driver onboarding, training and support.
•Apprenticeship programs, registered with the U.S. Department of Labor, are designed to provide skills and technical knowledge for individuals to become professional drivers and technicians.
•Provide technicians with training to support advanced vehicle technologies, as needed.
•Provide professional drivers with continuous coaching on driving habits, including to improve fuel efficiency awareness.
•Future Leader Program and Leadership Bridge are designed to prepare employees for potential management roles.
•Ryder Sales University provides training and development as well as coaching support for our SCS and DTS sales employees.
We also have a long-standing legacy of building stronger communities where our employees live and work. The Ryder Charitable Foundation, formed in 1984, guides our philanthropic engagement. For example, we seek to support nationwide disaster preparation and relief efforts through our logistics, supply chain and transportation services. We also encourage our employees to volunteer in their communities and actively look for opportunities to give back.
Our sustainability initiatives include engaging with our supply chain.
All Ryder suppliers, as part of the supplier onboarding and registration process, must accept our Supplier Code of Conduct and are expected to abide by this code at all times. The Supplier Code addresses our expectations on a variety of topics, such as environmental, bribery and corruption, ethical labor practices, human rights, health and safety. We strive to regularly assess our key suppliers for compliance through ongoing dialogue and numerous performance measurements including facility visits. In addition, our Human Rights Statement reflects our belief that all people have a right to be treated with dignity and without discrimination. We expect our suppliers and contractors to also uphold these same principles, as stipulated in our Supplier Code of Conduct.
We regularly engage our shareholders and key stakeholders on our ESG initiatives.
As part of our thoughtful and purposeful approach to sustainability, we are committed to engaging with our shareholders and key stakeholders. In 2023, we reached out to our top shareholders, representing a majority of our outstanding shares, to discuss our ESG initiatives, among other topics. Our shareholders expressed strong support for the quality and commitment of our environmental reporting. Our Governance Committee oversees the shareholder engagement process by reviewing shareholder input and regularly providing updates to the full Board, including with respect to emerging trends in ESG issues. Our Board identifies and evaluates consistent feedback raised by shareholders. We also solicit our employees' opinions, both formally and informally. Their perspectives influence new and enhanced initiatives across the Company.
The Board and management are best positioned to determine the ESG initiatives that are appropriate for the Company's circumstances and needs.
Our Board and management monitor and evaluate our ESG initiatives to meet the evolving expectations of our shareholders and other stakeholders. Our cross-functional ESG Steering Committee, which includes representatives from legal, investor relations, government relations, environmental and other functions, monitors ESG trends on an ongoing basis. Our Board's Governance Committee, comprised of independent members, provides oversight of the Company's sustainability strategy and regularly updates the full Board on any material risks and opportunities. Management leads initiatives around talent development, workforce, health and safety matters, hiring and retention, employee demographic and succession planning, among other risks and opportunities, and provides regular updates to the Board.
Our Board and senior management team members, given their collective industry knowledge and expertise, as well as their ongoing engagement and monitoring of ESG developments most relevant to our Company, are best positioned to determine the sustainability initiatives and reporting practices that are appropriate for the Company. Our Board believes that creating an additional report would be unnecessary, given our wide range of existing sustainability and other disclosures, and would be an inefficient use of the Company's resources, as it would divert management's attention, increase costs and provide limited benefit to our shareholders and other stakeholders.
Required Vote and Recommendation
The affirmative vote of the holders of a majority of votes cast is required to approve Proposal 5. We do not believe that providing the requested report is in the best interests of our shareholders. The Board therefore recommends that shareholders vote AGAINST Proposal 5.
The Board recommends a vote AGAINST Proposal 5.

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Other Matters

OTHER MATTERS

Who can vote?
Holders of Ryder common stock at the close of business on March 4, 2024, the record date, are entitled to vote their shares at the Annual Meeting. As of March 4, 2024, there were 44,267,384 shares of common stock issued and outstanding, all of which are entitled to vote. Each share of common stock issued, outstanding and entitled to vote represents one vote.

What is a quorum?
A quorum is the minimum number of shares required to hold a meeting. Under our By-Laws, the holders of a majority of the total number of shares issued, outstanding and entitled to vote at the meeting must be present in person (through virtual access) or represented by proxy for a quorum. If you sign and return your proxy marked "abstain," your shares will be counted for purposes of determining whether a quorum is present.

What is the difference between a shareholder of record and a beneficial shareholder?
Record Shareholder. You are a shareholder of record if you are registered as a shareholder with our transfer agent, EQ Shareowner Services.
Beneficial Shareholder. You are a beneficial shareholder if a brokerage firm, bank, trustee or other agent (nominee) holds your shares. This is often called ownership in "street name," since your name does not appear anywhere in our records.

How do I vote?	If you are a shareholder of record, you may vote:
• by internet; • by telephone; or • by mail, if you received a paper copy of these proxy materials.
Detailed instructions for internet and telephone voting are set forth on the notice of internet availability ("Notice"), which contains instructions on how to access our proxy statement, Annual Report and shareholder letter online, and the printed proxy card.

If your shares are held in our 401(k) plan, your proxy will serve as a voting instruction for the trustee of our 401(k) plan who will vote your shares as you instruct. To allow sufficient time for the trustee to vote, your voting instructions must be received by April 30, 2024 (the "cut-off date"). If the trustee does not receive your instructions by the cut-off date, the trustee will vote the shares you hold through our 401(k) plan in the same proportion as all other shares in our 401(k) plan for which voting instructions were received.

If you are a beneficial shareholder, you must follow the voting procedures of your nominee.

What shares are covered by my proxy card?	Your proxy reflects all shares owned by you at the close of business on March 4, 2024. For participants in our 401(k) plan, shares held in your account as of that date are included in your proxy.

What if I am a beneficial shareholder and I do not give the nominee voting instructions?	Brokerage firms have the authority under NYSE rules to vote shares for which their customers do not provide voting instructions on certain "routine" matters. A broker non-vote occurs when a nominee who holds shares for another does not vote on a particular item because the nominee does not have discretionary voting authority for that item and has not received instructions from the owner of the shares. Broker non-votes are included in the calculation of the number of votes considered to be present at the meeting for purposes of determining the presence of a quorum but are not counted as shares present and entitled to be voted with respect to a matter on which the nominee has expressly not voted.

What does it mean if I receive more than one Notice or proxy card?	It means that you hold shares in more than one account. To ensure all of your shares are voted, if you vote by telephone or on the internet, you will need to vote once for each Notice, proxy card or voting instruction card you receive. Alternatively, if you vote by proxy card, you will need to sign and return each proxy card by mail.

How many votes are needed for the proposals to pass?	The table below sets forth the proportion of votes needed for each proposal on the ballot to pass. The table also sets forth whether a nominee can exercise discretion and vote your shares absent your instructions and, if not, the impact of such broker non-vote on the approval of the proposal and the impact of abstentions.

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Other Matters

Proposal		How Many Votes are Needed for a Proposal to Pass?	Can Brokers Vote Absent Instructions?	Impact of Broker Non-Vote	Impact of Abstentions
No. 1	Election of Directors	Majority of Votes Cast	No	None	None
No. 2	Ratification of PricewaterhouseCoopers LLP	Majority of Votes Cast	Yes	Not Applicable	None
No. 3	Say on Pay	Majority of Votes Cast	No	None	None
No. 4	Shareholder Proposal Regarding Managing Climate Risk Through Science-Based Targets and Transition Planning	Majority of Votes Cast	No	None	None
No. 5	Shareholder Proposal Regarding Ryder’s Climate Change Strategy and Related Impacts on Employment	Majority of Votes Cast	No	None	None

Proposals 3, 4 and 5 are non-binding, advisory votes. What is the effect if they pass?	Although the advisory votes on Proposal 3 (Say on Pay) and Proposals 4 - 5 (Shareholder Proposals) are non-binding, our Board will review the results and, consistent with our record of shareholder engagement, take them into account in making future executive compensation and corporate governance decisions.
How do I change my vote?
A shareholder of record may revoke a proxy by giving written notice of revocation to our Corporate Secretary before the meeting by delivering a later-dated proxy (either in writing, by telephone or over the internet), or by attending the Annual Meeting and voting electronically.
If you are a beneficial shareholder, you may change your vote by following your nominee's procedures for revoking or changing your proxy.

Who can attend the Annual Meeting?	Only shareholders and our invited guests are permitted to attend the Annual Meeting.

PROXY SOLICITATION COSTS
We have retained the services of Innisfree M&A Incorporated to assist in soliciting proxies from brokers and nominees of shareholders for the Annual Meeting. We will pay the cost of these services, which is estimated to be approximately $17,500 plus out-of-pocket expenses. We also reimburse brokerage firms and others for forwarding proxy materials to you. In addition to solicitation by mail, solicitations may also be made by personal interview, letter, fax and telephone. Certain of our officers, directors and employees may participate in the solicitation of proxies without additional consideration.

VOTE TABULATIONS
Our Board has appointed Broadridge Financial Solutions, Inc. as the independent Inspector of Election of the Annual Meeting. Representatives of Broadridge will count the votes.

CONFIDENTIAL VOTING
The voting instructions of shareholders of record will only be available to the Inspector of Election. Voting instructions for employee benefit plans and shares held in our 401(k) plan will only be available to the plan's tabulator. The voting instructions of beneficial shareholders will only be available to the shareholder's nominee. Your voting records will not be disclosed to us unless required by a legal order, requested by you, or cast in a contested election.

SHAREHOLDER PROPOSALS
Shareholder Proposals. If a shareholder wishes to submit a proposal for consideration at the 2025 Annual Meeting pursuant to Rule 14a-8(e) under the Exchange Act, and wants that proposal to appear in the Company's proxy statement for that meeting, the proposal must be submitted in writing to Ryder System, Inc., Attention: Corporate Secretary, 6000 Windward Parkway, Alpharetta, GA 30005, and received by the Company no later than November 13, 2024. Additionally, we must receive proper notice of any other shareholder proposal to be submitted at the 2025 Annual Meeting of Shareholders (but not included in our proxy statement) no earlier than January 3, 2025 and no later than February 2, 2025.
Shareholders Nominating a Director Candidate Through Proxy Access (for Inclusion in the Company's Proxy Materials). Our By-Laws provide for proxy access for director nominations by shareholders. A shareholder, or group of up to 25 shareholders, owning Ryder stock representing an aggregate of at least 3% of our outstanding shares continuously for at least three years, may nominate and include in Ryder's proxy materials director nominees constituting up to 20% of Ryder's Board or two directors, whichever is greater, provided that the shareholder(s) and nominee(s) satisfy the proxy access requirements set forth in our By-Laws, including Articles IV and V. If a shareholder would like to use the Company's proxy access procedures to

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Other Matters
nominate one or more directors for election at the 2025 Annual Meeting (for inclusion in Ryder's proxy materials), he or she must give advance written notice at least 120, but no more than 150, days before the one-year anniversary of the date Ryder issued its definitive proxy statement for the 2024 Annual Meeting, as required in our By-Laws (no earlier than October 14, 2024 and no later than November 13, 2024). The notice must include information regarding both the proposing shareholder and the director nominee as required in our Bylaws. In addition, the director nominee must submit a completed and signed questionnaire. This questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors relating to their background, experience and independence.
Shareholders Nominating a Director Candidate Without Using the Company's Proxy Materials. If a shareholder would like to nominate one or more directors for election at the 2025 Annual Meeting of Shareholders without following the proxy access procedures described above, he or she must give advance written notice to us at least 90, but no more than 120, days before the one-year anniversary of the 2024 Annual Meeting (no earlier than January 3, 2025 and no later than February 2, 2025), as required by our By-Laws. The notice must include information regarding both the proposing shareholder and the director nominee as required in our Bylaws. In addition, the director nominee must submit a completed and signed questionnaire. This questionnaire will be provided by the Corporate Secretary upon request and is similar to the annual questionnaire completed by all of our directors relating to their background, experience and independence. In addition, such shareholder must comply with all other requirements set forth in our By-Laws, including Articles IV and V.
All of the requirements relating to the submission of shareholder proposals or director nominations are included in our By-Laws. A copy of our By-Laws can be obtained from the Governance page in the Investors area of our website, at http://investors.ryder.com, or from our filings with the SEC on the SEC's website, at www.sec.gov.

ELECTRONIC DELIVERY
This year, we have again elected to take advantage of the SEC's rule that allows us to furnish proxy materials to you online. We believe electronic delivery expedites shareholders' receipt of materials, while lowering costs and reducing the environmental impact of our Annual Meeting by reducing printing and mailing of full sets of materials. On March 13, 2024, we mail to our shareholders the Notice regarding internet availability of proxy materials containing instructions on how to access our proxy statement, Annual Report and shareholder letter online. If you receive the Notice by mail, you will not receive a printed copy of the proxy materials, unless you specifically request one. The Notice contains instructions on how to request a paper copy of the materials.
Most shareholders will receive the proxy statement online. If you received a paper copy, you can also view these documents on the internet by accessing the Investors area of our website, at https://investors.ryder.com.
If you are a shareholder of record, you may, if you wish, receive future proxy statements, annual reports and any other accompanying materials electronically. If you vote via the internet, as described on your proxy card, you may sign up for electronic delivery at the same time. If you elect this feature, you will receive an e-mail message notifying you when the materials are available along with a web address for viewing the materials and instructions for voting by telephone or on the internet.
We encourage you to sign up for electronic delivery of future proxy materials as this will allow you to receive the materials more quickly and will reduce printing and mailing costs.

HOUSEHOLDING
We are only sending one set of Notices regarding the internet availability of proxy materials or 2024 Annual Meeting materials to shareholders who share the same last name and address, unless they have notified us that they want to continue receiving multiple packages. This practice, known as "householding," is intended to eliminate duplicate mailings, conserve natural resources, and help reduce printing and mailing costs.
If you are a record shareholder and you want to request a separate copy of this proxy statement or accompanying 2023 Annual Report on Form 10-K as filed with the SEC (such report is available free of charge and includes the financial statements and schedules thereto, but not the exhibits) and shareholder letter, you may contact our Investor Relations Department by calling (305) 500-4053, in writing to Ryder System, Inc., Attention: Investor Relations Department, 6000 Windward Parkway, Alpharetta, GA 30005, or by e-mail to RyderforInvestors@ryder.com, and a copy will be promptly sent to you. If you wish to receive separate documents in future mailings, please contact Broadridge by calling (866) 540-7095, or in writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Our 2023 Annual Report, the shareholder letter and this proxy statement are also available through the Investor Relations area of our website, at https://investors.ryder.com. A copy of any exhibit to the 2023 Annual Report on Form 10-K will be forwarded following receipt of a written request for such materials addressed to our Investor Relations Department.
Two or more shareholders sharing an address can request delivery of a single copy of the 2024 Annual Meeting materials if they are receiving multiple copies by contacting Broadridge in the manner set forth above. If a nominee holds your shares, please contact such holder directly to inquire about the possibility of householding.

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Ryder System, Inc.
2333 Ponce de Leon Blvd., Suite 700
Coral Gables, Florida 33134
www.Ryder.com

RYDER SYSTEM, INC.
C/O PROXY SERVICES
P.O. BOX 9163
FARMINGDALE, NY 11735

SCAN TO
VIEW MATERIALS & VOTE

VOTE BY INTERNET - www.ProxyVote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 p.m. Eastern Time on May 2, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 30, 2024 for shares held in a Plan. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 p.m. Eastern Time on May 2, 2024 for shares held directly and by 11:59 p.m. Eastern Time on April 30, 2024 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V28875-P02666-Z86743 — KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. — DETACH AND RETURN THIS PORTION ONLY

RYDER SYSTEM, INC.

The Board of Directors recommends a vote "FOR" the following director nominees:

1. Election of Directors

Nominees for a 1-year term of office expiring at the 2025 Annual Meeting.	For	Against	Abstain
1a. Robert J. Eck	☐	☐	☐
1b. Robert A. Hagemann	☐	☐	☐
1c. Michael F. Hilton	☐	☐	☐
1d. Tamara L. Lundgren	☐	☐	☐
1e. Luis P. Nieto, Jr.	☐	☐	☐
1f. David G. Nord	☐	☐	☐
1g. Robert E. Sanchez	☐	☐	☐
1h. Abbie J. Smith	☐	☐	☐
1i. E. Follin Smith	☐	☐	☐
1j. Dmitri L. Stockton	☐	☐	☐
1k. Charles M. Swoboda	☐	☐	☐

The Board of Directors recommends a vote "FOR" the following management proposals:	For	Against	Abstain
2. Ratification of PricewaterhouseCoopers LLP as independent registered certified public accounting firm for the 2024 fiscal year.	☐	☐	☐
3. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

The Board of Directors recommends a vote "AGAINST" the following proposals:	For	Against	Abstain
4. To vote, on an advisory basis, on a shareholder proposal regarding managing climate risk through science-based targets and transition planning.	☐	☐	☐
5. To vote, on an advisory basis, on a shareholder proposal regarding the Company's climate change strategy and related impacts on employment.	☐	☐	☐

This Proxy Card will be voted "FOR" the election of the director nominees, "FOR" Proposals 2 and 3, and "AGAINST" Proposals 4 and 5 if no choice is selected.

If you want to vote in accordance with the recommendations of the Board of Directors, simply sign below and return this card.

NOTE: The proxies, in their discretion, are authorized to vote on such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please sign exactly as name(s) appear(s) hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please note such title.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 3, 2024: The Notice and Proxy Statement, Annual Report on Form 10-K and Shareholder Letter are available at www.ProxyVote.com.

V28876-P02666-Z86743

PROXY
RYDER SYSTEM, INC.
ANNUAL MEETING - MAY 3, 2024

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Robert E. Sanchez, John J. Diez and Robert D. Fatovic, as true and lawful agents and proxies with full power of substitution in each, to represent the undersigned on all matters to come before the meeting and to vote as designated on the reverse side, all the shares of common stock of RYDER SYSTEM, INC., held of record by the undersigned on March 4, 2024, during or at any adjournment of the Annual Meeting of Shareholders to be held at 10:00 a.m. EDT, on Friday, May 3, 2024, at the Hotel Colonnade Coral Gables, 180 Aragon Avenue, Coral Gables, Florida 33134.

IF PROPERLY EXECUTED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED. ON THE REVERSE SIDE OF THIS CARD YOU MAY SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES OR SIMPLY SIGN AND RETURN THIS CARD TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTOR'S RECOMMENDATIONS. IF NO CHOICE IS SELECTED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE DIRECTOR NOMINEES, "FOR" PROPOSALS 2 AND 3, AND "AGAINST" PROPOSALS 4 AND 5. UNLESS YOU VOTE BY TELEPHONE OR INTERNET, YOU MUST SIGN THIS CARD AND RETURN IT IN THE ENCLOSED ENVELOPE SO THAT THE PROXY HOLDERS MAY VOTE THE SHARES.

Continued and to be signed on reverse side